Exhibit 10.1
DATED 30 October 2006
ENDEAVOUR INTERNATIONAL CORPORATION
(as the Company)
arranged by
BNP PARIBAS
(as Mandated Lead Arranger, Agent, Security Trustee and Fronting Bank)
and
THE GOVERNOR AND COMPANY OF THE BANK OF SCOTLAND
(as Mandated Lead Arranger, Account Bank and Technical Bank)

$225,000,000
SECURED REVOLVING LOAN AND
LETTER OF CREDIT FACILITY
AGREEMENT

Herbert Smith LLP

1

Exhibit 10.1
TABLE OF CONTENTS

1. DEFINITIONS AND INTERPRETATION	1

2. THE FACILITY	27

3. PURPOSE	27

4. CONDITIONS OF UTILISATION	28

5. UTILISATION — LOANS	31

6. UTILISATION — LETTERS OF CREDIT	32

7. PROJECTIONS	40

8. REPAYMENT	49

9. PREPAYMENT AND CANCELLATION	50

10. INTEREST	53

11. INTEREST PERIODS	54

12. CHANGES TO THE CALCULATION OF INTEREST	54

13. FEES	56

14. TAX GROSS UP AND INDEMNITIES	59

15. INCREASED COSTS	65

16. OTHER INDEMNITIES	66

17. MITIGATION BY THE LENDERS	67

18. COSTS AND EXPENSES	68

19. GUARANTEE AND INDEMNITY	69

20. PROJECT ACCOUNTS	71

21. REPRESENTATIONS	79

22. INFORMATION UNDERTAKINGS	87

23. GENERAL UNDERTAKINGS	93

24. FINANCIAL COVENANTS	106

25. EVENTS OF DEFAULT	110

26. CHANGES TO THE LENDERS	115

27. CHANGES TO THE OBLIGORS	120

28. ROLE OF THE ADMINISTRATIVE FINANCE PARTIES	123

2

Exhibit 10.1

29. CONDUCT OF BUSINESS BY THE FINANCE PARTIES	130

30. SHARING AMONG THE FINANCE PARTIES	131

31. PAYMENT MECHANICS	133

32. SET-OFF	136

33. NOTICES	136

34. CALCULATIONS AND CERTIFICATES	138

35. PARTIAL INVALIDITY	139

36. REMEDIES AND WAIVERS	139

37. AMENDMENTS AND WAIVERS	139

38. COUNTERPARTS	140

39. GOVERNING LAW	141

40. ENFORCEMENT	141

SCHEDULE 1 The Original Obligors	142
SCHEDULE 2 The Original Lenders	143
SCHEDULE 3 Conditions precedent and Subsequent	144
SCHEDULE 4 Applicable Cover Ratios	154
SCHEDULE 5 Utilisation Request	155
SCHEDULE 6 Forms of Letter of Credit	158
SCHEDULE 7 Mandatory Cost Formulae	165
SCHEDULE 8 Form of Transfer Certificates	168
SCHEDULE 9 Form of Accession Letter	171
SCHEDULE 10 Initial Borrowing Base Assets	173
SCHEDULE 11 Summary of Projections Process	174
SCHEDULE 12 Group Structure	175
SCHEDULE 13 Hedging Policy	176
SCHEDULE 14 Margin	178
SCHEDULE 15 Director’s Certificate	179

3

Exhibit 10.1
THIS AGREEMENT is dated                2006 and made between:
(1)	ENDEAVOUR INTERNATIONAL CORPORATION (a corporation incorporated under the laws of the State of Nevada whose principal place of business is 1000 Main Street, Suite 3300, Houston, Texas, 77002, USA) (the “Company”);

(2)	THE AFFILIATES of the Company listed in Part I (The Original Borrowers) of Schedule 1 (the Original Obligors) as original borrowers (the “Original Borrowers”);

(3)	THE AFFILIATES of the Company listed in Part II (The Original Guarantors) of Schedule 1 (The Original Obligors) as original guarantors (together with the Company, the “Original Guarantors”);

(4)	BNP PARIBAS as mandated lead arranger, bookrunner and underwriter (a “Mandated Lead Arranger”);

(5)	THE GOVERNOR AND COMPANY OF THE BANK OF SCOTLAND as mandated lead arranger, bookrunner and underwriter (a “Mandated Lead Arranger” and together with BNP PARIBAS the “Mandated Lead Arrangers”);

(6)	THE FINANCIAL INSTITUTIONS whose names appear in the first row of the table set out in Schedule 2 (The Original Lenders) (the “Original Lenders”);

(7)	BNP PARIBAS as Agent, Security Trustee and Fronting Bank; and

(8)	THE GOVERNOR AND COMPANY OF THE BANK OF SCOTLAND as Account Bank and Technical Bank.
IT IS AGREED as follows:
INTERPRETATION
1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Abandonment Date” means, in relation to each Borrowing Base Asset, the date (reflected in each Projection) on which it is assumed that production of Petroleum from that Borrowing Base Asset will no longer be commercially viable and the operation of such Borrowing Base Asset will cease for economic reasons.

“Accession Letter” means a document substantially in the form set out in Schedule 9 (Form of Accession Letter).

“Account Bank” means the Governor and Company of the Bank of Scotland in its capacity as account bank in relation to the Project Accounts or any person that replaces it in such capacity in accordance with this Agreement.

“Acquisition Agreement” means the Agreement dated 26th May 2006 between Paladin Resources Limited (1) Endeavour Energy UK Limited (2) and Endeavour International Corporation (3) granting put and call options over the entire issued share capital of Talisman Expro Limited.

Exhibit 10.1
“Additional Borrower” means a company which becomes an Additional Borrower in accordance with Clause 27 (Changes to the Obligors).

“Additional Cost Rate” has the meaning given to it in Schedule 7 (Mandatory Cost formulae).

“Additional Guarantor” means a company which becomes an Additional Guarantor in accordance with Clause 27 (Changes to the Obligors).

“Additional Obligor” means an Additional Borrower or an Additional Guarantor.

“Administrative Finance Parties” means each of the Mandated Lead Arrangers, the Agent, the Account Bank, the Security Trustee, the Technical Bank and the Fronting Bank.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Agent” means BNP Paribas in its capacity as agent for the other Finance Parties or any other person that replaces it in such capacity in accordance with this Agreement.

“Agent’s Spot Rate of Exchange” means, in relation to any date, the Agent’s spot rate of exchange for the purchase of the relevant currency with dollars in the London foreign exchange market at or about 11.00 a.m. on the second Business Day prior to that date.

“Aggregate Commitments” means, in relation to any Specified Period or any day falling in that Specified Period, the sum of the Lenders’ Commitments for that Specified Period (which, as at the date of this Agreement and subject to any cancellation, reduction or transfer of any Lender’s Commitment in accordance with this Agreement, is the amount (in dollars) set opposite that Specified Period in the last column (headed “Aggregate Commitments”) of the table in Schedule 2 (The Original Lenders)).

“Applicable Tranche A DSCR” means the figure determined in accordance with Schedule 4 (Applicable Cover Ratios).

“Applicable Tranche A FLCR” means the figure determined in accordance with Schedule 4 (Applicable Cover Ratios).

“Applicable Tranche A LLCR” means the figure determined in accordance with Schedule 4 (Applicable Cover Ratios).

“Applicable Tranche B DSCR” means the figure determined in accordance with Schedule 4 (Applicable Cover Ratios).

“Applicable Tranche B FLCR” means the figure determined in accordance with Schedule 4 (Applicable Cover Ratios).

“Applicable Tranche B LLCR” means the figure determined in accordance with Schedule 4 (Applicable Cover Ratios).

“Assumptions” means the Economic Assumptions and the Technical Assumptions.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means, in relation to a Loan, the period from and including the date of this Agreement to and including the date falling one month prior to the Final Maturity Date or, in relation to a Letter of Credit, the period from and including the date of this Agreement to and including the date falling twelve months prior to the Final Maturity Date.

“Available Commitment” means a Lender’s Commitment minus:

Exhibit 10.1
(A)	the Dollar Amount of its participation in any outstanding Utilisations (other than that Lender’s participation in any Utilisations that are due to be repaid or prepaid on or before the proposed Utilisation Date); and

(B)	in relation to any proposed Utilisations, the Dollar Amount of its participation in any Utilisations that are due to be made on or before the proposed Utilisation Date.
“Borrower” means an Original Borrower or an Additional Borrower.
“Borrower Group” means Endeavour International Holding and its Subsidiaries for the time being other than any Non-Recourse Subsidiary.
“Borrower Update” means a report prepared by or on behalf of the Company which updates the information and/or evaluation(s) contained in the most recent Reserves Report and including any additional information and/or evaluation(s) as the Technical Bank may reasonably require.
“Borrowing Base Asset” means (A) the Petroleum Assets listed in Schedule 10 (Initial Borrowing Base Assets), (B) any other Petroleum Asset that has been designated as such in accordance with Clause 7 (Projections) but, in the case of (A) or (B), excluding any of the foregoing which has ceased to be designated a Borrowing Base Asset in accordance with Clause 7 (Projections).
“Break Costs” means the amount (if any) by which:
(A)	the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;
exceeds:
(B)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.
“Business Day” means a day (other than a Saturday or Sunday or bank holiday) on which banks are open for general business in London and Paris and:
(A)	in relation to any date for the payment or purchase of dollars, New York; or

(B)	in relation to any date for the payment or purchase of Norwegian krone, Oslo; or

(C)	in relation to any date for the payment or purchase of euro, any TARGET day.
“Calculation End Date” means, in relation to each Projection, the last day of the last Calculation Period in which any item of Gross Expenditure and/or Gross Income is projected to arise.
“Cash Collateral Account” has the meaning given in Clause 20.4 (Cash Collateral Accounts).
“Calculation Period” means each period of six months commencing on 1 January or 1 July of each year.

Exhibit 10.1
“Commitment” means:
(A)	in relation to each Original Lender at any time during a Specified Period, the amount (in dollars) set opposite that Specified Period in the column in which that Original Lender’s name appears in the table in Schedule 2 (The Original Lenders) and the amount of any other Commitment for that Specified Period transferred to it under this Agreement; and

(B)	in relation to any other Lender at any time during a Specified Period, the amount (in dollars) of any Commitment for that Specified Period transferred to it under this Agreement, in each case, to the extent not cancelled, reduced or transferred by it under this Agreement.
“Commitment Letter” means the commitment letter dated 9th August 2006 entered into between the Mandated Lead Arrangers and the Company.
“Computer Model” means the computer model used to prepare the Initial Projection, as amended from time to time in accordance with Clause 7.11 (Computer Model) or as otherwise agreed between the Company, the Technical Bank and the Agent.
“Confidentiality Undertaking” means a confidentiality undertaking substantially in a form from time to time recommended by the LMA or in any other form agreed between the Company and the Agent.
“Default” means Event of Default or Potential Event of Default.
“Disruption Event” means either or both of:
(A)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facilities (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(B)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party;
(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,
(and which (in either such case)) is not caused by, and is beyond the control of, the Party whose operations are disrupted.
“Dollar Amount” means, at any time:
(A)	in relation to each Utilisation denominated in dollars, the relevant amount of that Utilisation;

(B)	in relation to each Loan or, as the case may be, proposed Loan, not denominated in dollars, the amount of that Loan converted into dollars at the Agent’s Spot Rate of Exchange on the most recent valuation date (where, for these purposes, “valuation date” means each of (a) the date on which the Agent receives the Utilisation Request for that Loan; (b) the Utilisation Date for that Loan; (c) each Scheduled Recalculation Date; (d) the date on which the Agent receives a Utilisation Request

Exhibit 10.1
for any other Utilisation; (e) the Utilisation Date for any other Utilisation; (f) the first day of each Interest Period for that Loan; and (g) any other date falling within the Interest Period of that Loan that the Agent (acting reasonably) may nominate);

(C)	in relation to each Letter of Credit or, as the case may be, proposed Letter of Credit not denominated in dollars, the relevant amount of that Letter of Credit converted into dollars at the Agent’s Spot Rate of Exchange on the most recent valuation date (where, for these purposes, “valuation date” means each of (a) the date on which the Agent receives the Utilisation Request for the Letter of Credit; (b) the Utilisation Date for that Letter of Credit; (c) the Expiry Date of that Letter of Credit; (d) each Scheduled Recalculation Date; (e) the date on which the Agent receives a Utilisation Request for any other Utilisation; (f) the Utilisation Date for any other Utilisation; and (g) any other date falling within the Term of that Letter of Credit as the Agent (acting reasonably) may nominate); and

(D)	in relation to any amount standing to the credit of any Project Account:
(i)	(if the Project Account is denominated in dollars) the relevant amount standing to the credit of that Project Account; or

(ii)	(if the Project Account is denominated in any other currency) the relevant amount standing to the credit of that Project Account converted into dollars at the Agent’s Spot Rate of Exchange on the most recent valuation date (where, for these purposes, “valuation date” means the first day of each Calculation Period, each Recalculation Date and any other date falling on or before the Final Maturity Date as the Agent (acting reasonably) may nominate).
“Due Diligence Report” means the due diligence report from Ashurst referred to in paragraph 4.5 of Part 1 of Schedule 3.
“Dutch Banking Act” means the Credit System Supervision Act 1992 (Wet toezicht kredietwezen 1992).
“Dutch Borrower” means any Borrower which is incorporated in The Netherlands.
“Dutch Exemption Regulation” means the Exemption Regulation dated 26 June 2002 of the Minister of Finance of The Netherlands as promulgated in connection with the Dutch Banking Act.
“Dutch Obligor” means any Obligor which is incorporated in The Netherlands.
“Economic Assumption” means each of the following economic assumptions, and the values ascribed to such assumptions, upon which each Projection or draft Projection and, in each case, the calculations and information therein are, or are to be, based:
(A)	commodity prices;

(B)	exchange rates;

(C)	inflation rates;

(D)	discount rates;

(E)	interest rates; and

Exhibit 10.1
(F)	any other assumptions that the Technical Bank, the Agent and the Company agree shall be treated as “Economic Assumptions”.
“Eligible Letter of Credit” means each Letter of Credit issued for the purpose referred to in Clause 3.1.2(A) (Purpose) which the Agent (acting reasonably and in consultation with the Company) determines is a Letter of Credit which has been issued for the purposes of providing security and/or credit enhancement with respect to the obligations and liabilities of any Obligor relating to the abandonment or decommissioning of any Borrowing Base Asset which have been reflected in the current Projection and been deducted for the purposes of determining each FLCR Amount and LLCR Amount included in such Projection).
“Endeavour International Holding” means Endeavour International Holding B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated in The Netherlands having its corporate seat at Amsterdam, The Netherlands and its registered address at Teleportboulevard 140, 1043 EJ, Amsterdam, The Netherlands.
“Enforcement Date” means the date on which a notice is issued under Clause 25.23 (Acceleration).
“Environmental Claims” means any claim by any person in connection with (i) a breach, or alleged breach, of an Environmental Law; (ii) any accident, fire, explosion or other event of any type involving an emission or substance which is capable of causing harm to any living organism or the environment; or (iii) any other environmental contamination.
“Environmental Laws” means any law or regulation concerning (i) the protection of health and safety; (ii) the environment; or (iii) any emission or substance which is capable of causing harm to any living organism or the environment.
“Environmental Licence” means all Authorisations required by any Environmental Law for the ownership of an interest in, or the operation or development of, any Petroleum Asset.
“Equivalent Field Document” means, to the extent that any member of the Group is permitted to enter into the same under the Finance Documents, in relation to any Petroleum Asset that is not a Borrowing Base Asset:
(A)	each joint operating agreement and/or unitisation and unit operating agreement relating thereto, each agreement relating to the transportation, processing and/or storage of production therefrom and each agreement for the sale or marketing of production therefrom and each other major agreement relating to that Petroleum Asset and/or Petroleum produced therefrom;

(B)	any Authorisation required for the lawful exploitation, development or operation of that Petroleum Asset or the production, transportation or sale of Petroleum therefrom (and including, without limitation, any Petroleum production licence);

(C)	any development plan approved by any relevant operating committee and/or any appropriate governmental or other regulatory authority relating to that Petroleum Asset;

(D)	any documents relating to the acquisition by any member of the Group of any interests in that Petroleum Asset or of any entity holding the interest in that Petroleum Asset; and

Exhibit 10.1
(E)	any other document designated as such by the Company and the Agent.
“EURIBOR” means, in relation to any Loan in euro:
(A)	the applicable Screen Rate; or

(B)	(if no Screen Rate is available for the Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the European interbank market, as of 11.00 am Brussels time on the Quotation Day for the offering of deposits in euro for a period comparable to the Interest Period of the relevant Loan.
“Event of Default” means any event or circumstance specified as such in Clause 25 (Events of Default).
“Exemption Regulation” means the Exemption Regulation dated 26 June 2002 of the Ministry of Finance of The Netherlands as promulgated in connection with the Dutch Act on the Supervision of Credit Institutions 1992 (Wet toezicht kreditietwezen 1992) (the “wtk”), in each case as amended.
“Expiry Date” means, for a Letter of Credit, the last day of its Term.
“Facility” means the credit facility described in Clause 2.1 (Facility).
“Facility Office” means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.
“Fee Letter” means each of:
(A)	any letter dated on or about the date of this Agreement between (i) all or any of the Obligors and (ii) all or any of the Administrative Finance Parties relating to the payment of fees by the Obligors (or any of them) to any such Administrative Finance Party(ies); and

(B)	any other letter designated as such by the Agent and the Company.
“Final Maturity Date” means the earlier of the date falling five years less 10 days after the date of this Agreement and the Reserve Tail Date.
“Finance Document” means:
(A)	this Agreement;

(B)	any Security Document;

(C)	any Fee Letter;

(D)	(other than for the purposes of Clauses 14 (Tax Gross up and Indemnities) 15 (Increased Costs) and 37 (Amendments and Waivers)) any Secured Hedging Agreement;

(E)	any Transfer Certificate;

(F)	any Accession Letter;

Exhibit 10.1
(G)	any other Accession Instrument;

(H)	the Intercreditor Agreement;

(I)	the Commitment Letter;

(J)	any BoS Counter-indemnity

(K)	any guarantee given by the Governor and Company of the Bank of Scotland in favour of HBOS Treasury Services plc (“HBOSTS”) in respect of the liabilities of any Obligor under any Secured Hedging Agreement entered into between HBOSTS and that Obligor; and

(L)	any other document designated as such by the Company and the Agent.
“Finance Party” means each of the Lenders, the Hedging Banks, the Mandated Lead Arrangers, the Fronting Bank, the Security Trustee, the Agent, the Account Bank and the Technical Bank.
“Financial Indebtedness” means, at the relevant date, any indebtedness for or in respect of:
(A)	moneys borrowed;

(B)	any acceptance credit;

(C)	any bond, note, debenture, loan stock, or other similar instrument;

(D)	any redeemable preference share;

(E)	any finance or capital lease;

(F)	receivables sold or discounted (otherwise than on a non-recourse basis);

(G)	the acquisition cost of any asset to the extent payable after its acquisition or possession by the party liable where the deferred payment is arranged primarily as a method of raising finance or financing the acquisition of that asset;

(H)	any derivative transaction protecting against or benefiting from fluctuations in any rate or price (and, except for non-payment of an amount, the then mark to market value of the derivative transaction will be used to calculate its amount);

(I)	any other transaction (including any forward sale or purchase agreement) which has the commercial effect of a borrowing;

(J)	any counter-indemnity obligation in respect of any guarantee, indemnity, bond, letter of credit or any other instrument issued by a bank or financial institution; or

(K)	any guarantee, indemnity or similar assurance against financial loss of any person in respect of any item referred to in paragraphs (A) to (J) above, but excluding, for the avoidance of doubt, any indebtedness arising from the purchase of goods or services on normal credit terms in the ordinary course of business.
“FLCR Amount” means, in relation to any Calculation Period, the amount, in dollars, calculated in accordance with the following formula:

Exhibit 10.1
FLCR Amount = A + B + C
where:
“A” is the net present value (as at the first day of that Calculation Period) of the aggregate (the “relevant amount”) of the Projected Net Revenues for that Calculation Period and for each Calculation Period occurring thereafter which ends on or before the Calculation End Date (being the discounted value of the relevant amount calculated, using the Computer Model, by applying the relevant discount rate agreed or determined in accordance with Clause 7 (Projections) to the relevant amount);
“B” is the aggregate Dollar Amount of sums standing to the credit of the Cash Collateral Accounts on the first day of that Calculation Period which have been credited thereto by a Borrower for the purposes of complying with its obligations under Clause 6.13 (Cash Collateral for Letters of Credit)); and
“C” is (to the extent that (i) such capital expenditure has been approved by the Technical Bank and (ii) drawings under the Facility are forecast to be available to fund such capital expenditure or the Company demonstrated to the satisfaction of the Technical Bank (acting reasonably) that the Borrower Group has other committed funds, other than cash flow, to fund such capital expenditure which is within this paragraph C) the net present value (as at the first day of that Calculation Period) of the aggregate amount of capital expenditure projected to be incurred by the Borrower Group in the period of twelve months commencing on that first day of that Calculation Period (being, the discounted value of that aggregate amount of capital expenditure calculated, using the Computer Model, by applying the relevant discount rate agreed or determined in accordance with Clause 7 (Projections) to that aggregate amount of capital expenditure).
“Fronting Bank” means BNP Paribas in its capacity as issuing bank for each Letter of Credit or any other person that replaces it in such capacity in accordance with this Agreement.
“GAAP/IFRS” means:
(A)	in relation to any member of the Group incorporated in the UK, generally accepted accounting principles in the UK; or

(B)	in relation to any member of the Group that is not incorporated in the UK, generally accepted accounting principles in that person’s jurisdiction of incorporation, or, in each case, if IFRS has been implemented by the Group or the relevant member thereof, IFRS.
“Gross Expenditure” means, in relation to any period and any member of the Borrower Group, without double counting:
(A)	to the extent that the same is payable in that period by that member of the Borrower Group in respect of any Borrowing Base Asset:
(i)	all cash calls by the operator of that Borrowing Base Asset; and

(ii)	to the extent not covered by paragraph (i) above:

Exhibit 10.1
(a)	all costs of producing, lifting, transporting, storing, processing, marketing and selling any Petroleum derived from that Borrowing Base Asset;

(b)	all costs of reinstating any damaged facilities relating to that Borrowing Base Asset;

(c)	all costs of satisfying any liability in respect of seepage, pollution and well control;

(d)	all insurance premiums and all the fees, costs and expenses of insurance brokers;

(e)	all exploration, appraisal and development expenditure on that Borrowing Base Asset;

(f)	all costs of abandonment and any payments to make provision for abandonment costs in accordance with all relevant Project Documents relating to the whole or any part of that Borrowing Base Asset or any physical assets associated with it; and

(g)	any royalties under any Petroleum production licence;
(iii)	any general and administrative expenditure or any other expenses and payments not falling within the preceding sub-paragraphs of paragraph (A) above which are payable by that member of the Borrower Group in that period;
(B)	any Taxes payable by that member of the Borrower Group in that period;

(C)	(if that member of the Borrower Group is an Obligor) any Hedging Costs which are payable by that member of the Borrower Group in that period;

(D)	any other expense or payment not falling in the preceding paragraphs of this definition which the Company elects to treat as “Gross Expenditure”.
“Gross Income” means, in relation to any period and any member of the Borrower Group, without double counting:
(A)	to the extent that the same is payable in that period to that member of the Borrower Group in respect of any Borrowing Base Asset:
(i)	the gross proceeds (without deductions whatsoever) of any disposal of any Petroleum derived from that Borrowing Base Asset payable to that member of the Borrower Group in that period;

(ii)	any gross proceeds (without any deductions whatsoever) payable to that member of the Borrower Group in respect of the use or reservation of capacity of any infrastructure forming part of, or relating to, that Borrowing Base Asset;

(iii)	any other amounts payable to that member of the Borrower Group in that period in respect of that Borrowing Base Asset;

Exhibit 10.1
(B)	any refunds of Taxes payable to that member of the Borrower Group in that period; and

(C)	(if that member of the Borrower Group is an Obligor) any Hedging Receipts which are payable to that member of the Borrower Group in that period;
but excluding:
(1)	any amount payable by way of loan or contribution to the equity capital of that member of the Borrower Group in that period; and

(2)	any amount payable to that member of the Borrower Group in that period which does not relate to a Borrowing Base Asset (other than any amount referred to in paragraph (B) above).
“Group” means Endeavour International Corporation and its Subsidiaries for the time being other than any Non-Recourse Subsidiary.
“Guarantor” means an Original Guarantor or an Additional Guarantor.
“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.
“IFRS” means the International Financial Reporting Standards, International Accounting Standards and interpretations of those standards issued by the International Accounting Standards Board and the International Financial Reporting Interpretations Committee and their predecessor bodies.
“Independent Engineer” means Netherlands Sewell & Associates, Gaffney, Cline & Associates Ltd and/or such other reputable independent petroleum engineer or other expert acceptable to the Technical Bank and the Company.
“Information Memorandum” means the document in the form approved by the Company concerning the Facility and the Obligors which is prepared by the Mandated Lead Arrangers and is to be distributed to selected financial institutions for the purposes of the syndication of the Facility.
“Information Package” means the written information and documents delivered to the Mandated Lead Arrangers by any Obligor in connection with the negotiation of this Agreement and the Commitment Letter and/or supplied pursuant to Clause 23.15 (Syndication).
“Initial Projection” means the Projection delivered pursuant to Clause 4 (Conditions of Utilisation).
“Insolvency Officer” means any liquidator, trustee in bankruptcy, judicial custodian or manager, compulsory manager, receiver, administrative receiver, administrator, curator, bewindvoerder, vereffenaar or similar officer, in each case, appointed in any relevant jurisdiction.
“Insurances” means any insurances that are required to be maintained by, or on behalf of, any Obligor or any member of the Group in respect of the Borrowing Base Assets and/or any activities related thereto pursuant to this Agreement.
“Intercreditor Agreement” means the agreement dated on or about the date of this Agreement between, among others, the Company, the Obligors as defined therein and the Finance Parties.

Exhibit 10.1
“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 11 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 10.3 (Default interest).
“Interim Projection” means each Projection that is adopted or due to be adopted on each Interim Recalculation Date.
“Interim Recalculation Date” means any date nominated by the Agent pursuant to Clause 7.1.2 (Adoption) as of which an Interim Projection is to be prepared and adopted.
“L/C Proportion” means, in relation to any Lender in respect of any Letter of Credit at any time, the proportion (expressed as a percentage) borne by that Lender’s Commitment to the Aggregate Commitments at such time or, if at any such time the Aggregate Commitments have been reduced to zero, the proportion, (expressed as a percentage) borne by that Lender’s Commitment to the Aggregate Commitments immediately prior to such reduction.
“Lender” means:
(A)	any Original Lender; and

(B)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 26 (Changes to the Lenders), which in each case has not ceased to be a Party in accordance with the terms of this Agreement.
“Letter of Credit” means a letter of credit issued or to be issued pursuant to Clause 6 (Utilisation – Letters of Credit).
“LIBOR” means, in relation to any Loan:
(A)	the applicable Screen Rate; or

(B)	(if no Screen Rate is available for the currency or the Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, as of 11.00 a.m. (London time) on the Quotation Day for the offering of deposits in the currency of that Loan and for a period comparable to the Interest Period for that Loan.
“LLCR Amount” means, in relation to any Calculation Period, the amount, in dollars, calculated in accordance with the following formula:
LLCR Amount = A + B + C
where:
“A” is the net present value (as at the first day of that Calculation Period) of the aggregate (the “relevant amount”) of the Projected Net Revenues for that Calculation Period and for each Calculation Period occurring thereafter which ends on or before the Final Maturity Date (being the discounted value of the relevant amount calculated, using the Computer Model, by applying the relevant discount rate agreed or determined in accordance with Clause 7 (Projections) to the relevant amount);

Exhibit 10.1
“B” is the aggregate Dollar Amount of sums standing to the credit of the Cash Collateral Accounts on the first day of that Calculation Period which have been credited thereto by a Borrower for the purposes of complying with its obligations under Clause 6.13 (Cash Collateral for Letters of Credit)) in relation to each Letter of Credit that has been issued in respect of any Borrowing Base Asset the Abandonment Date of which is projected to occur prior to the Final Maturity Date); and
“C” is (to the extent that (i) such capital expenditure has been approved by the Technical Bank and (ii) drawings under the Facility are forecast to be available to fund such capital expenditure or the Company has demonstrated to the satisfaction of the Technical Bank (acting reasonably) that the Borrower Group has other committed funds, other than cash flow, to fund such capital expenditure which is within this paragraph C) the net present value (as at the first day of that Calculation Period) of the aggregate amount of capital expenditure projected to be incurred by the Borrower Group in the period of twelve months (or such shorter period as ends on the Final Maturity Date) commencing on that first day of that Calculation Period (being, the discounted value of that aggregate amount of capital expenditure calculated, using the Computer Model, by applying the relevant discount rate agreed or determined in accordance with Clause 7 (Projections) to that aggregate amount of capital expenditure).
“LMA” means the Loan Market Association.
“Loan” means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan being a Tranche A Loan or a Tranche B Loan.
“Majority Lenders” means:
(A)	until the Aggregate Commitments have been reduced to zero, a Lender or Lenders whose Commitments aggregate more than 66.67% of the Aggregate Commitments (or, if the Aggregate Commitments have been reduced to zero and there are no Utilisations then outstanding, aggregated more than 66.67% of the Aggregate Commitments immediately prior to the reduction); or

(B)	at any other time, a Lender or Lenders whose participations in the Utilisations then outstanding aggregate more than 66.67% of all the Utilisations then outstanding.
“Mandatory Cost” means the percentage rate per annum calculated by the Agent in accordance with Schedule 7 (Mandatory Cost Formulae).

“Margin” means the percentage rate per annum determined by the Agent in accordance with Schedule 14 (Margin).

“Material Adverse Change” means any event, development or circumstance that has a material adverse effect on:
(A)	the ability of any Obligor to perform any of its payment obligations under any Finance Document as and when they fall due to be performed;

(B)	the business, property, operations or financial condition of the Obligors (taken as a whole);

(C)	the validity or enforceability of any provision of any Finance Document;

Exhibit 10.1
(D)	the rights and remedies of any Finance Party under any Finance Document; or

(E)	the validity, enforceability, effectiveness or priority of any Security created or purported to be created under the Finance Documents.
“Material Subsidiary” means each member of the Group whose:
(A)	profits (calculated before making allowances for Taxes) represent more than 10% of the aggregate profits of the Group (calculated before making allowances for Taxes) as shown by the latest audited consolidated accounts for the time being of the Company as adjusted in such manner as the Agent and the Company may agree (each acting reasonably) to be appropriate from time to time to take account of any matters occurring after the relevant balance sheet date; or

(B)	fixed assets (other than intangible assets) have a book value which represents more than 10% of the book value of the consolidated fixed assets (other than intangible assets) of the Group as shown by the latest audited consolidated accounts for the time being of the Company as adjusted in such manner as the Agent and the Company may agree (each acting reasonably) to be appropriate from time to time to take account of any matters occurring after the relevant balance sheet date.
“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:
(A)	(subject to paragraph (C) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(B)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(C)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.
The above rules will only apply to the last Month of any period.
“NIBOR” means, in relation to any Loan in Norwegian krone:
(A)	the applicable Screen Rate; or

(B)	(if no Screen Rate is available for the Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the European interbank market, as of 11.00 am Oslo time on the Quotation Day for the offering of deposits in Norwegian krone for a period comparable to the Interest Period of the relevant Loan.

Exhibit 10.1
“Non Recourse Subsidiary” means any Subsidiary of the Company which:
(A)	does not own directly or indirectly (by shareholding or otherwise) an interest in any Borrowing Base Asset; and

(B)	which has been nominated as a “Non-Recourse Subsidiary” by the Company by written notice to the Agent.
“Obligor” means a Borrower or a Guarantor.
“Original Financial Statements” means:
(A)	in relation to the Company, the audited consolidated financial statements of the Company for the financial year ended 31 December 2005; and

(B)	in relation to each of the other Original Obligors, its financial statements or, if the same have been audited, audited financial statements for its financial year ended 31 December 2005.
“Original Obligor” means an Original Borrower or an Original Guarantor.
“Original Reserves” means, in relation to each Borrowing Base Asset, the quantities of Petroleum forecast in the first Projection in which such Petroleum Asset is included as a Borrowing Base Asset to be produced from such Borrowing Base Asset from the first day of the first Calculation Period shown in such Projection up to (and including) the Abandonment Date for such Borrowing Base Asset.
“Participating Member State” means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.
“Party” means a party to this Agreement.
“Permitted Hedging Agreement” means any Secured Hedging Agreement or any other Hedging Agreement entered into by any Obligor in accordance with Clause 23.22 (Hedging).
“Permitted Transaction” means:
(A)	an intra-group re-organisation on a solvent basis

(B)	the transfer of any Borrowing Base Asset owned by Talisman Expro Limited to Endeavour Energy UK Limited, on terms (i) whereby such asset remains a Borrowing Base Asset and (ii) that ensure that the Security Trustee continues to have Security over such Borrowing Base Asset upon the same, or more beneficial, terms as the Security granted in favour of the Security Trustee over such Borrowing Base Asset before such transfer and that the Security that the Security Trustee has over such Borrowing Base Asset is not prejudiced or adversely affected in any way;

(C)	the winding-up of Talisman Expro Limited on a solvent basis at a time when it has no assets whatsoever and is not a Borrower or Guarantor; or

(B)	any other transaction agreed by the Majority Lenders.

Exhibit 10.1
“Petroleum” means any mineral, oil or relative hydrocarbon (including condensate and natural gas liquids) and natural gas existing in its natural condition in strata (but not including coal or bituminous shale or other stratified deposits from which oil can be extracted by destructive distillation).
“Petroleum Asset” means (i) any Petroleum field, pipeline transmission system or other Petroleum project, (ii) the facilities relating to such field, system or project and/or (iii) the interests in such field, system, project or facilities.
“PMP” means a professional market party (professionele marktpartij) within the meaning of the Dutch Exemption Regulation.
“Policy Guidelines” means the Dutch Central Bank’s Policy Guidelines (issued in relation to the Exemption Regulation) dated 29 December 2004 (beleidsregel kernbegrippen markttoetreding en handhaving wtk 1992).
“Potential Event of Default” means any event or circumstances specified in Clause 25 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the fulfilment of any condition, the making of any determination under the Finance Documents or any combination of the foregoing) be an Event of Default.
“Probable Reserves” means, in relation to any Petroleum Asset, those quantities of Petroleum which have a 50% or greater probability of being recovered from that Petroleum Asset (as determined in accordance with the guidelines of the Society of Petroleum Engineers).
“Proceeds Account” has the meaning given in Clause 20.3 (Proceeds Account).
“Project Accounts” means the Proceeds Accounts and the Cash Collateral Accounts.
“Project Documents” means:
(A)	in relation to each Borrowing Base Asset:
(1)	each joint operating agreement and/or unitisation and unit operating agreement relating thereto, each agreement relating to the development thereof or the transportation, processing and/or storage of production therefrom and each agreement for the sale or marketing of production therefrom and each other major agreement relating to that Borrowing Base Asset and/or Petroleum produced therefrom;

(2)	any Authorisation required for the lawful exploitation, development or operation of that Borrowing Base Asset or the production, transportation or sale of Petroleum therefrom (and including, without limitation, any Petroleum production licence);

(3)	any development plan approved by any relevant operating committee and/or any appropriate governmental or other regulatory authority relating to that Borrowing Base Asset;
(B)	any documents relating to the acquisition by any member of the Borrower Group of any interests in any Borrowing Base Asset or of any entity holding the interest in such Borrowing Base Asset; and

Exhibit 10.1
(C)	any other document designated as such by the Company and the Agent.
“Projected Net Revenues” means, in relation to any period, an amount (which may be a negative or positive figure) calculated by deducting “B” from “A” where:
“A” is the aggregate of the Gross Income projected to be received in that period; and
“B” is the aggregate of the Gross Expenditure projected to be made in that period.
“Projection” means a consolidated cashflow and debt service projection in respect of the Borrower Group prepared or to be prepared pursuant to this Agreement.
“Proven Reserves” means, in relation to any Petroleum Asset, those quantities of Petroleum which have a 90% or greater probability of being recovered from that Petroleum Asset (as determined in accordance with the guidelines of the Society of Petroleum Engineers).
“Qualifying Lender” has the meaning given to it in Clause 14 (Tax gross-up and indemnities).
“Quotation Day” means, in relation to any period for which an interest rate is to be determined:
(A)	(if the currency is sterling) the first day of that period;

(B)	(if the currency is euro) two TARGET Days before the first day of that period; or

(C)	(for any other currency) two Business Days before the first day of that period, unless market practice differs in the Relevant Interbank Market for a currency in which case the Quotation Day for that currency will be determined by the Agent in accordance with market practice in the Relevant Interbank Market and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days.
“Recalculation Date” means any Scheduled Recalculation Date or Interim Recalculation Date.
“Reference Banks” means, in relation to LIBOR, the principal London offices of BNP Paribas and the Governor and Company of the Bank of Scotland and, in relation to EURIBOR, the principal offices in Brussels of BNP Paribas and the Governor and Company of the Bank of Scotland and, in relation to NIBOR, the principal offices in Oslo of BNP Paribas and the Governor and Company of the Bank of Scotland or in any case such other Banks as may be appointed by the Agent in consultation with the Company.
“Relevant Affiliate” means, to the extent that it is not already an Obligor, any wholly-owned Subsidiary of the Company.
“Relevant Interbank Market” means, in relation to euro, the European interbank market, in relation to Norwegian krone, the Oslo interbank market and, in relation to any other currency, the London interbank market.
“Relevant NPV” means, in relation to any Calculation Period, the FLCR Amount or, as the case may be, the LLCR Amount (shown in the then current Projection) which is used to

Exhibit 10.1
derive the then applicable Tranche A Borrowing Base Amount and Tranche B Borrowing Base Amount.
“Remaining Reserves” means, in relation to each Borrowing Base Asset and any date, the quantities of Petroleum forecast in the then current Projection to be produced by that Borrowing Base Asset in the period from that date up to (and including) the Abandonment Date for such Borrowing Base Asset.
“Renewal Letter of Credit” means a Letter of Credit issued in accordance with the requirements of Clause 6.4 (Renewal of a Letter of Credit).
“Repeating Representations” means each of the representations set out in Clause 21 (Representations) other than those in Clauses 21.6 (Pari passu ranking), 21.7 (Insolvency), 21.9 (Authorisations), 21.10 (Financial statements), 21.11 (No Material Adverse Change), 21.12 (Litigation), 21.13 (Information Package), 21.15 (Environmental Matters), 21.19 (Laws and regulations), 21.20 (Insurances), 21.23 (Deduction of Tax), 21.24 (Ownership structure), 21.26 (Share Security) and 21.27 (Information Memorandum).
“Reserve Tail Date” means the first day of the first Calculation Period in which the then current Projection forecasts that the aggregate Remaining Reserves for all Borrowing Base Assets falls below 20% of the aggregate Original Reserves for such Borrowing Base Assets.
“Reserves Report” means a report which:
(A)	is prepared by an Independent Engineer;

(B)	is addressed to the Technical Bank and Security Trustee (on behalf of the Secured Creditors) in a manner which ensures that the Independent Engineer owes a duty of care to the Technical Bank, the Security Trustee and the Secured Creditors; and

(C)	contains such information and/or evaluation(s) (relating to each Borrowing Base Asset or, as the case may be, any other Petroleum Asset which the Company is seeking to have designated as a Borrowing Base Asset) as the Technical Bank may reasonably require including (i) evaluation(s) of the recoverable reserves (both Probable Reserves and Proven Reserves) and/or production profiles of such Borrowing Base Assets or, as the case may be, Petroleum Assets and (ii) the operating costs and expenditure profiles taken into consideration by the Independent Engineer for each Borrowing Base Asset or, as the case may be, other Petroleum Asset included in such report;
“Rollover Loan” means one or more Loans:
(A)	made or to be made on the same day that a maturing Loan is due to be repaid;

(B)	the aggregate amount of which is equal to or less than the maturing Loan;

(C)	in the same currency as the maturing Loan; and

(D)	made or to be made to the same Borrower for the purpose of refinancing a maturing Loan.
“Scheduled Projection” means each Projection that is adopted or due to be adopted on a Scheduled Recalculation Date.

Exhibit 10.1
“Scheduled Recalculation Date” means each 1st April and 1st October occurring before the Final Maturity Date.
“Screen Rate” means:
(A)	in relation to LIBOR, the British Bankers’ Association Interest Settlement Rate for the relevant currency and period;

(B)	in relation to EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period; and

(C)	in relation to NIBOR, the percentage rate per annum determined by Den Norske Bank for the relevant currency and period, displayed on the appropriate page of the Telerate screen. If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Company and the Lenders.
“Second Lien Facility” means the second lien credit and guarantee agreement dated on or about the date of this Agreement between, amongst others, Endeavour International Holding, the Guarantors as defined therein and Credit Suisse.
“Secured Creditors” has the meaning ascribed thereto in the Intercreditor Agreement.
“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.
“Specified Period” means each period specified in the first column (headed “Specified Period”) of the table set out in Schedule 2 (The Original Lenders).
“Subsidiary” means a subsidiary undertaking within the meaning of section 258 of the Companies Act 1985.
“Syndication Date” means the date notified by the Mandated Lead Arrangers to the Company as the date on which the primary syndication of this Facility is to be, or has been, effected.
“Talisman Expro Limited” means Talisman Expro Limited, a company incorporated in England and Wales (Registered No. 03518803) having its registered office at 20-22 Bedford Row, London WC1R 4JS.
“TARGET” means Trans-European Automated Real-time Gross Settlement Express Transfer payment system.
“Target Assets” means the issued share capital of Talisman Expro Limited.
“TARGET Day” means any day on which TARGET is open for the settlement of payments in euro.
“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).
“Taxes Act” means the Income and Corporation Taxes Act 1988.

Exhibit 10.1
“Technical Assumption” means any assumption (other than an Economic Assumption), and the values ascribed to such assumption, upon which each Projection or draft Projection and, in each case, the calculations and information therein are, or are to be, based (including the Abandonment Date for each Borrowing Base Asset).
“Technical Bank” means The Governor and Company of the Bank of Scotland in its capacity as technical bank or any other person that replaces it in such capacity in accordance with this Agreement.
“Term” means, in relation to any Letter of Credit, the period during which the Fronting Bank is under a liability under that Letter of Credit.
“Total Available Commitments” means the aggregate for the time being of each Lender’s Available Commitment.
“Total Relevant Outstandings” means, on any date, the amount which is the aggregate of the aggregate Dollar Amount of all Loans and all Letters of Credit (other than Eligible Letters of Credit) outstanding at such time. For this purpose, the amount outstanding under any Letter of Credit shall be deemed to have been reduced by the amount of cash cover for such Letter of Credit
“Tranche A Borrowing Base Amount” means, in relation to any Calculation Period or any day falling in that Calculation Period, the amount (in dollars) reflected in each Projection which is the lowest of A, B and C where:
(A)	“A” is calculated by dividing the FLCR Amount relating to that Calculation Period by the Applicable Tranche A FLCR; and

(B)	“B” is calculated by dividing the LLCR Amount relating to that Calculation Period by the Applicable Tranche A LLCR; and

(C)	“C” is the maximum aggregate amount of Loans (in dollars) which could be outstanding under the Facility without the Tranche A DSCR for any Calculation Period being less than the Applicable Tranche A DSCR.
“Tranche A DSCR” means, in relation to any Calculation Period, the debt service cover ratio for such period being the ratio of N:D as shown in the then current Projection, where:
“N” is the aggregate of (i) the Projected Net Revenues for such Calculation Period; (ii) all Hedging Termination Payments which are due and payable to the Obligors in such Calculation Period; and (iii) the aggregate Dollar Amount of the amounts standing to the credit of the Proceeds Accounts on the first day of such Calculation Period which the Technical Bank (acting reasonably) determines would be available to the Obligors for the purposes of meeting their liabilities under the Finance Documents and any Permitted Hedging Agreement as they fall due in such Calculation Period; and
“D” is the aggregate amount of (i) all principal, interest, fees, commission and other amounts which are due and payable by the Obligors in such Calculation Period under the Finance Documents (other than any Hedging Costs that are due and payable under any Secured Hedging Agreement or any of the foregoing amounts which relate to Tranche B Loans) and (ii) all Hedging Termination Payments which are due and payable by the Obligors in such Calculation Period.
“Tranche A FLCR” means, in relation to any Calculation Period, the field life cover ratio for such period being the ratio of N:D as shown in the then current Projection, where:

Exhibit 10.1
(A)	“N” is the FLCR Amount relating to that Calculation Period; and

(B)	“D” is the aggregate Dollar Amount of all Tranche A Loans and Letters of Credit (other than Eligible Letters of Credit) or, as the case may be, the projected aggregate Dollar Amount of all Tranche A Loans and Letters of Credit (other than Eligible Letters of Credit) outstanding on the first day of that Calculation Period.
“Tranche A LLCR” means, in relation to any Calculation Period, the loan life cover ratio for such period being the ratio of N:D as shown in the then current Projection where:
“N” is the LLCR Amount relating to that Calculation Period; and
“D” is the aggregate Dollar Amount of all Tranche A Loans and Letters of Credit (other than Eligible Letters of Credit) or, as the case may be, the projected aggregate Dollar Amount of all Tranche A Loans and Letters of Credit (other than Eligible Letters of Credit) outstanding on the first day of that Calculation Period.
“Tranche A Loan” has the meaning given in Clause 3.2 (Tranche A Loans and Tranche B Loans).
“Tranche A Maximum Available Amount” means, on any day, an amount (in dollars) which is the lower of:
(A)	the Tranche A Borrowing Base Amount on that day; and

(B)	the difference between the Aggregate Commitments on that day and the aggregate Dollar Amount of all outstanding Letters of Credit on that day.
“Tranche B Borrowing Base Amount” means, in relation to any Calculation Period or any day falling in that Calculation Period, the amount (in dollars) reflected in each Projection which is the lowest of A, B and C where:
(A)	“A” is calculated by dividing the FLCR Amount in relation to that Calculation Period by the Applicable Tranche B FLCR; and

(B)	“B” is calculated by dividing the LLCR Amount in relation to that Calculation Period by the Applicable Tranche B LLCR; and

(C)	“C” is the maximum aggregate amount of Loans (in Dollars) which could be outstanding under the Facility without the Tranche B DSCR for any Calculation Period being less than the Applicable Tranche B DSCR.
“Tranche B DSCR” means, in relation to any Calculation Period, the debt service cover ratio for such period being the ratio of N:D as shown in the then current Projection, where:
“N” is the aggregate of (i) the Projected Net Revenues for such Calculation Period; (ii) all Hedging Termination Payments which are due and payable to the Obligors in such Calculation Period; and (iii) the aggregate Dollar Amount of the amounts standing to the credit of the Proceeds Accounts on the first day of such Calculation Period which the Technical Bank (acting reasonably) determines would be available to the Obligors for the purposes of meeting their liabilities under the Finance Documents and any Permitted Hedging Agreement as they fall due in such Calculation Period; and
“D” is the aggregate amount of (i) all principal, interest, fees, commission and other amounts which are due and payable by the Obligors in such Calculation Period under the Finance Documents (other than any Hedging Costs that are due and payable under any

Exhibit 10.1
Secured Hedging Agreement) and (ii) all Hedging Termination Payments which are due and payable by the Obligors in such Calculation Period.
“Tranche B FLCR” means, in relation to any Calculation Period, the ratio of N:D as shown in the then current Projection, where:
“N” is the FLCR Amount relating to that Calculation Period; and
“D” is the Total Relevant Outstandings outstanding or, as the case may be, projected to be outstanding on the first day of that Calculation Period.
“Tranche B LLCR” means, in relation to any Calculation Period, the ratio of N:D as shown in the then current Projection where:
“N” is the LLCR Amount relating to that Calculation Period; and
“D” is the Total Relevant Outstandings outstanding or, as the case may be, projected to be outstanding on the first day of that Calculation Period.
“Tranche B Loan” has the meaning given in Clause 3.2 (Tranche A Loans and Tranche B Loans).
“Tranche B Maximum Available Amount” means, on any day, an amount (in dollars) which is the lower of:
(A)	the Tranche B Borrowing Base Amount on that day; and

(B)	the difference between the Aggregate Commitments on that day and the aggregate Dollar Amount of all outstanding Letters of Credit on that day.
“Transaction Documents” means the Project Documents and the Finance Documents.
“Transaction Party” means each Obligor and each other party (not being a Finance Party) who is party to any Finance Document.
“Transfer Certificate” means a certificate substantially in the form set out in Schedule 8 (Form of Transfer Certificate) or any other form agreed between the Agent and the Company.
“Transfer Date” means, in relation to a transfer, the later of:
(A)	the proposed Transfer Date specified in the Transfer Certificate; and

(B)	the date on which the Agent executes the Transfer Certificate.
“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.
“Utilisation” means a Loan or a Letter of Credit.
“Utilisation Date” means the date of a Utilisation, being (a) in the case of any Loan, the date on which the Loan is made or (b) in the case of any Letter of Credit, the date on which that Letter of Credit is issued or, as the case may be, in relation to any Letter of Credit that is being or has been renewed, the date on which that Letter of Credit is renewed and re-issued.

Exhibit 10.1
“Utilisation Request” means:
(A)	in relation to any Loan, a notice substantially in the form set out in Part I (Loans) of Schedule 5 (Utilisation Request); and

(B)	in relation to any Letter of Credit, a notice substantially in the form set out in Part II (Letters of Credit) of Schedule 5 (Utilisation Request).
“VAT” means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature.
1.2	Construction
1.2.1	Unless a contrary indication appears, any reference in this Agreement to:
(A)	any Finance Party or any Obligor or Transaction Party shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(B)	“assets” includes present and future properties, revenues and rights of every description;

(C)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended or novated;

(D)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(E)	a “person” includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing;

(F)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, being of a kind that is normally complied with by those to whom it is addressed) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(G)	“disposal” means a sale, transfer, grant, lease or other disposal, whether voluntary or involuntary, and “dispose” will be construed accordingly;

(H)	a “guarantee” includes any form of indemnity or other assurance against financial loss (including any obligation to pay, purchase or provide funds for the purchase of any liability), and the verb “to guarantee” shall be construed accordingly;

(I)	a provision of law is a reference to that provision as amended or re-enacted;

(J)	a time of day is a reference to London time;

Exhibit 10.1
(K)	any matter “including” specific instances or examples of such matter shall be construed without limitation to the generality of that matter (and references to “include” shall be construed accordingly);

(L)	the Interest Period of a Letter of Credit will be construed as a reference to the Term of that Letter of Credit;

(M)	an amount borrowed includes any amount utilised by way of Letter of Credit;

(N)	a Utilisation made or to be made to a Borrower includes a Letter of Credit issued on its behalf;

(O)	a Lender funding its participation in a Utilisation includes a Lender participating in a Letter of Credit;

(P)	amounts outstanding under this Agreement include amounts outstanding under any Letter of Credit;

(Q)	a Borrower “repaying” or “prepaying” a Letter of Credit means:
(1)	that Borrower providing cash cover for that Letter of Credit;

(2)	the maximum amount payable under the Letter of Credit being reduced in accordance with its terms; or

(3)	the Fronting Bank being satisfied that it has no further liability under that Letter of Credit, and the amount by which a Letter of Credit is repaid or prepaid under paragraphs (Q)(1) and (Q)(2) above is the amount of the relevant cash cover or, as the case may be, relevant reduction;

(R)	a Borrower providing “cash cover” for a Letter of Credit means a Borrower paying an amount in the currency in which that Letter of Credit is determined to a Cash Collateral Account and that Borrower shall be regarded as continuing to provide cash cover to the extent of the amount that remains standing to the credit of that Cash Collateral Account from time to time;

(S)	“€” or “euro(s)” is to the lawful currency for the time being of the European Union;

(T)	“$” or “dollars” is to the lawful currency for the time being of the United States of America;

(U)	“£” or “sterling” is to the lawful currency for the time being of the United Kingdom of Great Britain and Northern Ireland; and

(V)	“NOK” or “Norwegian krone” is to the lawful currency for the time being of the Kingdom of Norway.
1.2.2	Section, Clause and Schedule headings are for ease of reference only.

Exhibit 10.1
1.2.3	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement. Unless otherwise defined in this Agreement or unless the contrary is expressly specified in this Agreement, terms defined in the Intercreditor Agreement shall have the same meaning when used in this Agreement.

1.2.4	A Potential Event of Default is “continuing” if it has not been remedied or waived. An Event of Default is continuing if it has not been waived.

1.2.5	For the purposes of this Agreement:
(A)	subject to the first sentence in Clause 7.1.1 (Adoption), a reference to the then “current Projection” is a reference to the Projection most recently adopted pursuant to Clause 7.9 (Adoption of Projections); and

(B)	a reference to the date on which any Projection is “due” to be adopted is a reference to the Recalculation Date as of which that Projection is to be prepared and adopted under Clause 7.1.1 (Adoption).
1.2.6	Any reference in this Agreement to:
(A)	the Tranche A Borrowing Base Amount or Tranche B Borrowing Base Amount which is “applicable” on any date or period is a reference to the Tranche A Borrowing Base Amount or Tranche B Borrowing Base Amount relating to that date or period as shown in the then current Projection as adjusted at the request of the Company or the Majority Lenders by the Agent (after consulting with the Company) to reflect any change in the aggregate amount standing to the credit of the Cash Collateral Account(s) since the date of the adoption of such Projection provided that the Agent shall, promptly upon the making of such adjustment, notify the Company and the Lenders of such adjustment;

(B)	the “face value” of any Letter of Credit is a reference to the face amount of the Letter of Credit on the date of its issue (without regard to any cash cover provided or any claims made thereunder); and

(C)	an “outstanding” amount of a Letter of Credit at any time is a reference to the maximum amount that is or may be payable by the Borrower in respect of that Letter of Credit at that time (save for the purposes of Clause 8.3.2 (Reduction), without regard to any cash cover provided in relation to such Letter of Credit).
1.2.7	Unless a contrary intention appears, the obligation(s) of each Obligor and Transaction Party under this Agreement and the other Finance Documents shall remain in force for as long as any amount is outstanding under the Finance Documents or any Commitment is in force.

1.2.8	The summary set out in Schedule 11 (Summary of Projections Process) is only a summary of certain provisions of Clause 7 (Projections) and has been included only for ease of reference. That Schedule (a) shall be ignored for the purposes of interpreting the provisions of Clause 7 (Projections) and (b) is not intended to have any contractual effect.

Exhibit 10.1
1.3	Third party rights
1.3.1	Unless expressly provided to the contrary in a Finance Document, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or to enjoy the benefit of any term of this Agreement.

1.3.2	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

Exhibit 10.1
THE FACILITY
2.	THE FACILITY

2.1	Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrowers a multicurrency revolving credit facility (which may be utilised by way of Loans or Letters of Credit) in an aggregate amount equal to the Aggregate Commitments from time to time.

2.2	Finance Parties’ rights and obligations
2.2.1	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

2.2.2	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

2.2.3	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.
3.	PURPOSE

3.1	Purpose
3.1.1	Each Borrower shall apply the proceeds of the Loans borrowed by it under the Facility in or towards:
(A)	the making of payments to Paladin Resources Limited required to be made under the Acquisition Agreement;

(B)	second, meeting its liabilities under this Agreement in relation to any Letter of Credit in respect of which demands have been made;

(C)	third, funding the capital expenditure programme for the development of the Borrowing Base Assets which has been taken into account in the then current Projection or has otherwise been approved in writing by the Technical Bank;

(D)	fourth, to pay items of Gross Expenditure to the extent reflected in the then current Projection;

(E)	fifth, to pay costs associated with acquiring the Target Assets;

(F)	sixth, to pay amounts due under the Finance Documents and any Permitted Hedging Agreement;

(G)	seventh, to pay exploration, appraisal and development expenditure in respect of any Petroleum asset in which an Obligor has an interest; and

Exhibit 10.1
(H)	eighth, for other lawful general corporate purposes of the Obligors.
3.1.2	Each Borrower shall utilise each Letter of Credit issued under the Facility at its request in or toward:
(A)	providing security or credit enhancement for the performance of the obligations of any Obligor for decommissioning or abandonment liabilities, to the extent such liabilities have been taken into account in the current Projection; and

(B)	providing security or credit enhancement for the performance of the obligations of any Obligor other than those referred to in Clause 3.1.2(A).
3.2	Tranche A Loans and Tranche B Loans

In each Utilisation Request relating to a Loan, the relevant Borrower will describe the purpose for which the Loan is to be drawn and designate the same as a “Tranche A Loan” or a “Tranche B Loan” provided that no Borrower may request a Tranche B Loan to the extent that such Loan could in whole or in part be drawn as a Tranche A Loan.

3.3	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

No Borrower may deliver a Utilisation Request unless the Agent has received all of the documents and other evidence listed in Part I (CPs to first Utilisation Request) of Schedule 3 (Conditions precedent and subsequent) in form and substance satisfactory to the Agent. The Agent shall notify the Company and the Lenders promptly upon being so satisfied.

4.2	Further conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) and the Fronting Bank shall only be obliged to comply with Clause 6.5 (Issue of Letters of Credit), in each case, if:
4.2.1	on the date of the Utilisation Request and on the proposed Utilisation Date:
(A)	in the case of a Rollover Loan or Renewal Letter of Credit, no Event of Default is continuing or would result from the proposed Utilisation and, in the case of any other Utilisation, no Default is continuing or would result from the proposed Utilisation; and

(B)	the Repeating Representations to be made by each Obligor are true in all material respects;
4.2.2	other than in the case of a Rollover Loan or a Renewal Letter of Credit any Projection which is due to be adopted by a Recalculation Date has been adopted in accordance with Clause 7 (Projections) by such Recalculation Date unless:

Exhibit 10.1
(A)	it has not been so adopted as a result of any failure by any Finance Party to (i) perform its obligations under this Agreement or (ii) take any action with respect to the preparation and/or adoption of such Projection that it is required to take under Clause 7 (Projections) within the timeframes provided for); or

(B)	it has not been so adopted but the Majority Lenders (acting reasonably) are of the opinion that if such a Projection were to be adopted, the conditions set out in Clauses 4.2.4 and 4.2.5 would be satisfied (taking account of any revised Tranche A Borrowing Base Amount and Tranche B Borrowing Base Amount resulting from such Projection).
4.2.3	the aggregate of:
(A)	the Dollar Amount of the Utilisation proposed to be made on the proposed Utilisation Date; and

(B)	the aggregate Dollar Amount of all outstanding Utilisations on the proposed Utilisation Date less the aggregate principal amount of all outstanding Utilisations due to be repaid or prepaid on the proposed Utilisation Date, does not exceed the Aggregate Commitments applicable on such proposed Utilisation Date;

4.2.4	in the case of any proposed Tranche A Loan or any Letter of Credit which is not an Eligible Letter of Credit the aggregate of:
(A)	the Dollar Amount of the Utilisation proposed to be made on the proposed Utilisation Date; and

(B)	the Dollar Amount of all outstanding Tranche A Loans and all outstanding Letters of Credit (other than any Eligible Letter of Credit) at the proposed Utilisation Date less the aggregate Dollar Amount of all outstanding Tranche A Loans and all outstanding Letters of Credit (other than any Eligible Letter of Credit) due to be repaid or prepaid on the proposed Utilisation Date, does not exceed the Tranche A Maximum Available Amount applicable on such proposed Utilisation Date;

4.2.5	In the case of any proposed Tranche B Loan or any Letter of Credit which is not an Eligible Letter of Credit the aggregate of:
(A)	the Dollar Amount of the Utilisation proposed to be made on the proposed Utilisation Date; and

(B)	the Dollar Amount of all outstanding Loans and all outstanding Letters of Credit (other than any Eligible Letter of Credit) at the proposed Utilisation Date less the aggregate Dollar Amount of all outstanding Loans and all outstanding Letters of Credit (other than any Eligible Letter of Credit) due to be repaid or prepaid on the proposed Utilisation Date,

Exhibit 10.1
does not exceed the Tranche B Maximum Available Amount applicable on such proposed Utilisation Date.

4.2.6	In the case of any proposed Utilisation by way of a Letter of Credit, the aggregate of:
(A)	the outstanding Dollar Amount of the proposed Letter of Credit; and

(B)	the aggregate outstanding Dollar Amount of all other outstanding Letters of Credit on the proposed Utilisation Date, does not exceed $60,000,000 or, if less, the Aggregate Commitments applicable on such proposed Utilisation Date.

4.2.7	In the case of the first Utilisation, the Agent has received (either before, or simultaneously with, the making of such Utilisation) all of the documents and other evidence listed in Part II (CPs to first Utilisation) of Schedule 3 (Conditions precedent and subsequent) in form and substance satisfactory to the Agent.
4.3	Conditions subsequent
4.3.1	The Obligors undertake to deliver to the Agent, on or before the date falling thirty days after the date of the first Utilisation hereunder, all of the documents and other evidence listed in Part III (Conditions Subsequent) of Schedule 3 (Conditions precedent and subsequent), save for paragraph 12 thereof, in form and substance satisfactory to the Agent.

4.3.2	The Obligors undertake to deliver to the Agent, on or before the 31 January 2007, all of the documents and other evidence listed in paragraph 12 (Corporate status of Endeavour Energy Norge AS) of Part III (Conditions Subsequent) of Schedule 3 (Conditions precedent and subsequent) in form and substance satisfactory to the Agent
4.4	Maximum number of Utilisations

A Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation more than 10 Loans or 10 Letters of Credit would be outstanding.

Exhibit 10.1
UTILISATION
5.	UTILISATION — LOANS

5.1	Delivery of a Utilisation Request for Loans

A Borrower may request a Loan to be made by delivery to the Agent of a duly completed Utilisation Request not later than 10.00 a.m. on the fourth Business Day prior to the proposed Utilisation Date (or such later date as the Lenders may agree).

5.2	Completion of a Utilisation Request for Loans
5.2.1	Each Utilisation Request for a Loan is irrevocable and will not be regarded as having been duly completed unless:
(A)	it specifies that it is for a Tranche A Loan or a Tranche B Loan;

(B)	the proposed Utilisation Date is a Business Day within the Availability Period;

(C)	the currency and amount of the Loan comply with Clause 5.3 (Currency and amount);

(D)	the proposed Interest Period complies with Clause 11 (Interest Periods); and

(E)	it has been duly signed by an authorised signatory of the relevant Borrower.
5.2.2	Only one Loan may be requested in each Utilisation Request delivered under this Clause 5 (Utilisation – Loans).
5.3	Currency and amount
5.3.1	The currency specified in a Utilisation Request for a Loan must be dollars, sterling, Norwegian krone or euro.

5.3.2	The amount of the proposed Loan must:
(A)	if the currency selected is dollars a minimum of $5,000,000 or, if less, the maximum amount of the Facility that may be utilised for such Loan under Clause 4.2 (Further conditions precedent);

(B)	if the currency selected is sterling, a minimum of £3,000,000 or, if less, an amount (in sterling) the Dollar Amount of which is equal to the maximum amount of the Facility that may be utilised for such Loan under Clause 4.2 (Further conditions precedent);

(C)	if the currency selected is euro, a minimum of €5,000,000 or, if less, an amount (in euro) the Dollar Amount of which is equal to the maximum amount of the Facility that may be utilised for such Loan under Clause 4.2 (Further conditions precedent); or

Exhibit 10.1
(D)	if the currency selected is Norwegian krone, a minimum of NOK 40,000,000 or, if less, an amount (in Norwegian krone) the Dollar Amount of which is equal to the maximum amount of the Facility that may be utilised for such Loan under Clause 4.2 (Further conditions precedent).
5.4	Lenders’ participation
5.4.1	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

5.4.2	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Total Available Commitments immediately prior to making the Loan.

5.4.3	The Agent shall determine the Dollar Amount of each Loan which is to be made in a currency other than dollars and shall notify each Lender of the amount, currency and Dollar Amount of each Loan and the amount of its participation in that Loan, in each case, not later than 5.00 p.m. on the third Business Day prior to the Utilisation Date for such Loan or, if (in the case of any Loan to be made pursuant to Clause 6.9 (Loans to cover demands) it is not practicable to do so by such third Business Day, as soon as reasonably practicable after receiving the relevant notice from the Fronting Bank referred to in Clause 6.9 (Loans to cover demands).
5.5	Deemed Utilisation Requests

Notwithstanding any other provision of this Agreement, each Utilisation Request that is deemed to be issued pursuant to Clause 6.9 (Loans to cover demands) shall be deemed to have been issued in compliance with Clause 5.1 (Delivery of a Utilisation Request for Loans) and Clause 5.2 (Completion of a Utilisation Request for Loans) and all conditions (including the conditions set out in Clause 4.2 (Further conditions precedent and subsequent)) that are required to be met in order for each Lender to make its participation in the Loan requested thereunder to be made available in accordance with Clause 5.4 (Lenders’ participation) shall be deemed to have been met on the Utilisation Date for such Loan. The making of such Loan shall not be construed as a waiver of (i) any such conditions for any other purposes or (ii) any Default that may be continuing at such time.`

6.	UTILISATION — LETTERS OF CREDIT

6.1	Delivery of a Utilisation Request for Letters of Credit
6.1.1	Subject to Clause 6.1.2, a Borrower may request a Letter of Credit to be issued by delivery to the Agent and the Fronting Bank of a duly completed Utilisation Request not later than 10.00 a.m. on the fifth Business Day prior to the proposed Utilisation Date (or such later date as the Lenders and the Fronting Bank may agree).

6.1.2	No Borrower may utilise the Facility by way of Letter of Credit unless it:
(A)	maintains Cash Collateral Accounts in accordance with the terms hereof;

Exhibit 10.1
(B)	any decommissioning liabilities which any Eligible Letter of Credit is to credit enhance the performance of have been included within Gross Expenditure in the calculation of the Tranche A Borrowing Base Amount and Tranche B Borrowing Base Amount;

(C)	has entered into a Security Document (in form and substance satisfactory to the Security Trustee) pursuant to which Security over such Cash Collateral Accounts is granted to the Security Trustee; and

(D)	has delivered to the Security Trustee, or procured the delivery to the Security Trustee, any legal opinion or other document that the Security Trustee may reasonably require in connection with the entry into such Security Document.
6.2	Completion of a Utilisation Request for Letters of Credit
6.2.1	Each Utilisation Request for a Letter of Credit is irrevocable and will not be regarded as having been duly completed unless:
(A)	it specifies that it is for a Letter of Credit;

(B)	the proposed Utilisation Date is a Business Day within the period from and including the date of this Agreement to and including the date falling twelve months prior to the Final Maturity Date;

(C)	the currency and amount of the Letter of Credit comply with Clause 6.3 (Currency and amount);

(D)	the form of Letter of Credit is attached (and the same is in the form set out in Part I (Form of Letter of Credit) or Part II (Form of Standby Letter of Credit) of Schedule 6 (Forms of Letter of Credit) or in such other form as may be agreed between the Company, the Fronting Bank and the Agent) (such agreement not to be unreasonably withheld if the form is substantially the same as that set forth in Part I (Form of Letter of Credit) or Part II (Form of Standby Letter of Credit) of Schedule 6 (Form of Letter of Credit));

(E)	the proposed Expiry Date of the Letter of Credit falls on or before the fifth Business Day prior to the Final Maturity Date;

(F)	the delivery instructions for the Letter of Credit are specified;

(G)	it specifies each of the purposes for which the Letter of Credit is to be applied and includes (i) a confirmation that each such purpose complies with Clause 3.1.2 (Purpose) and (ii) an indication as to whether (in the opinion of the relevant Borrower) such Letter of Credit should be treated as an Eligible Letter of Credit; and

(H)	it has been duly signed by an authorised signatory of the relevant Borrower.
6.2.2	Only one Letter of Credit may be requested in each Utilisation Request delivered under this Clause 6 (Utilisation – Letters of Credit).

Exhibit 10.1
6.3	Currency and amount
6.3.1	The currency specified in a Utilisation Request must be dollars, sterling, Norwegian krone or euro.

6.3.2	The Dollar Amount of the proposed Letter of Credit must not exceed the maximum amount of the Facility that may be utilised for such Letter of Credit under Clause 4.2 (Further conditions precedent).
6.4	Renewal of a Letter of Credit
6.4.1	Subject to Clause 6.1.2 (Delivery of a Utilisation Request for Letters of Credit), a Borrower may request any Letter of Credit issued on its behalf to be renewed by delivery to the Agent and the Fronting Bank of a Utilisation Request no earlier than 35 Business Days before the Expiry Date of the relevant Letter of Credit and no later than 10.00 a.m. on the third Business Day prior to the Expiry Date of the relevant Letter of Credit.

6.4.2	Each Utilisation Request relating to the renewal of a Letter of Credit is irrevocable and will not be regarded as having been duly completed unless:
(A)	it specifies that it is for the renewal of a Letter of Credit;

(B)	the proposed Utilisation Date is a Business Day within the period from and including the date of this Agreement to and including the date falling twelve months prior to the Final Maturity Date;

(C)	the currency and amount of the Letter of Credit comply with Clause 6.3 (Currency and amount);

(D)	a copy of the relevant Letter of Credit to be renewed is attached;

(E)	the proposed new Expiry Date of the Letter of Credit falls on or before the fifth Business Day prior to the Final Maturity Date;

(F)	the delivery instructions for the Letter of Credit are specified;

(G)	it specifies each of the purposes for which the Letter of Credit is to be applied and includes (i) a confirmation that each such purpose complies with Clause 3.1.2 (Purpose) and (ii) an indication as to whether (in the opinion of the relevant Borrower) such Letter of Credit should be treated as an Eligible Letter of Credit; and

(H)	it has been duly signed by an authorised signatory of the relevant Borrower.
6.4.3	The terms of each renewed Letter of Credit shall be the same as those of the relevant Letter of Credit immediately prior to its renewal, except that:
(A)	its amount may be less than the amount of the Letter of Credit immediately prior to its renewal if requested by the relevant Borrower in the Utilisation Request; and

Exhibit 10.1
(B)	its Term shall start on its Utilisation Date and shall end on the proposed Expiry Date specified in the relevant Utilisation Request relating to its renewal.
6.5	Issue of Letters of Credit

If the conditions set out in this Agreement have been met, the Fronting Bank shall issue or, as the case may be, renew and re-issue, each Letter of Credit on its proposed Utilisation Date (provided, in the case of any Renewal Letter of Credit the Utilisation Date of which falls before the Expiry Date of the relevant Letter of Credit which is being renewed and replaced by that Renewal Letter of Credit, the Fronting Bank is satisfied it has no liability under the relevant Letter of Credit being renewed and replaced).

6.6	Notification of LC issuance

The Agent shall determine the Dollar Amount of each Letter of Credit which is to be issued in a currency other than Dollars and notify the Fronting Bank and each Lender of the details of each requested Letter of Credit and each Lender’s L/C Proportion (as at the relevant Utilisation Date) with respect to that requested Letter of Credit no later than 5.00 p.m. on the third Business Day prior to the relevant Utilisation Date.

6.7	Re-evaluation of Letter of Credit

On each Scheduled Recalculation Date, the Agent will re-determine, and notify the Fronting Bank, the Borrower and each Lender of, the Dollar Amount of each Letter of Credit denominated in a currency other than dollars.

6.8	Claims under a Letter of Credit
6.8.1	Each Borrower irrevocably and unconditionally authorises the Fronting Bank to pay any claim made or purported to be made under a Letter of Credit requested by it and which appears on its face to be in order (a “claim”).

6.8.2	Save to the extent that any Loan is made pursuant to Clause 6.9 (Loans to cover demands) in respect of a claim, each Borrower which requested a Letter of Credit shall immediately on demand pay to the Agent for the Fronting Bank an amount equal to the amount of any claim.

6.8.3	Each Borrower acknowledges that the Fronting Bank:
(A)	is not obliged to carry out any investigation or seek any confirmation from any other person before paying a claim; and

(B)	deals in documents only and will not be concerned with the legality of a claim or any underlying transaction or any available set-off, counterclaim or other defence of any person.
6.8.4	The obligations of a Borrower under this Clause 6 (Utilisation – Letters of Credit) will not be affected by:
(A)	the sufficiency, accuracy or genuineness of any claim or any other document; or

Exhibit 10.1
(B)	any incapacity of, or limitation on the powers of, any person signing a claim or other document.
6.9	Loans to cover demands
6.9.1	The Fronting Bank shall promptly issue a notice (a “claim notice”) to the Agent and the Company to notify them of (i) any claim made under any Letter of Credit; (ii) the amount of that claim (in the currency in which it is due to be paid); and (iii) the date on which it is due to pay that claim. Any failure by the Fronting Bank to provide any claim notice in accordance with this Clause 6.9.1 shall not release the Obligors and the other Lenders from their obligations and liabilities under this Clause 6 (Utilisation – Letters of Credit) or otherwise prejudice such obligations and liabilities.

6.9.2	If a claim notice has been issued, the Borrower at whose request the relevant Letter of Credit was issued shall be deemed to have issued a Utilisation Request for a Loan on the later of (a) the date on which that claim notice is issued and (b) 10.00 a.m. on the third Business Day prior to the date on which the Fronting Bank is due to pay the relevant claim. The amount of such a proposed Loan shall be equal to the amount of the claim specified in the claim notice (and such Loan shall be in the same currency as that in which the claim is to be paid). The Utilisation Date for such a proposed Loan shall be (i) the date specified in the claim notice as the date on which the relevant claim is due to be paid or (ii) if later, the fourth Business Day after the date on which the claim notice was issued. The Interest Period for such a Loan shall be determined by the Agent (in consultation with the Company). Such Loan shall be deemed to be a Tranche A Loan to the extent the amount in question could have been drawn in accordance with Clause 4.2.4 and a Tranche B Loan as to any balance.
6.10	Indemnities
6.10.1	Save to the extent that any Loan is made pursuant to Clause 6.9 (Loans to cover demands) in respect of any claim, each Borrower shall immediately on demand indemnify the Fronting Bank against payment made, or any cost, loss or liability incurred, by the Fronting Bank (otherwise than by reason of the Fronting Bank’s gross negligence or wilful misconduct) in acting as the Fronting Bank under any Letter of Credit requested by that Borrower.

6.10.2	Save to the extent that any Loan is made pursuant to Clause 6.9 (Loans to cover demands) in respect of any claim, each Lender shall (according to its L/C Proportion) immediately on demand indemnify the Fronting Bank against any payment made, or cost, loss or liability incurred, by the Fronting Bank (otherwise than by reason of the Fronting Bank’s gross negligence or wilful misconduct) in acting as the Fronting Bank under any Letter of Credit (save to the extent that the Fronting Bank has been reimbursed by an Obligor pursuant to a Finance Document).

6.10.3	If any Lender is not permitted (by its constitutional documents or any applicable law) to comply with Clause 6.10.2, then that Lender will not be obliged to comply with Clause 6.10.2 and shall instead be deemed to have taken, on the first day of the Term of that Letter of Credit (or if later, on the date the Lender’s participation in that Letter of Credit is transferred or assigned to the Lender in accordance with the terms of this Agreement), an undivided interest and participation in that Letter

Exhibit 10.1
of Credit in an amount equal to its L/C Proportion of that Letter of Credit. On receipt of demand from the Agent, that Lender shall pay to the Agent (for the account of the Fronting Bank) an amount equal to its L/C Proportion of the total amount demanded under Clause 6.10.2.

6.10.4	The Borrower which requested a Letter of Credit shall immediately on demand reimburse any Lender for any payment it makes to the Fronting Bank under this Clause 6.10 (Indemnities) in respect of that Letter of Credit.

6.10.5	The obligations of the Borrowers and each Lender under this Clause 6.10 (Indemnities) are continuing obligations and will extend to the ultimate balance of sums payable by that Lender in respect of any Letter of Credit, regardless of any intermediate payment or discharge in whole or in part.

6.10.6	The obligations of any Lender under this Clause 6.10 (Indemnities) will not be affected by any act, omission, matter or thing which, but for this Clause 6.10.6, would reduce, release or prejudice any of its obligations under this Clause 6.10 (Indemnities) (without limitation and whether or not known to it or any other person) including:
(A)	any time, waiver or consent granted to, or composition with, any Obligor, any beneficiary under a Letter of Credit or other person;

(B)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor or any other person;

(C)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor, any beneficiary under a Letter of Credit or other person;

(D)	any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(E)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor, any beneficiary under a Letter of Credit or any other person;

(F)	any amendment (however fundamental) or replacement of a Finance Document, any Letter of Credit or any other document or security;

(G)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document, any Letter of Credit or any other document or security; or

(H)	any insolvency or similar proceedings.
6.11	Ratings criteria
6.11.1	If the Fronting Bank so requests at any time in relation to any Letter of Credit, any Lender that does not meet the minimum rating criteria shall provide Lender Cash Collateral (within three Business Days of a request from the Fronting Bank) in

Exhibit 10.1
amount equal to that Lender’s L/C Proportion of the relevant outstanding amount of that Letter of Credit.

6.11.2	For these purposes:
(A)	the “minimum rating criteria” means a senior, unsecured and unguaranteed long-term corporate debt rating of at least A3 with Moody’s Investors Service Inc. or A- with Standard and Poor’s Rating Group or such other lower credit rating as may be acceptable to the Fronting Bank;

(B)	the “relevant outstanding amount” of any Letter of Credit means the outstanding amount of that Letter of Credit less the amount of any cash cover for that Letter of Credit that has been provided by a Borrower; and

(C)	a Lender providing “Lender Cash Collateral” in relation to any Letter of Credit means that Lender paying an amount in the currency in which that Letter of Credit is denominated to an interest-bearing account in the name of that Lender and the following conditions are met:
(1)	the account is with the Fronting Bank;

(2)	withdrawals from the account may only be made:
(a)	to pay the Fronting Bank amounts due and payable to it by that Lender under Clause 6.10 (Indemnities) in respect of that Letter of Credit until no amount is or may be outstanding under that Letter of Credit;

(b)	(to the extent that such Letter of Credit has been subsequently repaid or prepaid) to repay that Lender an amount equal to that Lender’s L/C Proportion of the amount of such repayment or prepayment; or

(c)	(to the extent that that Lender’s Commitment is reduced and the same results in a change to its L/C Proportion) to repay that Lender the amount by which (i) the amount standing to the credit of the account exceeds (ii) the amount equal to that Lender’s L/C Proportion (after the relevant reduction in its Commitment) of the relevant outstanding amount of that Letter of Credit;
(3)	(subject to condition (4) below) that Lender has executed a security document over that account, in form and substance satisfactory to the Fronting Bank creating first ranking Security over that account; and

(4)	any Security granted pursuant to condition (3) above shall be released to such extent as may be necessary to allow any repayments to that Lender permitted under condition (2)(b) or (c) above.

Exhibit 10.1
6.12	Rights of contribution

No Obligor will be entitled to any right of contribution or indemnity from any Finance Party in respect of any payment it may make under this Clause 6 (Utilisation – Letters of Credit).

6.13	Cash Collateral for Letters of Credit
6.13.1	Each Borrower at whose request an Eligible Letter of Credit for the purposes described in Clause 3.1.2(A) (Purpose) has been issued shall ensure at all times that the aggregate of any cash cover provided in relation to such Letter of Credit is at least equal to the Reserve Amount relating to such Letter of Credit.

6.13.2	For the purposes of this Agreement “Reserve Amount” means, in relation to any Eligible Letter of Credit issued for the purposes described in 3.1.2(A) (Purpose) and the Borrowing Base Asset in respect of which such Letter of Credit has been issued:
(A)	at any time on or after the date (the “first cut-off date”) falling one year prior to the Abandonment Date in respect of the Borrowing Base Asset in respect of which such Letter of Credit has been issued, an amount equal to the outstanding amount of that Letter of Credit;

(B)	in the period commencing on the date (the “second cut-off date”) falling 2 years prior to the Abandonment Date in respect of the Borrowing Base Asset in respect of which such Letter of Credit has been issued and ending on the day before the first cut-off date, an amount equal to 75% of the outstanding amount of that Letter of Credit;

(C)	in the period commencing on the date (the “third cut-off date”) falling 4 years prior to the Abandonment Date in respect of the Borrowing Base Asset in respect of which such Letter of Credit has been issued and ending on the day before the second cut-off date, 50% of the outstanding amount of that Letter of Credit; and

(D)	in the period commencing on the date falling 5 years prior to the Abandonment Date in respect of the Borrowing Base Asset in respect of which such Letter of Credit has been issued and ending on the day before the third cut-off date, an amount equal to 25% of the outstanding amount of that Letter of Credit.

Exhibit 10.1
PROJECTIONS
7.	PROJECTIONS

7.1	Adoption
7.1.1	Until the adoption of the first new Projection in accordance with this Clause 7 (Projections), the Initial Projection shall be the current Projection for the purposes of this Agreement. A new Projection shall be prepared in accordance with this Clause 7 (Projections) and (subject to Clause 7.9 (Adoption of Projections)) adopted as of:
(A)	subject to Clause 7.1.3, each Scheduled Recalculation Date; and

(B)	subject to Clause 7.1.4, each Interim Recalculation Date:
(1)	if the Company, the Agent (on the instructions of Majority Lenders) or the Technical Bank so request(s) and supports such request with reasonable and material circumstances for the same;

(2)	following any request by the Company:
(a)	for any Petroleum Asset owned by a member of the Borrower Group to be designated a Borrowing Base Asset; or

(b)	for any Borrowing Base Asset to cease to be designated a Borrowing Base Asset; or

(c)	following receipt by the Company of any new Reserves Report.
7.1.2	Promptly following any request for a new Projection pursuant to Clause 7.1.1(B), the Agent shall (after consulting with the Company and the Technical Bank) specify and notify the Company and the Technical Bank of (a) the date as of which such Projection is to be prepared and adopted and (b) the first Calculation Period that is to be shown in such Projection.

7.1.3	If any Interim Projection (other than a Disposal Projection) is adopted not more than two months prior to any Scheduled Recalculation Date or is in preparation not more than two months prior to any Scheduled Recalculation Date with the intention of adopting the same by that Scheduled Recalculation Date, the Scheduled Projection that was scheduled to be prepared pursuant to Clause 7.1.1(A) for adoption by that Scheduled Recalculation Date shall not be prepared.

7.1.4	No more than one request for an Interim Projection may be made pursuant to Clause 7.1.1(B)(1) by either the Technical Bank or the Agent, on the one hand, or the Company, on the other hand during any one Calculation Period.

7.1.5	For the purposes of this Agreement “Disposal Projection” means any Interim Projection which is being prepared or to be adopted (as the case may be) pursuant to Clause 7.1.1(B)(2)(b) following any request by the Company for any Borrowing Base Asset to cease to be designated a Borrowing Base Asset.

Exhibit 10.1
7.2	Content
7.2.1	Each Projection and draft Projection prepared pursuant to this Clause 7 (Projections) must:
(A)	be prepared using the Computer Model;

(B)	be in a form similar to the Initial Projection (or such other form as the Agent, acting reasonably, may approve) and include the same type of information (and in the same level of detail) as that included in the Initial Projection;

(C)	be prepared on the basis of the Assumptions that are proposed, approved, agreed and/or determined in accordance with this Clause 7 (Projections);

(D)	without prejudice to Clause 7.2.1(B), include:
(1)	details of all the Assumptions on which it is based;

(2)	calculations of:
(a)	the Projected Net Revenues for each Calculation Period ending on or before the Calculation End Date;

(b)	the FLCR Amount and the LLCR Amount relating to each Calculation Period ending on or before the Calculation End Date;

(c)	the Tranche A FLCR, Tranche A LLCR, Tranche B FLCR, Tranche B LLCR, Tranche A DSCR and Tranche B DSCR for each Calculation Period ending on or before the Calculation End Date;

(d)	the Tranche A Borrowing Base Amount and the Tranche B Borrowing Base Amount for each Calculation Period commencing on or before the Final Maturity Date.
7.2.2	The first Calculation Period shown in each Projection and draft Projection prepared pursuant to this Clause 7 (Projections) shall be:
(A)	in the case of any Scheduled Projection, the Calculation Period in which the Scheduled Recalculation Date on which that Scheduled Projection is due to be adopted occurs; and

(B)	in the case of any Interim Projection, the Calculation Period specified by the Agent pursuant to Clause 7.1.2 (Adoption).
7.3	Key principles

In (i) proposing, agreeing and/or determining Assumptions, (ii) preparing and/or approving any Projection or draft Projection or (iii) otherwise carrying out their obligations, and exercising their rights, under this Clause 7 (Projections), the Parties shall have regard to and comply with the following principles:

Exhibit 10.1
7.3.1	Each Projection shall be based on:
(A)	to the extent that such Probable Reserves have been validated, or adjusted by, the Technical Bank (acting reasonably), the Probable Reserves of each Borrowing Base Asset that the Technical Bank (acting reasonably) is satisfied is in commercial production; and

(B)	the Proven Reserves of any other Borrowing Base Asset, or
such other reserves as may be agreed between the Company and the Technical Bank.

7.3.2	Each Projection must disregard any income or expenditure of any member of the Borrower Group that is not Gross Income or Gross Expenditure.

7.3.3	Each Projection must disregard any VAT or similar tax which is payable in respect of any Gross Income or Gross Expenditure except to the extent that:
(A)	such VAT or similar tax will be payable by any member of the Borrower Group and is not effectively recoverable by it in full; or

(B)	the Company can demonstrate to the reasonable satisfaction of the Agent that such VAT or similar tax is a refund of VAT or similar tax payable to any member of the Borrower Group.
7.3.4	Each Projection must, in projecting interest rates and Petroleum sale prices, take due account of the terms of any existing Permitted Hedging Agreement and all relevant circumstances provided that any benefit of any Permitted Hedging Agreement shall only be taken into account if the counterparty to such Permitted Hedging Agreement is a person that, or whose obligations under the relevant Hedging Agreement are guaranteed upon terms satisfactory to the Agent by a person that, has (i) a senior, unsecured and unguaranteed long-term corporate debt rating of at least A3 with Moody’s Investors Service Inc., A- with Standard and Poor’s Rating Group or with Fitch Ratings or (ii) has such other credit rating approved by the Majority Lenders.

7.3.5	All figures for Taxes included in any Projection must be based on tax legislation in force on the relevant Recalculation Date on which that Projection is due to be adopted and on any official announcements or publications in force as at such date stating that such legislation is to be altered, supplemented or replaced in whole or in part.

7.3.6	For the purposes of calculating the Tranche A LLCR, Tranche A FLCR, Tranche B LLCR, Tranche B FLCR, Tranche A DSCR, Tranche B DSCR, Tranche A Borrowing Base Amount or Tranche B Borrowing Base Amount relating to any Calculation Period:
(A)	any revenue or outgoings attributable to any Borrowing Base Asset projected to arise on or after the Abandonment Date for that Borrowing Base Asset shall be disregarded save for any outgoings (the “abandonment outgoings”) projected to arise after such Abandonment Date that are connected with the abandonment of that Borrowing Base Asset; and

Exhibit 10.1
(B)	account shall be taken of the tax treatment relating to such abandonment outgoings.
7.3.7	The opening cash balance(s) and the closing cash balance(s) for each Calculation Period shown in any Projection shall reflect the actual or projected book cash balances of the Obligors only (in each case, as adjusted for any VAT payable and/or receivable).

7.3.8	The discount rate to be used in calculating the FLCR Amount and LLCR Amount will be the higher of (i) 7 per cent per annum and (ii) 3 months $ LIBOR as determined by the Agent plus 1.30 per cent per annum.

7.3.9	Where a Letter of Credit has or is to be issued pursuant to Clause 3.1.2(A) the face amount of which exceeds the estimates of the Company and the Technical Bank in respect of the underlying decommissioning or abandonment liability in question the corresponding Technical Assumption for such decommissioning or abandonment liability may, at the request of the Company, be similarly increased.
7.4	Preparatory steps
7.4.1	In relation to each new Projection (other than a Disposal Projection) that is to be adopted under this Clause 7 (Projections):
(A)	the Agent shall, no later than 45 days before each Recalculation Date, submit to the Company its proposals for the Economic Assumptions to be used for the Projection due to be adopted on such Recalculation Date; and

(B)	the Company shall, no later than 40 days before each Recalculation Date, submit to the Technical Bank its proposals for the Technical Assumptions to be used for the Projection due to be adopted on such Recalculation Date.
7.4.2	The Company and the Agent (each acting reasonably) shall seek to agree the Economic Assumptions to be used for each Projection (other than a Disposal Projection) based on the proposals submitted in accordance with Clause 7.4.1(A) by the date falling 30 days before the Recalculation Date on which that Projection is due to be adopted. If any of the Economic Assumptions have not been agreed between the Company and the Agent by such date, then on the day following such date, the Agent shall submit the Company’s proposals for any such Economic Assumption to the Lenders for their consideration in accordance with Clause 7.6 (Consideration by Lenders). If the Majority Lenders approve, or are deemed to have approved the relevant Economic Assumption, then the draft Projection shall be prepared using that Economic Assumption. If on the other hand the Majority Lenders do not approve the relevant Economic Assumption, then the draft Projection shall be prepared using the Economic Assumption specified by the Agent (acting reasonably).

7.4.3	The Company and the Technical Bank (each acting reasonably) shall seek to agree the Technical Assumptions to be used for each draft Projection (other than a Disposal Projection) based on the proposals submitted in accordance with Clause 7.4.1(B) by the date falling 21 days before the Recalculation Date on which that Projection is due to be adopted. If any of the Technical Assumptions have not been agreed between the Company and the Technical Bank by such date, then the

Exhibit 10.1
Technical Assumptions to be used in the preparation of the relevant draft Projection shall be specified by the Technical Bank (acting reasonably).

7.4.4	The Company shall, no later than 28 days before each Recalculation Date, provide the Agent with the senior, unsecured and unguaranteed long-term corporate debt rating of each counterparty to each existing Permitted Hedging Agreement to which any member of the Borrower Group is a party if the benefit of such Permitted Hedging Agreement is to be taken into account in the new Projection that is due to be adopted on such Recalculation Date. The Company shall promptly notify the Agent if, following the provision of any such information to the Agent, it becomes aware of any change in any such credit rating.
7.5	Draft Projections
7.5.1	The Company shall (in consultation with the Technical Bank and the Agent):
(A)	in the case of any Projection other than a Disposal Projection, prepare a draft Projection using:
(1)	all the Assumptions that have been agreed between the Company and the Agent or Technical Bank pursuant to Clauses 7.4.2 and 7.4.3 (Preparatory steps); and

(2)	to the extent that the Company and the Agent or Technical Bank, as appropriate, have not been able to reach agreement on any such Assumptions, such Assumptions as determined in accordance with Clauses 7.4.2 or 7.4.3 (Preparatory steps); and
(B)	in the case of any Disposal Projection, prepare a draft Disposal Projection:
(1)	on the basis that the relevant Borrowing Base Asset(s) have ceased to be so designated; and

(2)	otherwise using all of the Assumptions that were used for the purposes of the then current Projection which the relevant Disposal Projection is intended to supersede.
7.5.2	If the Company has made a request under Clause 7.10 (Asset base) then, at the Technical Bank’s option:
(A)	the draft Projection shall be prepared on the basis that the relevant Petroleum Asset(s) have been designated as Borrowing Base Asset(s) and/or as the case may be, the relevant Borrowing Base Asset(s) have ceased to be so designated; or
(B)	the Company (in consultation with the Technical Bank) shall prepare:
(1)	a draft Projection on the basis that the relevant Petroleum Asset(s) have been designated as Borrowing Base Asset(s) and/or, as the case may be, the relevant Borrowing Base Asset(s) have ceased to be so designated; and

Exhibit 10.1
(2)	a further draft Projection on the basis that no new Petroleum Asset(s) will be designated as Borrowing Base Asset(s) and no current Borrowing Base Asset(s) will cease to be so designated.
7.5.3	If the Company has made a request under Clause 7.1.1(B)(2)(a) (Adoption), the draft Projection shall be prepared on the basis that the relevant Petroleum Asset(s) have been designated as Borrowing Base Asset(s).

7.5.4	The Company and the Agent will endeavour to ensure that each draft Projection is delivered to each Lender no later than 14 days prior to the Recalculation Date on which such Projection is due to be adopted.

7.5.5	Each draft Projection must be accompanied by details of the conditions (“CPs”) (if any) that the Technical Bank and Agent consider necessary to be satisfied in order for (if the Company has made a request under Clause 7.10.1 (Asset base) or the draft Projection is being prepared pursuant to Clause 7.1.1(B)(2) (Adoption)), the relevant Petroleum Asset(s) to be designated as Borrowing Base Asset(s) and/or, as the case may be, the relevant Borrowing Base Asset(s) to cease to be so designated (provided that no CPs shall be required to be satisfied in relation to any Borrowing Base Asset ceasing to be so designated if, in accordance with Clause 7.6.4 (Consideration by Lenders), no Lender is entitled to withhold its consent to such Borrowing Base Asset ceasing to be so designated).
7.6	Consideration by Lenders
7.6.1	Each Lender may, within 10 days of receiving the draft Projection and other information under Clause 7.5 (Draft Projections) or, in the case of the submission of an Economic Assumption pursuant to Clause 7.4.2 (Preparatory steps), the relevant proposed Economic Assumption, inform the Agent whether or not it approves of (as the case may be):
(A)	(save in the case of any Disposal Projection) the adoption of each of the Assumptions used in the preparation of that draft Projection;

(B)	any relevant Petroleum Asset being designated as a Borrowing Base Asset and to the CPs relating thereto (if any);

(C)	a Borrowing Base Asset ceasing to be so designated and to the CPs relating thereto (if any); and

(D)	in the case of an Economic Assumption delivered pursuant to Clause 7.4.2 (Preparatory steps), the relevant Economic Assumption.
7.6.2	If, pursuant to clause 7.6.1, a Lender informs the Agent that it does not approve of any Assumption(s), that Lender shall state the Assumption(s) it does not approve and its reason(s) for not approving.

7.6.3	Any Lender that does not inform the Agent to the contrary within 10 days of receiving the draft Projection and other information under Clause 7.5 (Draft Projections) or, in the case of the submission of an Economic Assumption pursuant to Clause 7.4.2 (Preparatory steps), the relevant proposed Economic Assumption, shall be deemed to have approved of (as the case may be):

Exhibit 10.1
(A)	the adoption of all of the Assumptions used in the preparation of that draft Projection; and/or

(B)	any proposed Petroleum Asset being designated a Borrowing Base Asset and to the CPs relating thereto (if any); and/or

(C)	the relevant Borrowing Base Asset ceasing to be so designated and to the CPs relating thereto (if any); and/or

(D)	in the case of an Economic Assumption submitted pursuant to Clause 7.4.2 (Preparatory steps), the relevant Economic Assumption.
7.6.4	Where a draft Disposal Projection has been delivered to the Lenders the Lenders shall be deemed to have approved all of the Assumptions used in the preparation of such draft Disposal Projection provided that such draft Disposal Projection was prepared in accordance with Clause 7.5.1(B) (Draft Projections).
7.7	Lenders approve

If (as the case may be):
7.7.1	the Majority Lenders approve, or are deemed to have approved, the use of each of the Assumptions for the preparation of the relevant Projection; and/or

7.7.2	the Majority Lenders approve, or are deemed to have approved, any Petroleum Asset being designated a Borrowing Base Asset and the CPs relating thereto; and/or

7.7.3	the Majority Lenders approve, or are deemed to have approved, any existing Borrowing Base Asset ceasing to be so designated and the CPs relating thereto and/or

7.7.4	the Majority Lenders approve, or are deemed to have approved, any proposed Economic Assumption submitted pursuant to Clause 7.4.2 (Preparatory steps), then (as the case may be):
7.7.5	the draft Projection shall be adopted in accordance with Clause 7.9 (Adoption of Projections); and/or

7.7.6	the draft Projection shall be adopted in accordance with Clause 7.9 (Adoption of Projections) and the proposed new Petroleum Asset shall become a Borrowing Base Asset (upon satisfaction of such CPs); and/or

7.7.7	the draft Projection shall be adopted in accordance with Clause 7.9 (Adoption of Projections) and the relevant existing Borrowing Base Asset shall cease to be a Borrowing Base Asset (upon satisfaction of such CPs); and/or

7.7.8	the relevant proposed Economic Assumption submitted pursuant to Clause 7.4.2 (Preparatory steps) shall be used in the preparation of the relevant draft Projection.
7.8	Lenders do not approve
7.8.1	If the Majority Lenders (acting reasonably) do not approve, or are not deemed to have so approved, any of the Assumptions used in any Projection delivered to the

Exhibit 10.1
Lenders for consideration pursuant to Clause 7.6 (Consideration by Lenders), then the Agent and Technical Bank will (in consultation with the Lenders) promptly prepare a new draft Projection to the satisfaction of the Majority Lenders (acting reasonably).

7.8.2	The Agent, the Technical Bank and the Lenders shall consult with each other with a view to ensuring that each draft Projection is prepared in a timely manner.

7.8.3	If the Majority Lenders (i) do not approve, or are not deemed to have approved, the designation of any Petroleum Asset as a Borrowing Base Asset or (ii) require conditions which (a) are more onerous than the CPs relating thereto in order for such designation to be effected and (b) are not acceptable to the Company, then:
(A)	if the Company has made a request under Clause 7.10.1 (Asset base), the Company will (in consultation with the Technical Bank and Agent) promptly prepare a new draft Projection:
(1)	based on the Assumptions that have been agreed, approved or determined in accordance with the preceding provisions of this Clause 7 (Projections); and

(2)	that does not take account of the proposed Petroleum Asset as a Borrowing Base Asset; or
(B)	if the draft Projection was prepared pursuant to Clause 7.1.1(B)(2)(a) (Adoption), the then current Projection shall remain in full force and continue to be the current Projection.
7.8.4	If the Majority Lenders (i) do not approve, or are not deemed to have approved, of an existing Borrowing Base Asset ceasing to be so designated or (ii) require conditions which (a) are more onerous than the CPs relating thereto in order for such designation to cease and (b) are not acceptable to the Company, then:
(A)	(in the case of any Projection other than a Disposal Projection) the Company will (in consultation with the Technical Bank and Agent) promptly prepare a new draft Projection:
(1)	based on the Assumptions that have been agreed, approved or determined in accordance with the preceding provisions of this Clause 7 (Projections); and

(2)	that takes account of the relevant Borrowing Base Asset as a Borrowing Base Asset; and
(B)	in the case of a Disposal Projection, the then current Projection which was intended to be superseded by such Disposal Projection shall remain in force and continue to be the current Projection.
7.9	Adoption of Projections
7.9.1	Subject to Clauses 7.8.3(B) and 7.8.4(B) (Lenders do not approve), each draft Projection prepared pursuant to (as the case may be) Clauses 7.5 (Draft Projections) and 7.8 (Lenders do not approve) will not be adopted as the current Projection for the purposes of this Agreement until the latest of:

Exhibit 10.1
(A)	the relevant Recalculation Date on which the relevant Projection is due to be adopted;

(B)	the date on which any relevant CPs (together with any additional conditions that the Majority Lenders may require in accordance with the preceding provisions of this Clause 7 (Projections)) are satisfied; and

(C)	in the case of a draft Projection prepared pursuant to Clause 7.8 (Lenders do not approve), the date on which the Technical Bank and Agent confirm that they have verified that the relevant draft Projection has been prepared to their satisfaction in accordance with the requirements of this Clause 7 (Projections).
7.9.2	Upon such adoption of the Projection, the Agent shall inform the Lenders and the Company accordingly and shall distribute a copy of that Projection to each of them.
7.10	Asset base
7.10.1	On or before the date falling 14 days before the date on which the Agent is due to submit its proposals in respect of the Economic Assumptions to be used for any Projection pursuant to Clause 7.4 (Preparatory steps), the Company may submit a request to the Agent and the Technical Bank for any Petroleum Asset owned by a member of the Borrower Group to be designated a Borrowing Base Asset and/or for any existing Borrowing Base Asset to cease to be designated a Borrowing Base Asset.

7.10.2	If the Company has made a request under Clause 7.10.1 for any Petroleum Asset to be designated a Borrowing Base Asset or a Projection is being prepared pursuant to Clause 7.1.1(B)(2)(a) (Adoption), it must, promptly following any request for the same by the Agent and/or the Technical Bank deliver to the Agent and the Technical Bank all such information, documentation and evidence as the Technical Bank and/or the Agent may reasonably require with respect to such Petroleum Asset.
7.11	Computer Model
7.11.1	The Company may, with the consent of the Agent (such consent not to be unreasonably withheld or delayed), make amendments to the Computer Model from time to time to correct any deficiencies in such Computer Model (including any conflict between the Computer Model and any Project Document) or otherwise to reflect any changes in circumstance since the date of this Agreement.

7.11.2	Following any material amendment to the Computer Model, the Majority Lenders may request for the amended Computer Model to be audited. If the Majority Lenders so request, the amended Computer Model shall forthwith be audited (at the cost of the Company) by a firm of model auditors approved by the Majority Lenders. Where an audit has been so requested, until a satisfactory audit in relation to the amended Computer Model has been delivered to the Majority Lenders, the existing unamended version shall continue to be the “Computer Model” for the purpose of this Agreement.

Exhibit 10.1
REPAYMENT, PREPAYMENT AND CANCELLATION
8.	REPAYMENT
8.1	Reduction of Facility

The Aggregate Commitments shall reduce to zero on the Final Maturity Date.

8.2	Repayment of Loans
8.2.1	Each Borrower which has drawn a Loan shall repay that Loan on the last day of its Interest Period.

8.2.2	Notwithstanding any other provision of this Agreement, all Utilisations and other amounts outstanding under the Facility shall be repaid on the Final Maturity Date.
8.3	Reduction
8.3.1	The Borrowers shall repay such amount of the Utilisations as is required to ensure that at all times the aggregate Dollar Amount of the Utilisations does not exceed the Aggregate Commitments at that time.

8.3.2	On each Scheduled Recalculation Date or other date on which a Projection is adopted in accordance with Clause 7 (Projections) (or, if the same is not a Business Day, the immediately preceding Business Day), the Borrowers shall repay (i) such amount of the Utilisations as is required to reduce the Total Relevant Outstandings to the Tranche B Borrowing Base Amount applicable on the day after such date and (ii) such amounts of the Tranche A Loans and the outstanding Letters of Credit (other than any Eligible Letter of Credit) as is required to reduce the Dollar Amount of all outstanding Tranche A Loans and outstanding Letters of Credit (other than any Eligible Letter of Credit) to the Tranche A Borrowing Base Amount applicable on the day after such date. For this purpose, the amount outstanding under any Letter of Credit shall be deemed to have been reduced by the amount of any cash cover for such Letter of Credit.

8.3.3	Any repayments under Clause 8.3.1 or Clause 8.3.2 of Utilisations shall be applied:
(A)	first, towards Tranche B Loans,

(B)	(if there are no outstanding Tranche B Loans) second, towards Tranche A Loans; and

(C)	(if there are no outstanding Loans) third, towards repayment of Letters of Credit.
8.3.4	Any repayment of Letters of Credit provided under Clause 8.3.1 or Clause 8.3.2 shall be applied towards such Letters of Credit as the Agent and the Fronting Bank (both acting in consultation with the Company) shall determine.

Exhibit 10.1
9.	PREPAYMENT AND CANCELLATION

9.1	Illegality
9.1.1	If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Utilisation:
(A)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(B)	upon the Agent notifying the Company, the Commitment of that Lender in respect of each Specified Period will be immediately cancelled; and

(C)	each Borrower shall repay that Lender’s participation in the Utilisations made to that Borrower on the last day of the Interest Period for each Utilisation occurring after the Agent has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).
9.1.2	If it becomes unlawful for the Fronting Bank to issue Letters of Credit, the Fronting Bank shall notify the Agent upon becoming aware of that event, and upon the Agent notifying the Company, the Facility shall cease to be available for the issue of Letters of Credit until the appointment of a replacement Fronting Bank pursuant to Clause 28.19 (Replacement of Fronting Bank) for whom it is lawful to issue Letters of Credit.

9.1.3	If it becomes unlawful for the Fronting Bank to maintain outstanding any Letter of Credit the relevant Borrower(s) will use their best endeavours to ensure the release of the liability of the Fronting Bank under each such Letter of Credit or, failing this, the relevant Borrower(s) shall repay or prepay the share of each Lender in each such Letter of Credit on the date specified by the Fronting Bank (being no earlier than the last day of any applicable grace period permitted by law).
9.2	Change of control
9.2.1	If any person or group of persons acting in concert gains control of an Obligor:
(A)	the Company shall promptly notify the Agent upon becoming aware of that event;

(B)	if the Majority Lenders so require, the Agent shall, by not less than fifteen Business Days notice to the Company, cancel the Facility and declare (1) all outstanding Loans, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable and (2) full cash cover in respect of each Letter of Credit immediately due and payable, whereupon the Facility will be cancelled and all such outstanding amounts will become immediately due and payable.
9.2.2	For the purposes of Clause 9.2.1, “control” has the meaning given to such term in Section 416 of the Income and Corporation Taxes Act 1988 (whether or not that Act applies to any Obligor).

Exhibit 10.1
9.2.3	For the purposes of Clause 9.2.1, “acting in concert” has the meaning given to such term in the City Code on Takeovers and Mergers and the presumptions specified therein in relation to the term “acting in concert” shall apply to such term as used in this Agreement (whether or not that code applies to any Obligor).
9.3	Voluntary cancellation
9.3.1	The Company may, if it gives the Agent not less than three Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of $5,000,000) of the unutilised Aggregate Commitments.

9.3.2	On the date of the cancellation of any unutilised Aggregate Commitments pursuant to Clause 9.3.1:
(A)	the Commitment of each Lender for the Specified Period in which the date of such cancellation occurs shall be reduced rateably; and

(B)	if, as a result of the reduction of any Lender’s Commitment for that Specified Period (the “relevant Specified Period”) pursuant to Clause 9.3.2(A), that Lender’s Commitment for any subsequent Specified Period exceeds that reduced Commitment for the relevant Specified Period, that Lender’s Commitment for each such subsequent Specified Period shall be reduced to an amount equal to that reduced Commitment for the relevant Specified Period.
9.4	Voluntary Prepayment of Loans

The Borrower to which a Loan has been made may, if it gives the Agent not less than three Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of a Loan (but if in part, being an amount that reduces the Dollar Amount of the Loan by a minimum amount of $5,000,000).

9.5	Right of repayment and cancellation in relation to a single Lender
9.5.1	If:
(A)	any sum payable to any Lender by an Obligor is required to be increased under Clause 14.2.3 (Tax gross-up); or

(B)	any Lender claims indemnification from the Company under Clause 14.3 (Tax indemnity) or Clause 15.1 (Increased costs),
The Company may, whilst the circumstance giving rise to the requirement or indemnification continues, give the Agent notice of cancellation of the Commitments of that Lender and its intention to procure the repayment of that Lender’s participation in the Utilisations.

9.5.2	On receipt of a notice referred to in Clause 9.5.1, the Commitment of that Lender for each Specified Period shall immediately be reduced to zero.

9.5.3	On the last day of each Interest Period which ends after the Company has given notice under Clause 9.5.1 (or, if earlier, the date specified by the Company] in that

Exhibit 10.1
notice), each Borrower to which a Loan is outstanding shall repay that Lender’s participation in that Loan.
9.5.4	The Company shall, on demand made by the Agent following the receipt by it of any notice referred to in Clause 9.5.1, provide or procure the provision of cash cover for the amount of the relevant Lender’s aggregate participation in all outstanding Letters of Credit.
9.6	Restrictions
9.6.1	Any notice of cancellation or prepayment given by any Party under this Clause 9 (Prepayment and cancellation) shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

9.6.2	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

9.6.3	Any part of the Facility which is prepaid may be reborrowed in accordance with the terms of this Agreement.

9.6.4	The Borrowers shall not repay or prepay all or any part of the Utilisations or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

9.6.5	No amount of the Commitments cancelled under this Agreement may be subsequently reinstated.

9.6.6	If the Agent receives a notice under this Clause 9 (Prepayment and cancellation) it shall promptly forward a copy of that notice to either the Company or the affected Lender, as appropriate.

Exhibit 10.1
COSTS OF UTILISATION
10.	INTEREST

10.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:
10.1.1	Margin;

10.1.2	LIBOR or, in relation to any Loan in euro, EURIBOR or, in relation to any Loan in Norwegian krone, NIBOR; and

10.1.3	Mandatory Cost, if any.
10.2	Payment of interest

The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six monthly intervals after the first day of the Interest Period).

10.3	Default interest
10.3.1	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to Clause 10.3.2, is two per cent. per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 10.3 (Default interest) shall be immediately payable by the Obligor on demand by the Agent.

10.3.2	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:
(A)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(B)	the rate of interest applying to the overdue amount during that first Interest Period shall be two per cent. higher than the rate which would have applied if the overdue amount had not become due.
10.3.3	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.
10.4	Notification of rates of interest

The Agent shall promptly notify the Lenders and the relevant Borrower of the determination of a rate of interest under this Agreement.

Exhibit 10.1
11.	INTEREST PERIODS
11.1	Selection of Interest Periods
11.1.1	A Borrower (or the Company on behalf of a Borrower) may select an Interest Period for a Loan in the Utilisation Request for that Loan.

11.1.2	Subject to this Clause 11 (Interest Periods), and the penultimate sentence in Clause 6.9.2 (Loan to cover demands) a Borrower (or the Company on its behalf) may select an Interest Period of one, two, three or six Months or any other period agreed between the Company and the Agent (acting on the instructions of all the Lenders) provided that prior to the Syndication Date, a Borrower may only select Interest Periods which have been approved by the Agent (in consultation with the Mandated Lead Arrangers).

11.1.3	A Borrower (or the Company on its behalf) may, in relation to any Loan, select an Interest Period of less than six Months which does not coincide with the periods specified in Clause 11.1.2 for the purpose of ensuring that (a) the last day of such Interest Period coincides with a Scheduled Recalculation Date and (b) that there are sufficient Loans (with an aggregate Dollar Amount equal to or greater than the amount required to be repaid under Clause 8.3 (Reduction) on such Scheduled Recalculation Date) which have an Interest Period ending on such Scheduled Recalculation Date.

11.1.4	An Interest Period for a Loan shall not extend beyond the Final Maturity Date.

11.1.5	Each Interest Period for a Loan shall start on the Utilisation Date.

11.1.6	A Loan has one Interest Period only.
11.2	Changes to Interest Periods
11.2.1	Prior to determining the interest rate for a Loan, the Agent may shorten an Interest Period for any Loan to ensure that (a) the last day of such Interest Period coincides with a Scheduled Recalculation Date and (b) that there are sufficient Loans (with an aggregate Dollar Amount equal to or greater than the amount required to be repaid under Clause 8.3 (Reduction) on such Scheduled Recalculation Date) which have an Interest Period ending on such Scheduled Recalculation Date.
11.2.2	If the Agent makes any of the changes to an Interest Period referred to in this Clause 11.2, it shall promptly notify the Company and the Lenders.
11.3	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).
12.	CHANGES TO THE CALCULATION OF INTEREST

12.1	Absence of quotations

Subject to Clause 12.2 (Market disruption), if LIBOR or, if applicable, EURIBOR or NIBOR is to be determined by reference to the Reference Banks but a Reference Bank

Exhibit 10.1
does not supply a quotation by 11.00 a.m. (London time) on the Quotation Day, LIBOR or EURIBOR or NIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

12.2	Market disruption
12.2.1	If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the rate per annum which is the sum of:
(A)	the Margin;

(B)	the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select; and

(C)	the Mandatory Cost, if any, applicable to that Lender’s participation in the Loan.
12.2.2	In this Agreement “Market Disruption Event” means:
(A)	at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR or, if applicable, EURIBOR or NIBOR for the relevant currency and Interest Period; or

(B)	before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 30 per cent. of that Loan) that the cost to it or them of obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR or, if applicable, EURIBOR or NIBOR.
12.3	Alternative basis of interest or funding
12.3.1	If a Market Disruption Event occurs and the Agent or the Company so requires, the Agent and the Company shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

12.3.2	Any alternative basis agreed pursuant to Clause 12.3.1 shall, with the prior consent of all the Lenders and the Company, be binding on all Parties.
12.4	Break Costs
12.4.1	Each Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

Exhibit 10.1
12.4.2	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue and showing how that amount was calculated.
13.	FEES
13.1	Commitment fee

The Borrowers shall pay to the Agent (for the account of each Lender) in respect of each Fee Period:
13.1.1	a fee computed at the applicable Unavailable Rate on the daily amount (if any) of the Unavailable Portion; and

13.1.2	a fee computed at the applicable Unutilised Rate on the daily amount (if any) of the Unused Portion.
13.2	LC commission

Each Borrower shall, in respect of each Letter of Credit requested by it, pay to the Agent (for the account of each Lender) in respect of each Fee Period:
13.2.1	a letter of credit commission at the Margin applicable to Letters of Credit on the daily amount (if any) by which the LC Exposure exceeds the amount of cash cover provided for that Letter of Credit; and

13.2.2	a letter of credit commission at the rate of 0.30 per cent. per annum on the daily amount of the LC Exposure in respect of which cash cover has been provided.
13.3	Computation and payment
13.3.1	Any commitment fee and/or letter of credit commission payable under this Clause 13 (Fees) must be paid by the relevant Borrower(s) within two Business Days after receipt by the Company of the calculation of such commitment fee or, as the case may be, such letter of credit commission from the Agent under Clause 13.3.3.

13.3.2	Any such commitment fee must be paid in dollars and any such letter of credit commission must be paid in the currency in which the Letter of Credit to which it relates is denominated.

13.3.3	The Agent shall calculate the commitment fee and/or the letter of credit commission payable for each Fee Period and shall notify the Company of the same within five Business Days after the end of the relevant Fee Period. Each such calculation shall, in the absence of manifest error, be conclusive evidence of the amount thereof.
13.4	Definitions

For the purposes of this Agreement:
13.4.1	“Fee Period” means:
(A)	in relation to the commitment fee payable under Clause 13.1 (Commitment fee):

Exhibit 10.1
(1)	the period commencing on the date of this Agreement and ending on the first quarter date to occur thereafter; and thereafter,

(2)	each successive period of three months (or, in the case of the last such period, less) commencing on the day after a quarter date and ending on the first quarter date to occur thereafter (or, in the case of the last such period, on the Final Maturity Date); and
(B)	in relation to the letter of credit commission payable under Clause 13.2 (LC commission) with respect to each Letter of Credit:
(1)	the period commencing on the date of issue of that Letter of Credit and ending on the first quarter date to occur thereafter; and thereafter,

(2)	each successive period of three months (or, in the case of the last such period, less) commencing on the day after a quarter date and ending on the first quarter date to occur thereafter (or, in the case of the last such period, the Expiry Date of the relevant Letter of Credit), where, for these purposes, “quarter date” means 31 March, 30 June, 30 September or 31 December.

13.4.2	“LC Exposure” means, in relation to each Letter of Credit, the daily difference between (a) the face value of that Letter of Credit and (b) the aggregate amount of all claims thereunder that have been paid.

13.4.3	“Unavailable Rate” means, in relation to any day in any Fee Period, the percentage rate per annum calculated by multiplying the Margin applicable to Letters of Credit on that day by 0.25.

13.4.4	“Unutilised Rate” means, in relation to any day in any Fee Period, the percentage rate per annum calculated by multiplying the Margin applicable to Letters of Credit on that day by 0.5.

13.4.5	“Unused Portion” means the positive difference (if any) between A and B where:
(A)	“A” is the lower of (i) Aggregate Commitments and (ii) the aggregate of (a) the Tranche B Borrowing Base Amount and (b) the difference between $60,000,000 and the outstanding Dollar Amount of all Letters of Credit (other than any Eligible Letter of Credit); and

(B)	“B” is the aggregate outstanding Dollar Amount of all Utilisations.
13.4.6	“Unavailable Portion” means the positive difference (if any) between (i) Aggregate Commitments and (ii) the aggregate of (a) the Tranche B Borrowing Base Amount and (b) the difference between $60,000,000 and the outstanding Dollar Amount of all Letters of Credit (other than any Eligible Letter of Credit).

Exhibit 10.1
13.5	Other fees and costs

The Borrowers will pay to the relevant Finance Parties the relevant fees and other costs and expenses in the amounts and at the times set out in the Fee Letters and the Commitment Letter.

13.6	Independent Engineer and other representatives
13.6.1	Subject to Clause 13.6.2 below, the Company shall, (or shall procure that an Obligor will) within five Business Days of demand by the Agent, the Security Trustee or the Technical Bank, pay, or reimburse the relevant Administrative Finance Party for any payments that it has made in relation to, any reasonable fees, costs and expenses that the relevant Administrative Finance Party has properly incurred in connection with (a) the performance by the Independent Engineer of its functions pursuant to the Finance Documents and/or (b) the appointment by such Administrative Finance Party of any legal adviser, insurance adviser, environmental consultant, engineering consultant, model auditor or tax model auditor, in each case, in connection with the exercise of its rights and discretions or the performance of its duties and obligations, under the Finance Documents.

13.6.2	Save to the extent that such fees, costs and expenses have been incurred in circumstances where a Default has occurred, the Company shall only be obliged to pay or reimburse (or shall procure that an Obligor will pay or reimburse) the relevant Administrative Finance Party for any fees, costs and expenses incurred by it if the Company has approved the appointment of the relevant Independent Engineer, adviser, consultant or auditor and the terms (including fees) of the appointment (such approval not to be unreasonably withheld or delayed).

Exhibit 10.1
ADDITIONAL PAYMENT OBLIGATIONS
14.	TAX GROSS UP AND INDEMNITIES

14.1	Definitions
14.1.1	In this Agreement:

“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Qualifying Lender” means:
(A)	a Lender (other than a Lender within paragraph (B) below) which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and is:
(1)	a Lender:
(a)	which is a bank (as defined for the purpose of section 349 of the Taxes Act) making an advance under a Finance Document; or

(b)	in respect of an advance made under a Finance Document by a person that was a bank (as defined for the purpose of section 349 of the Taxes Act) at the time that that advance was made, and which is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or

(2)	a Lender which is:
(a)	a company resident in the United Kingdom for United Kingdom tax purposes;

(b)	a partnership each member of which is
(i)	a company resident in the United Kingdom for United Kingdom tax purposes; or

(ii)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (for the purposes of section 11(2) of the Taxes Act) the whole of any share of interest payable in respect of that advance that falls to it by reason of sections 114 and 115 of the Taxes Act;

Exhibit 10.1
(c)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (for the purposes of section 11(2) of the Taxes Act) of that company; or
(3)	a Treaty Lender; or
(B)	a building society (as defined for the purpose of Section 477A of the Taxes Act).

“Tax Confirmation” means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is:

(A)	a company resident in the United Kingdom, for United Kingdom tax purposes; or

(B)	a partnership each member of which is:
(1)	a company so resident in the United Kingdom; or

(2)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (for the purposes of section 11(2) of the Taxes Act) the whole of any share of interest payable in respect of that advance that falls to it by reason of sections 114 and 115 of the Taxes Act; or
(C)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (for the purposes of section 11(2) of the Taxes Act) of that company.
“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 14.2 (Tax gross-up) or a payment under Clause 14.3 (Tax indemnity).

“Treaty Lender” means a Lender which:
(A)	in the case of an Obligor which is resident in the United Kingdom, is treated as a resident of a Treaty State for the purposes of the Treaty and does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in the Loan is effectively connected; or

Exhibit 10.1
(B)	in the case of an Obligor which is not resident in the United Kingdom, is treated as resident in a jurisdiction which has a double taxation agreement with the jurisdiction in which the Obligor is resident or treated as resident, which double tax treaty makes provision (subject to satisfaction of any conditions provided therein) for full exemption from Tax Deductions imposed by the jurisdiction in which the Obligor is resident or treated as resident.
“Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with the United Kingdom which (subject to satisfaction of any conditions provided for therein) makes provision for full exemption from tax imposed by the United Kingdom on interest.

“UK Non-Bank Lender” means:
(A)	where a Lender becomes a Party on the day on which this Agreement is entered into, a Lender listed in Schedule 2 (The Original Lenders) and identified as a “UK Non-Bank Lender” in that Schedule; and

(B)	where a Lender becomes a Party after the day on which this Agreement is entered into, a Lender which gives a Tax Confirmation in the Transfer Certificate which it executes on becoming a Party.
14.1.2	Unless a contrary indication appears, in this Clause 14 (Tax gross-up and indemnities) a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.
14.2	Tax gross-up
14.2.1	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

14.2.2	The Company shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Company and that Obligor.

14.2.3	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

14.2.4	An Obligor is not required to make an increased payment to a Lender under Clause 14.2.3 above for a Tax Deduction in respect of tax imposed by the United Kingdom from a payment of interest on a Loan, if on the date on which the payment falls due:
(A)	the payment could have been made to the relevant Lender without a Tax Deduction if it was a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in

Exhibit 10.1
the interpretation, administration, or application of) any law or Treaty, or any published practice or concession of any relevant taxing authority; or
(B)
(1)	the relevant Lender is a Qualifying Lender solely under paragraph (A)(2) of the definition of “Qualifying Lender” set out in Clause 14.1.1 (Definitions);

(2)	the Board of the Inland Revenue has given (and not revoked) a direction (a “Direction”) under section 349C of the Taxes Act (as that provision has effect on the date on which the relevant Lender became a Party to this Agreement) which relates to that payment and that Lender has received from that Obligor or the Company a certified copy of that Direction; and

(3)	the payment could have been made to the Lender without any Tax Deduction in the absence of that Direction; or
(C)	the relevant Lender is a Qualifying Lender solely under paragraph (A)(2) of the definition of “Qualifying Lender” set out in Clause 14.1.1 (Definitions) and it has not, other than by reason of any change after the date of this Agreement in (or in the interpretation, administration, or application of) any law, or any published practice or concession of any relevant taxing authority, given a Tax Confirmation to the Company; or

(D)	the relevant Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under Clause 14.2.7 below.
14.2.5	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

14.2.6	Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

14.2.7	A Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

14.2.8	A UK Non-Bank Lender which becomes a Party on the day on which this Agreement is entered into gives a Tax Confirmation to the Company by entering into this Agreement.

14.2.9	A UK Non-Bank Lender shall promptly notify the Company and the Agent if there is any change in the position from that set out in the Tax Confirmation.

14.2.10	Each Lender that:

Exhibit 10.1
(A)	is a Lender as at the date of this Agreement confirms on the date of this Agreement; or

(B)	becomes a Lender after the date of this Agreement confirms on the date on which it becomes a Lender pursuant to Clause 26 (Changes to the Lenders), that it is a Qualifying Lender. A Lender will notify the Agent if it ceases to be a Qualifying Lender at any time. The Agent will promptly upon receipt of any such notification provide the Company a copy of the same.
14.3	Tax indemnity
14.3.1	The Company shall (or shall procure that an Obligor will) (within three Business Days of demand by the Agent, such demand to be accompanied by a written calculation of the amount claimed by the Protected Party) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

14.3.2	Clause 14.3.1 above shall not apply:
(A)	with respect to any Tax assessed on a Finance Party:
(1)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(2)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(B)	to the extent a loss, liability or cost:
(1)	is compensated for by an increased payment under Clause 14.2 (Tax gross-up); or

(2)	would have been compensated for by an increased payment under Clause 14.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in Clause 14.2.4 (Tax gross-up) applied.
14.3.3	A Protected Party making, or intending to make a claim under Clause 14.3.1 above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Company.

14.3.4	A Protected Party shall, on receiving a payment from an Obligor under this Clause 14.3 (Tax indemnity), notify the Agent.

Exhibit 10.1
14.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:
14.4.1	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

14.4.2	that Finance Party has obtained, utilised and retained that Tax Credit, the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

14.5	Stamp taxes

The Company shall (or shall procure that an Obligor will) pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document (other than a Transfer Certificate).

14.6	Value added tax
14.6.1	All amounts set out, or expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply, and accordingly, subject to Clause 14.6.3 (Value added tax), if VAT is chargeable on any supply made by any Finance Party to any Party under a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such Party).

14.6.2	If VAT is chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Recipient will promptly pay to the Relevant Party an amount equal to any credit or repayment from the relevant tax authority which it reasonably determines relates to the VAT chargeable on that supply.

14.6.3	Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that neither it nor any other member of any group of which it is a member for VAT purposes is entitled to credit or repayment from the relevant tax authority in respect of the VAT.

Exhibit 10.1
15.	INCREASED COSTS

15.1	Increased costs
15.1.1	Subject to Clause 15.3 (Exceptions), the Company shall (or shall procure that an Obligor will), within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

15.1.2	In this Agreement “Increased Costs” means:
(A)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(B)	an additional or increased cost; or

(C)	a reduction of any amount due and payable under any Finance Document, which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document or Letter of Credit.

15.2	Increased cost claims
15.2.1	A Finance Party intending to make a claim pursuant to Clause 15.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Company.

15.2.2	Each Finance Party shall, as soon as practicable after a demand by the Agent or the Company, provide a certificate confirming the amount of its Increased Costs and setting out the calculation of such amount in reasonable detail.
15.3	Exceptions
15.3.1	Clause 15.1 (Increased costs) does not apply to the extent any Increased Cost is:
(A)	attributable to a Tax Deduction required by law to be made by an Obligor;

(B)	compensated for by Clause 14.3 (Tax indemnity) (or would have been compensated for under Clause 14.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in Clause 14.3.2 (Tax indemnity) applied);

(C)	compensated for by the payment of the Mandatory Cost;

(D)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation or any Finance Document to which it is a party; or

Exhibit 10.1
(E)	attributable to the implementation or application of or compliance with the Basle II Accord or any law or regulation which implements the Basle II Accord.
15.3.2	In this Clause 15.3 (Exceptions):
(A)	a reference to a “Tax Deduction” has the same meaning given to the term in Clause 14.1 (Definitions); and

(B)	“Basle II Accord” means the paper titled “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basle Committee on Banking Supervision in June 2004 in the form existing as at the date of this Agreement.
16.	OTHER INDEMNITIES

16.1	Currency indemnity
16.1.1	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:
(A)	making or filing a claim or proof against that Obligor;

(B)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, that Obligor shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (i) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (ii) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

16.1.2	Without prejudice to Clause 16.1.1, each Obligor shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability which that Finance Party incurs as a result of that Finance Party receiving an amount in respect of that Obligor’s liability under any Finance Document in a currency other than the currency in which that liability is expressed to be payable under that Finance Document.

16.1.3	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.
16.2	Other indemnities

The Company shall (or shall procure that an Obligor will), within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:
16.2.1	the occurrence of any Event of Default;

Exhibit 10.1
16.2.2	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 30 (Sharing among the Finance Parties);

16.2.3	funding, or making arrangements to fund, its participation in a Utilisation requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone);

16.2.4	a Utilisation (or part of a Utilisation) not being prepaid in accordance with a notice of prepayment given hereunder; or

16.2.5	the release of any Security constituted by any Finance Document or any release of any Obligor which is permitted under the Finance Documents.
16.3	Indemnity to the Agent

The Company shall (or shall procure that an Obligor will) promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:
16.3.1	investigating any event which it reasonably believes is a Default; or

16.3.2	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.
17.	MITIGATION BY THE LENDERS

17.1	Mitigation
17.1.1	Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 9.1 (Illegality), Clause 14 (Tax gross-up and indemnities), Clause 15 (Increased costs) or paragraph 3 of Schedule 7 (Mandatory Cost Formulae) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

17.1.2	Clause 17.1.1 does not in any way limit the obligations of any Obligor under the Finance Documents.
17.2	Limitation of liability
17.2.1	The Company shall (or shall procure that an Obligor will) indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 17.1 (Mitigation).

17.2.2	A Finance Party is not obliged to take any steps under Clause 17.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

Exhibit 10.1
18.	COSTS AND EXPENSES

18.1	Transaction expenses

The Company shall (or shall procure that an Obligor will) promptly on demand pay the Administrative Finance Parties the amount of all costs and expenses (including legal fees) reasonably incurred by any of them in connection with:
18.1.1	the negotiation, preparation, printing, execution and syndication of:
(A)	this Agreement and any other documents referred to in this Agreement; and

(B)	any other Finance Documents (other than a Transfer Certificate and BOS Counter-Indemnity) executed after the date of this Agreement;
18.1.2	the designation or de-designation of any Petroleum Assets as Borrowing Base Assets; and

18.1.3	the completion of the transactions and perfection of the Security intended to be created pursuant to the Security Documents, subject to any applicable cap agreed between the Company and the Agent.

18.2	Amendment costs

If (a) a relevant party requests an amendment, waiver or consent to any Finance Document or (b) an amendment is required pursuant to Clause 31.9 (Change of currency), the Obligors shall, within three Business Days of demand, reimburse the Finance Parties for the amount of all costs and expenses (including legal fees) reasonably incurred by the Finance Parties in responding to, evaluating, negotiating or complying with that request or requirement. For the purposes of this Clause, “relevant party” means any Obligor or any other party (other than a Finance Party) to a Finance Document.

18.3	Enforcement costs

The Company shall (or shall procure that an Obligor will), within three Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

Exhibit 10.1
GUARANTEE
19.	GUARANTEE AND INDEMNITY

19.1	Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:
19.1.1	guarantees to each Finance Party punctual performance by each other Obligor of all that other Obligor’s obligations under the Finance Documents;

19.1.2	undertakes with each Finance Party that whenever an Obligor does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

19.1.3	indemnifies each Finance Party immediately on demand against any cost, loss or liability suffered by that Finance Party if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which that Finance Party would otherwise have been entitled to recover.
19.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

19.3	Reinstatement

If any payment by an Obligor or any discharge given by a Finance Party (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:
19.3.1	the liability of each Obligor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

19.3.2	each Finance Party shall be entitled to recover the value or amount of that security or payment from each Obligor, as if the payment, discharge, avoidance or reduction had not occurred.
19.4	Waiver of defences

The obligations of each Guarantor under this Clause 19 (Guarantee and indemnity) will not be affected by an act, omission, matter or thing which, but for this Clause 19.4, would reduce, release or prejudice any of its obligations under this Clause 19 (Guarantee and indemnity) (without limitation and whether or not known to it or any Finance Party) including:
19.4.1	any time, waiver or consent granted to, or composition with, any Obligor or other person;

19.4.2	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any Obligor or other person;

Exhibit 10.1
19.4.3	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

19.4.4	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

19.4.5	any amendment (however fundamental) or replacement of a Finance Document or any other document or security;

19.4.6	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

19.4.7	any insolvency or similar proceedings.
19.5	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 19 (Guarantee and indemnity). This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

19.6	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:
19.6.1	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

19.6.2	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 19 (Guarantee and indemnity).
19.7	Deferral of Guarantors’ rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents:
19.7.1	to be indemnified by an Obligor;

19.7.2	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents; and/or

Exhibit 10.1
19.7.3	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party.
19.8	Release of Guarantors’ right of contribution

If any Guarantor (a “Retiring Guarantor”) ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor that is permitted under the terms of the Finance Documents, then on the date such Retiring Guarantor ceases to be a Guarantor:
19.8.1	that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

19.8.2	each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.
19.9	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

19.10	Limitation of guarantee

Notwithstanding any other provision of any Finance Document, the amount guaranteed by each Guarantor hereunder shall be limited to the extent, if any, required so that its obligations under this Clause 19 (Guarantee and indemnity) shall not be subject to avoidance under Section 548 of Title 11 of the United States Code, or to being set aside or annulled under any applicable law or regulation relating to fraud on creditors. In determining the limitations, if any, on the amount of any Guarantor’s obligations hereunder pursuant to the preceding sentence, it is the intention of the parties hereto that any rights of subrogation or contribution which such Guarantor may have under this Clause 19 (Guarantee and indemnity), any other agreement or applicable law or regulation shall be taken into account.

20.	PROJECT ACCOUNTS

20.1	General
20.1.1	The provision of this Clause 20 (Project Accounts) shall apply from the date of this Agreement for so long as any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

20.1.2	Each Obligor which is a member of the Borrower Group, other than Endeavour Energy Netherlands B.V., shall maintain Proceeds Accounts and Cash Collateral Accounts in accordance with Clause 20.3 (Proceeds Accounts) and Clause 20.4

Exhibit 10.1
(Cash Collateral Accounts), in each case, with the Account Bank in London or such other location as the Agent, the Account Bank and the Company may agree.

20.1.3	Each relevant Obligor shall give such notices as the Security Trustee may require in connection with the perfection or protection of the Secured Creditors’ security over the Project Accounts or for the purpose of giving effect to the provisions of this Clause 20 (Project Accounts).

20.1.4	Each Project Account (and each sub account) will be a separate account at the Account Bank. A Project Account must be divided into separate sub accounts if the Security Trustee so requires.

20.1.5	Each Project Account must be denominated in sterling, dollars, Norwegian krone or euros or such other currencies as may be agreed between the relevant Obligor, the Security Trustee and the Account Bank holding such Project Account (each, a “permitted currency”). If any relevant Obligor or the Account Bank receives any moneys for crediting to a Project Account in a currency other than a permitted currency, that Obligor must convert those moneys into a permitted currency (at the Account Bank’s prevailing rates for comparable transactions) on the date on which they are received. The amount must be paid into the relevant Project Account immediately after it is converted into a permitted currency.

20.1.6	The restrictions on the withdrawal of funds from Project Accounts contained in this Agreement will not affect the obligations of the Obligors to make all payments required to be made to the Secured Creditors on the respective due dates for payment in accordance with the Finance Documents.

20.1.7	The detailed operating procedures for the Project Accounts will be agreed (with the consent of the Security Trustee) from time to time between the Company and the Account Bank. In the event of any inconsistency between this Agreement and those procedures, this Agreement will prevail.

20.1.8	Each Obligor that has a Project Account must pay to the Account Bank such transaction charges and other fees as the Company and the Account Bank, both acting reasonably, may from time to time agree.

20.1.9	The Account Bank will not be obliged to make available to any Obligor any sum which it is expecting to receive for the account of that Obligor until it has been able to establish that it has received that sum.

20.1.10	Neither the ability of the Obligors to make any withdrawal from a Project Account in accordance with this Agreement nor any such withdrawal will be construed as a waiver by any Secured Creditor of any Security over the Project Accounts.
20.2	Withdrawals
20.2.1	No payments to, or withdrawals from, any Project Account may be made except as expressly permitted by this Agreement.

20.2.2	No Obligor will request, and (in the case of Clause 20.2.2(B) only) the Account Bank shall not permit, any withdrawal to be made from any Project Account:
(A)	to the extent that such Project Account would become overdrawn as a result; or

Exhibit 10.1
(B)	if, prior to the date of the relevant proposed withdrawal, the Security Trustee notifies the Account Bank that the withdrawal is not or would not be permitted under any Finance Document, provided that nothing in this Clause 20.2.2 will prevent the Account Bank complying with its obligations under law.

20.2.3	No Obligor may make any withdrawal from a Project Account at any time whilst a Default is continuing (or if any such Default would result from the withdrawal) except:
(A)	subject to Clause 20.2.4, in the case of the Proceeds Accounts, as expressly permitted under Clause 20.3 (Proceeds Accounts); or

(B)	with the Security Trustee’s specific consent.
20.2.4	If the Enforcement Date has occurred:
(A)	no amount will be payable to any Obligor, or may be withdrawn by any Obligor, with respect to the Project Accounts; and

(B)	the Security Trustee will be entitled (but not obliged) without prior notice to, or the consent of, any Obligor to be the sole signatory on the Project Accounts.
20.2.5	The Security Trustee shall promptly notify the Account Bank of the occurrence of the Enforcement Date and the Account Bank shall be entitled to treat any notice issued to it under this Clause 20.2.5 at face value.
20.3	Proceeds Accounts
20.3.1	Each Obligor which is a member of the Borrower Group, other than Endeavour Energy Netherlands B.V., shall:
(A)	maintain with the Account Bank, accounts the names of which shall include the designation “Proceeds “ (each a “Proceeds Account”); and

(B)	procure that all amounts received by it (or to its order) are paid directly to the Proceeds Accounts maintained by it save to the extent that any Project Document requires such amounts to be credited to a joint account of the relevant Obligor and its co-venturers.
20.3.2	Subject to Clause 20.2 (Withdrawals) and Clause 20.3.3, an Obligor may withdraw amounts from the Proceeds Accounts maintained by it at any time and for any purposes.

20.3.3	Subject to Clause 20.2 (Withdrawals), if any Default has occurred and is continuing, an Obligor may only withdraw amounts from the Proceeds Accounts maintained by it at the following times and for the following purposes:
(A)	first, at any time, in or towards payment of any items of Permitted Expenditure but, unless the Security Trustee otherwise agrees, only to the extent that such item of Permitted Expenditure does not exceed 110% of the amount that has been provided for in the then current Projection;

Exhibit 10.1
(B)	second, at any time, in or towards payment pro rata of any fees, commission, costs and expenses, accrued interest or Hedging Costs due but unpaid under the Finance Documents and the Secured Hedging Agreements;

(C)	third, at any time, in or towards payment pro rata of (i) any principal (including amounts payable under clause 6.8 (Claims under a Letter of Credit) or clause 6.10 (Indemnities)), and any cash cover in respect of any Letter of Credit, due but unpaid under the Finance Documents and (ii) any Hedging Termination Payments due to any Hedging Bank but unpaid under any Secured Hedging Agreement to the extent that such Hedging Termination Payments have fallen due for payment as a result of the termination of such Secured Hedging Agreement by that Hedging Bank; and

(D)	fourth, at any time, in or towards payment of any dividend or distribution that has been declared prior to the occurrence of any such Default.
20.3.4	Any such withdrawals from a Proceeds Account may only be made in the order of priority set out in Clause 20.3.3 so that no withdrawal may be made for a purpose set out in any paragraph or sub-paragraph of Clause 20.3.3 if any amount of a kind referred to in a preceding paragraph or sub-paragraph is due but unpaid.

20.3.5	Each Obligor may, at any time, transfer amounts from a Proceeds Account maintained by it which is denominated in any one currency to any other Proceeds Account maintained by it which is denominated in another currency.

20.3.6	For the purpose of this Agreement, “Permitted Expenditure” means, in relation to any Obligor at any time:
(A)	any costs of abandonment and payments to make provision for abandonment costs in accordance with all relevant laws, regulations and the relevant Project Documents relating to the whole or any part of any Borrowing Base Asset, or any physical assets associated with it (including contributions to a sinking fund), in each case, payable by that Obligor at such time;

(B)	any transportation tariffs and sales and marketing costs relating to the Petroleum derived from any Borrowing Base Asset that is payable by that Obligor at such time;

(C)	any capital expenditure in respect of any Borrowing Base Asset which that Obligor is required to meet at such time in order to generate or sustain the production profiles for that Borrowing Base Asset which have been used as an Assumption, and are reflected in, the then current Projection;

(D)	any operating costs relating to any Borrowing Base Asset payable by that Obligor at such time;

(E)	any royalties under any Petroleum production licence relating to any Borrowing Base Asset payable by that Obligor at such time;

Exhibit 10.1
(F)	any Taxes attributable to, or in connection with, any Borrowing Base Asset payable by that Obligor at such time;

(G)	any exploration and appraisal expenditure on any Borrowing Base Asset payable by that Obligor at such time but only to the extent that (a) the Obligor was committed to meet such expenditure prior to the occurrence of the relevant Default and (b) such expenditure cannot be funded from any other existing cash balances of the Group; and

(H)	any general and administrative expenditure payable by that Obligor at such time but only to the extent that the same is attributable to a Borrowing Base Asset.
20.4	Cash Collateral Accounts
20.4.1	Any Borrower that wishes to request a Letter of Credit shall:
(A)	maintain with the Account Bank accounts each designated as “Cash Collateral” (the “Cash Collateral Account”) with the Account Bank; and

(B)	procure that all amounts of cash cover that it is required to provide under this Agreement (or otherwise elects to provide) in relation to any Letter of Credit are paid into such Cash Collateral Accounts.
20.4.2	Subject to Clause 20.2 (Withdrawals) and unless the Agent otherwise consents, an Obligor may only withdraw amounts from the Cash Collateral Accounts maintained by it at the following times and for the following purposes:
(A)	first, at any time, in or towards the payment to any Lender of amounts due and payable to it under this Agreement in respect of the relevant Letter of Credit for which cash cover has been provided; and

(B)	second, at any time when:
(1)	no Default has occurred and is continuing; and

(2)	the aggregate amount standing to the credit of all the Cash Collateral Accounts maintained by that Obligor exceeds the aggregate amount of cash cover that it is, at that time, required to provide in respect of all Letters of Credit that have been issued at its request, in or towards payment to any Proceeds Account maintained by it.
20.4.3	Any such withdrawals from a Cash Collateral Account may only be made in the order of priority set out in Clause 20.4.2 so that no withdrawal may be made for a purpose set out in any paragraph or sub-paragraph of Clause 20.4.2 if any amount of a kind referred to in a preceding paragraph or sub-paragraph is due but unpaid.

20.4.4	The Fronting Bank shall be entitled to request the Account Bank to withdraw from any Cash Collateral Account any amount due to it in respect of a Letter of Credit which remains unpaid by the Borrowers (and the Account Bank shall comply with any direction to it by the Fronting Bank for such withdrawal(s)).

Exhibit 10.1
20.5	Administration and miscellaneous
20.5.1	Each Obligor shall provide the Agent and/or the Security Trustee and any of their representatives with access on reasonable notice and during normal business hours to review the books and records of its Project Accounts. The Account Bank must, and each relevant Obligor authorises the Account Bank to, give the Agent and the Security Trustee and their representatives unrestricted access to review such books and records held by the Account Bank.

20.5.2	The Account Bank must provide to the Company and, at the request of any of the Agent, the Security Trustee or the Fronting Bank to such other party, not less than five Business Days after the end of each month, a full statement of all payments into and from the Project Accounts.

20.5.3	Except where this Agreement specifically provides otherwise, no Obligor may exercise any right which it may have under any applicable law to direct the Account Bank to transfer any amount standing to the credit of a Project Account to it or to its order. The Account Bank must notify the Agent and the Security Trustee if any Obligor purports to exercise any such right.

20.5.4	The Account Bank will not be under any obligation to monitor withdrawals from the Project Accounts or enquire as to the purpose of any withdrawal from a Project Account.

20.5.5	The Account Bank must notify the Agent and the Security Trustee promptly if it becomes aware of the occurrence of a Default.

20.5.6	The Account Bank must not be required to act in a manner inconsistent with the Finance Documents.

20.5.7	Each sum credited to a Project Account will, from the time it is credited until the time it is withdrawn, bear interest at such rate as the relevant Obligor may from time to time agree with the Account Bank. Such interest will be credited to the relevant Project Account.
20.6	Security
20.6.1	Each Obligor shall, to the extent that such Security has not been effected under the terms of an existing Security Document, enter into a Security Document (in form and substance satisfactory to the Security Trustee acting reasonably) for the purposes of creating Security over each of the Project Accounts maintained by it (and the sums standing to the credit of such Project Accounts) in favour of the Security Trustee and deliver to the Security Trustee, or procure the delivery to the Security Trustee of, any legal opinion or other document that the Security Trustee may reasonably require in connection with the entry into such Security Document. Such Security must be granted and each such legal opinion or other document must be delivered:
(A)	in the case of any Project Accounts which are in existence on the date of this Agreement, on or before the date of the first Utilisation hereunder; and

(B)	in the case of any other Project Account, on the date on which such Project Account is opened.

Exhibit 10.1
20.6.2	On the date on which such Security is granted in favour of the Security Trustee, the Account Bank is deemed to have acknowledged that it has received notice that each Project Account held by it is the subject of Security in favour of the Security Trustee.

20.6.3	The Account Bank acknowledges that it is not entitled to, and undertakes not to, claim or exercise any lien, right of set-off, right to combine or consolidate accounts or any other right, remedy or security over, against or with respect to any Project Account held by it (save to set-off, from any Proceeds Account, transaction fees incurred by it in exercise of its obligations under this Agreement) or moneys standing to the credit of any such Project Account (or in the course of being credited to it), in each case, without the consent of the Security Trustee.

20.6.4	The Account Bank confirms that it has received no other notice of any Security in respect of any Project Account held by it in favour of any person other than the Security Trustee.
20.7	Protection of Account Bank
20.7.1	The Obligors must indemnify the Account Bank against any cost, loss or liability incurred by the Account Bank (otherwise than by reason of its gross negligence or wilful misconduct) in acting as the Account Bank under or in connection with the Finance Documents.

20.7.2	The Account Bank:
(A)	is not responsible to any other Finance Party for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by it, an Obligor or any other person given in or in connection with any Finance Document or the Information Memorandum (save for the statements provided by it pursuant to Clause 20.5 (Administration and miscellaneous)); or

(B)	is not responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.
20.8	Resignation of Account Bank
20.8.1	The Account Bank (including any replacement Account Bank that is appointed in accordance with this Clause 20.7 (Resignation of Account Bank)) must at all times be an institution approved, licensed and authorised to accept deposits in each location where any Project Accounts are held.

20.8.2	The Account Bank may resign and appoint one of its Affiliates acting through an office in the United Kingdom or such other location as the Agent, the Account Bank and the Company may agree as successor by giving notice to the other Finance Parties and the Company.

20.8.3	Alternatively the Account Bank may resign by giving notice to the other Finance Parties and the Company, in which case the Majority Lenders (after consultation with the Company) may appoint a successor Account Bank.

Exhibit 10.1
20.8.4	The retiring Account Bank shall, at its own cost (unless required to resign pursuant to Clause 20.8.7 in which case the costs will be borne by the Company), make available to the successor Account Bank such documents and records and provide such assistance as the successor Account Bank may reasonably request for the purposes of performing its functions as the Account Bank under the Finance Documents.

20.8.5	The Account Bank’s resignation notice shall only take effect upon the successor Account Bank:
(A)	notifying all the Parties that it accepts its appointment; and

(B)	completing all such steps as may reasonably be required by the Majority Lenders in order to ensure that (1) it accedes, and becomes a party, to all relevant Finance Documents in its capacity as an Account Bank; (2) the proceeds of all Project Accounts held by the retiring Account Bank are transferred to the corresponding Project Accounts to be held with the successor Account Bank; and (3) the Secured Creditors have valid and enforceable Security over (i) the Project Accounts that are held, or to be held by, the successor Account Bank and (ii) the amounts standing the credit of such Project Accounts.
20.8.6	Upon the appointment of a successor, the retiring Account Bank shall be discharged from any further obligation in respect of the Finance Documents (in its capacity as Account Bank) but shall remain entitled to the benefit of Clause 28.11 (Lenders’ Indemnity) and Clause 20.7 (Protection of Account Bank). Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

20.8.7	After consultation with the Company, the Majority Lenders may, by notice to the Account Bank, require it to resign in accordance with Clause 20.8.3 above. In this event, the Account Bank shall resign in accordance with Clause 20.8.3 above.

Exhibit 10.1
REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT
21.	REPRESENTATIONS

21.1	Timing of representations
21.1.1	Subject to Clauses 21.1.3, 21.1.4 and 21.1.5, each Obligor makes the representations and warranties set out in this Clauses 21 to each Finance Party on the date of this Agreement save for those set out in Clause 21.27 (Information Memorandum) which it makes to each Finance Party on the Syndication Date.

21.1.2	In addition, subject to Clauses 21.1.3, 21.1.4 and 21.1.5, the Repeating Representations are deemed to be made by each Obligor by reference to the facts and circumstances then existing on:
(A)	the date of each Utilisation Request and the first day of each (i) Interest Period and (ii) Term; and

(B)	in the case of an Additional Obligor, the day on which the company becomes (or it is proposed that the company becomes) an Additional Obligor.
21.1.3	Talisman Expro Limited makes the representations and warranties set out in this Clause 21 (Representations) to each Finance Party on the date (the “accession date") on which it becomes a Party hereto as an Obligor pursuant to Clause 4.3 (Conditions subsequent) provided that:
(A)	in making such representations and warranties and in making the Repeating Representations at any time prior to the date which falls 90 days after the accession date, Talisman Expro Limited shall (in relation to the Limited Representations) only make, or be deemed to make, such representations and warranties insofar as it is aware of the matters specified therein;

(B)	for the purposes of the representation and warranties made, or deemed to be made, by Talisman Expro Limited, any references to “date of this Agreement” shall be replaced with a reference to “the accession date”; and
21.1.4	In making the Limited Representations at any time prior to the date which falls 90 days after the date of this Agreement, each Obligor (other than Talisman Expro Limited) shall, to the extent that such with representations and warranties relate to Talisman Expro Limited, only make, or be deemed to make, such representations and warranties in so far as it is aware of the matters specified therein.

21.1.5	For the purposes of Clauses 21.1.3 and 21.1.4, “Limited Representations” means:
(A)	each representation and warranty set out in Clauses 21.8.2 (No default), 21.9.2 (Authorisations), 21.9.3 (Authorisations), 21.13 (Information Package), 21.17 (Borrowing Base Assets), 21.18 (Copies of Project Documents), 21.19 (Laws and regulations) and 21.25 (No Security);

Exhibit 10.1
(B)	to the extent that the same relates to any Project Document, the representation and warranty set out in Clause 21.4 (legal validity).
21.2	Status
21.2.1	It, and each member of the Group party to a Transaction Document is a limited liability company, duly incorporated and validly existing under the laws of its jurisdiction of incorporation.

21.2.2	It, and each member of the Group party to a Transaction Document has the power to own its assets and carry on its business as it is being conducted.
21.3	Powers and authority

It, and each member of the Group party to a Finance Document or material Project Document, has the power to enter into and perform, and has taken all necessary action to authorise the entry into, and performance of, the Finance Documents or material Project Documents to which it is a party and the transactions contemplated by those Finance Documents or material Project Documents.

21.4	Legal validity

Subject to any general principles of law limiting its obligations or the obligations of any member of the Group and specifically referred to in any legal opinion required, and delivered to the Agent, under this Agreement, each Finance Document and, to the best of its knowledge (after due enquiry), each material Project Document to which it, or any member of the Group, is a party:
21.4.1	is in full force and effect; and

21.4.2	is its legally binding, valid and enforceable obligation or, as the case may be, the legally binding, valid and enforceable obligation of that member of the Group, and no person is in default under any Finance Document or material Project Document.

21.5	Non-conflict

Subject to any general principles of law specifically referred to in the Norwegian legal opinion described in paragraph 11.5 of Part I of Schedule 3 (Conditions precedent and subsequent) the entry into and performance by it of, or any Transaction Party of, and the transactions contemplated by, the Finance Documents, do not conflict with:
21.5.1	any law or regulation applicable to it or any member of the Group party to such documents;

21.5.2	its constitutional documents or the constitutional documents of any member of the Group party to such documents; or

21.5.3	any document which is binding upon (i) it or any of its assets or (ii) any member of the Group or any assets of any member of the Group.

Exhibit 10.1
21.6	Pari passu ranking

Its payment obligations, and the payment obligations of each Transaction Party, under the Finance Documents rank at least pari passu with all its other present unsecured obligations, except for obligations mandatorily preferred by law applying to companies generally.

21.7	Insolvency

As at the date of this Agreement and, in the case of any member of the Borrower Group which does not have an interest in any Borrowing Base Asset at the date of this Agreement, the date on which any Petroleum Asset owned by such member of the Borrower Group becomes a Borrowing Base Asset, neither it nor any member of the Group has taken any steps, and (after due enquiry) it is not aware of any steps having been taken for:
21.7.1	the winding-up, administration, or dissolution of it or any member of the Group (or any of their respective assets); or

21.7.2	the appointment of any Insolvency Officer in relation to it or any member of the Group or their respective assets, or any analogous step in any jurisdiction.

21.8	No default
21.8.1	No Event of Default and, on the date of this Agreement, no Default has occurred and is continuing or will result from the execution of, or the performance of any transaction contemplated by, any Finance Document and so far as it is aware no circumstances exist which threaten the foregoing.

21.8.2	No other event is outstanding which constitutes a default under any document which is binding on it, or any member of the Group or any of its assets or any assets of any member of the Group, in each case, to an extent or in a manner which is reasonably likely to result in a Material Adverse Change.
21.9	Authorisations
21.9.1	As at the date of a Finance Document and the date on which any Petroleum Asset becomes a Borrowing Base Asset, except for registration of any relevant Security Document, all Authorisations required by it, or any Transaction Party in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by, that Finance Document have been obtained or effected (as appropriate) and are in full force and effect, and to the best of its knowledge (after due enquiry), no steps have been or are being taken for the revocation, variation or refusal of any such Authorisation.

21.9.2	As at the date of this Agreement and the date on which any Petroleum Asset becomes a Borrowing Base Asset, all material Authorisations required by it or any member of the Group in connection with:
(A)	the entry into, performance, validity and enforceability of; and

(B)	the transactions (including the exploitation of the Borrowing Base Assets) contemplated by,

Exhibit 10.1
each of the material Project Documents to which it or any member of the Group is a party have been obtained or effected (as appropriate) (or, in relation to the matters referred to at paragraph (B) above, if not yet required, there is no reason to believe that they will not be obtained in satisfactory terms at the time they are required) and are in full force and effect and, to the best of its knowledge (after due enquiry), no steps have been taken to revoke or amend such Authorisations.

21.9.3	As at the date of this Agreement and the date on which any Petroleum Asset becomes a Borrowing Base Asset, all material Authorisations required by it, or any member of the Group in connection with the exploitation of the Borrowing Base Assets as contemplated by the Finance Documents and each Projection, have been obtained or effected (as appropriate) and are in full force and effect and, to the best of its knowledge (after due enquiry), no steps have been taken to revoke or amend such Authorisations.
21.10	Financial statements

Its audited financial statements or, in the case of the Company, its audited consolidated financial statements most recently delivered to the Agent:
21.10.1	have been prepared in accordance with GAAP/IFRS, consistently applied; and

21.10.2	give a true and fair view of its financial condition as at the date to which they were drawn up, except, in each case, as disclosed to the contrary in those financial statements.

21.11	No Material Adverse Change

As at the date of this Agreement, there has been no Material Adverse Change.

21.12	Litigation

No litigation, arbitration or administrative proceedings are current or, to its knowledge, pending or threatened which, if adversely determined, would be reasonably likely to result in a Material Adverse Change.

21.13	Information Package
21.13.1	The factual information contained in the Information Package was true and accurate in all material respects as at its date or (if appropriate) as at the date (if any) at which it is stated to be given.

21.13.2	The Information Package contains all information regarding each Obligor and the Borrowing Base Assets which is material as at its date or (if appropriate) as at the date (if any) at which it is stated to be given.

21.13.3	The estimates, forecasts and financial projections contained in the Information Package have been prepared, in good faith and with due care on the basis of recent historical information and assumptions believed by the Obligors to be reasonable as at the date it is stated to be given.

21.13.4	Each estimate, forecast and expression of opinion or intention contained in the Information Package was made in good faith, with due care and after careful

Exhibit 10.1
consideration and enquiry and is believed by the Obligors to be reasonable as at the date at which it is stated to be given.

21.13.5	The Information Package did not, when provided, omit any information which, if disclosed, would make the Information Package untrue or misleading in any material respect.

21.13.6	As at the date of this Agreement, nothing has occurred which, if disclosed, would make the Information Package untrue or misleading in any material respect.
21.14	Security

Subject to:
(i)	any qualifications as to matters of law set out in any legal opinion required, and delivered to the Agent, under this Agreement;

(ii)	any required registration of any Security Document;

(iii)	the delivery of any notices required to be delivered pursuant to the Security Documents which has not been delivered on the date that this representation and warranty is, or is deemed to be, given; and

(iv)	any rights of forfeiture (or similar rights) of the counterparties to the Project Documents, each Security Document to which it or any Transaction Party is a party:

21.14.1	confers the Security of the type it purports to create over the assets over which a Security is purported to be given by that Security Document and subject as provided at Clause 21.17.2 each such Security is first ranking;

21.14.2	is valid and enforceable against (i) it or, as the case may be, the relevant Transaction Party which is party thereto, and (ii) its or, as the case may be, such Transaction Party ‘s Insolvency Officers and creditors; and

21.14.3	is not capable of being avoided or set aside, whether in the winding up, administration, or dissolution or otherwise of it (or any of its assets) or, as the case may be, such Transaction Party (or any such Transaction Party’s assets).
21.15	Environmental matters
21.15.1	To the best of its knowledge (after due enquiry) it has obtained all material Environmental Licences required by it in connection with each of the Borrowing Base Assets in which it has an interest and their exploitation and has at all times complied in all material respects with all those Environmental Licences and it and each other member of the Group has complied in all material respects with all applicable Environmental Laws.

21.15.2	To the best of its knowledge (after due enquiry) there is no material environmental contamination on any site connected with any Borrowing Base Asset or in which it or any member of the Group has an interest.

Exhibit 10.1
21.15.3	To the best of its knowledge (after due enquiry) there are no material Environmental Claims current, or to its knowledge, pending or threatened, connected with it, any member of the Group or any of the Borrowing Base Assets.
21.16	Projections and Computer Model
21.16.1	The then current Projection:
(A)	is based on reasonable assumptions;

(B)	is consistent with the provisions of the Transaction Documents in all material respects;

(C)	to the extent prepared by the Obligors has been prepared in good faith and with due care; and

(D)	fairly represents the Obligors’ expectations as at the date the Projection is produced and adopted, except, in the case of Clauses 21.16.1(A) and 21.16.1(D), to the extent the Obligors’ assumptions and expectations differ from those of the Majority Lenders or the Technical Bank (as the case may be).

21.16.2	The Computer Model:
(A)	has been prepared in good faith and with due care;

(B)	is consistent with the provisions of the Transaction Documents in all material respects; and

(C)	is accurate and does not contain any error which would render any information produced by the Computer Model misleading in any material respect.
21.17	Borrowing Base Assets
21.17.1	The Obligors own, or have sufficient access to and the right to use all assets necessary for the exploitation of each Borrowing Base Asset as contemplated by the Transaction Documents and the then current Projection.

21.17.2	Save as disclosed in Section C of the Due Diligence Report, to the best of its knowledge (after due enquiry), the Obligors are the absolute legal and beneficial owner of each Borrowing Base Asset free from any Security or other interest of any kind (other than (i) the interests of co-venturers under the Project Documents relating to that Borrowing Base Asset, (ii) the Security under the Security Documents or (iii) the Security permitted under Clause 23.4 (Negative pledge)) and no member of the Group is under any obligation to create any Security over any Borrowing Base Asset (except by virtue of any Security Document or as permitted under Clause 23.4 (Negative pledge)).

21.17.3	So far as it is aware, no event or circumstance exists which entitles any person to terminate or suspend any Authorisation of a kind referred to in Clause 21.9.2 (Authorisations).

Exhibit 10.1
21.18	Copies of Project Documents

Save as disclosed in Section A of the Due Diligence Report, each copy of a Project Document delivered to the Agent by it is, at the time it is delivered, a correct and complete copy of the relevant document as in force at that time.

21.19	Laws and regulations

Subject to any general principles of law specifically referred to in the Norwegian legal opinion described in paragraph 11.5 of Part I of Schedule 3 (Conditions precedent and subsequent) it and each member of the Group, is in compliance in all material respects with all applicable laws and regulations including any applicable tax laws and regulations.

21.20	Insurances
21.20.1	All Insurances which are at any time required to be maintained or effected by it, or any member of the Group, pursuant to the Finance Documents are in full force and effect at that time, and to the best of its knowledge (after due enquiry), no event or circumstance has occurred, nor has there been any omission to disclose a fact, which would in either case entitle any insurer under those Insurances to avoid its liability or otherwise reduce its liability.

21.20.2	The Security Trustee (as security trustee for the Secured Creditors) will, on and from the first Utilisation Date, be named as co-insured in relation to all such Insurances.
21.21	No immunity
21.21.1	It, and each member of the Group party to a Transaction Document is subject to civil commercial law in respect of its obligations under the Transaction Documents.

21.21.2	None of it, any other member of the Group party to a Transaction Document, any of its assets, or any assets of any other member of the Group party to a Transaction Document, is entitled to any right of immunity, and the entry into and performance by it, and each member of the Group party to a Transaction Document, of the Transaction Documents to which it or, as the case may be, that member of the Group, is a party constitute private and commercial acts.
21.22	Governing law and enforcement

Subject to any qualifications as to matters of law set out in any legal opinion required, and delivered to the Agent, under this Agreement:
21.22.1	the relevant law chosen as the governing law of each of the Finance Documents to which it, or any member of the Group, is a party will be recognised and enforced in its jurisdiction of incorporation or, as the case may be, the jurisdiction of incorporation of such member of the Group;

21.22.2	the submission by it, or any member of the Group, to the jurisdiction of the courts of England under any relevant Finance Document to which it or, as the case may be, such member of the Group, is a party and any undertaking given in any Finance Document by it, or any member of the Group, not to claim any immunity, in each case, is legal, valid and binding under the law of its jurisdiction of incorporation or,

Exhibit 10.1
as the case may be, the jurisdiction of incorporation of such member of the Group; and

21.22.3	any judgment obtained in England in relation to a Finance Document to which it, or any member of the Group, is a party will be recognised and enforced in its jurisdiction of incorporation or, as the case may be, the jurisdiction of incorporation of such member of the Group.
21.23	Deduction of Tax

As at the date of this Agreement it is not required under the law of its jurisdiction of incorporation to make any deduction for or on account of Tax from any payment that it may make under any Finance Document.

21.24	Ownership structure
21.24.1	As at the date of this Agreement, each of the Company’s Subsidiaries, apart from Endeavour Energy Norge AS, are Original Guarantors.

21.24.2	As at the date of this Agreement, the ownership structure of the Group is as set out in Schedule 12 (Group Structure).
21.25	No Security

No Security (or agreement to create the same) exists over any of its assets or any assets of any member of the Group save, in each case, as permitted under Clause 23.4 (Negative pledge).

21.26	Share Security

Each member of the Group that has entered into any Security Document for the purposes of granting Security over its shares in another member of the Group is the legal and beneficial owner of all of such shares and other assets (the “charged assets”) secured, or purported to be secured, under such Security Document free from any Security (other than the relevant Security created pursuant to that Security Document); and the charged assets are free from any restrictions as to transfer or registration and are not subject to any calls or other liability to pay money.

21.27	Information Memorandum
21.27.1	The factual information contained in the Information Memorandum was true and accurate in all material respects as at its date or (if appropriate) as at the date (if any) at which it is stated to be given;

21.27.2	The Information Memorandum contains all information regarding each Obligor and the Borrowing Base Assets which is material as at its date or (if appropriate) as at the date (if any) at which it is stated to be given;

21.27.3	The estimates, forecasts and financial projections contained in the Information Memorandum have been prepared, in good faith and with due care on the basis of recent historical information and assumptions believed by the Obligors to be reasonable as at the date it is stated to be given;

Exhibit 10.1
21.27.4	Each estimate, forecast and expression of opinion or intention contained in the Information Memorandum was made in good faith, with due care and after careful consideration and enquiry and is believed by the Obligors to be reasonable as at the date at which it is stated to be given;

21.27.5	The Information Memorandum did not, when provided, omit any information which, if disclosed, would make the Information Memorandum untrue or misleading in any material respect; and

21.27.6	As at the Syndication Date, nothing has occurred which, if disclosed, would make the Information Memorandum untrue or misleading in any material respect.
21.28	Dutch Work’s Council Act

None of the Obligors incorporated in The Netherlands is required to obtain advice from any works council within the meaning of the Dutch Works Council Act (Wet op de Ondernemingsraden).

21.29	Final Salary Pension Schemes

No member of the Group has at any time operated a final salary pension scheme.

21.30	Professional Market Policy

For the purpose of the Dutch Banking Act, each Dutch Obligor:
21.30.1	represents and warrants to the Finance Parties on the date of this Agreement that it has verified the status of each person which is a Lender under this Agreement on such date and each such Lender is a PMP; and

21.30.2	if on the date on which a party becomes a Lender, it is a requirement of Netherlands law that such party is a PMP, represents and warrants to the Finance Parties that it has verified the status of such party on such date and each such party is a PMP.
22.	INFORMATION UNDERTAKINGS

22.1	Financial statements
22.1.1	The Company must supply to the Agent (in sufficient copies for all the Lenders if the Agent so requests):
(A)	its audited consolidated financial statements for each of its financial years; and

(B)	its unaudited consolidated financial statements for each six month period in each of its financial years.
22.1.2	In addition, if the Agent so requests, each Obligor (other than the Company) must supply to the Agent (in sufficient copies for all the Lenders if the Agent so requests):
(A)	its financial statements (or, if the same have been audited, audited financial statements) for each of its financial years; and

Exhibit 10.1
(B)	its unaudited financial statements for each six month period in each of its financial years.
22.1.3	All financial statements for any financial year ending on or after 31st December 2005 must be supplied as soon as they are available and:
(A)	in the case of audited financial statements or audited consolidated financial statements of the Company, within 120 days;

(B)	in the case of audited financial statements or audited consolidated financial statements of each Obligor (other than the Company), within 180 days or, in the case only of Endeavour Energy UK Limited and Talisman Expro Limited or any other Obligor incorporated in England and Wales, 304 days;

(C)	in the case of unaudited financial statements or unaudited consolidated financial statements of the Company, within 90 days; and

(D)	in the case of unaudited financial statements or unaudited consolidated financial statements of each Obligor (other than the Company), within 120 days, of the end of the relevant financial period.

22.1.4	The Company must supply to the Agent, with each set of financial statements it supplies in accordance with Clause 22.1.2 and Clause 22.1.3, a certificate signed by a director of the Company (in form satisfactory to the Agent demonstrating the compliance of the Group with Clause 24 (Financial Covenants) or, if it is not in compliance, stating this fact together with a brief explanation therefor.
22.2	Form of financial statements
22.2.1	Each Obligor must ensure that each set of financial statements supplied under this Agreement is prepared using GAAP/IFRS and gives (if audited) a true and fair view of, or (if unaudited) fairly represents, the financial condition (consolidated or otherwise) of the relevant person as at the date and for the period in respect of which those financial statements were drawn up.

22.2.2	Each Obligor must notify the Agent of any change to GAAP/IFRS, accounting practices or reference periods which affect the basis on which its audited consolidated financial statements or audited financial statements are prepared.

22.2.3	If requested by the Agent, the relevant Obligor must supply to the Agent:
(A)	a full description of any change notified under Clause 22.2.2; and

(B)	sufficient information to enable the Finance Parties to make a proper comparison between the financial position shown by the set of financial statements prepared on the changed basis and its most recent audited consolidated financial statements or, as the case may be, audited financial statements delivered to the Agent under this Agreement.
22.2.4	If requested by the Agent, the Company must enter into discussions for a period of not more than 30 days with a view to agreeing any amendments required to be

Exhibit 10.1
made to this Agreement to place the relevant Obligor and the Finance Parties in the same position as they would have been in if the change notified under Clause 22.2.2 had not happened. Any agreement between the Company and the Agent will, with the prior consent of the Majority Lenders, be binding on all the Parties.

22.2.5	If no agreement is reached under Clause 22.2.4 on the required amendments to this Agreement, the Company must ensure that its auditors certify those amendments required to be made to this agreement to place the relevant Obligor and the Finance Parties in the same position as they would have been in if the change notified under Clause 22.2.2 had not happened. The certificate of the auditors will, in the absence of manifest error, be binding on all the Parties.
22.3	Information: miscellaneous

Each Obligor must supply, and the Company must procure that each member of the Group supplies, to the Agent (in sufficient copies for all the Lenders if the Agent so requests):
22.3.1	copies of all documents dispatched by it to its creditors generally or any class of them or required by its constitutional documents or law to be dispatched to its shareholders (or any class of them) in their capacity as such, in each case, at the same time as they are dispatched;

22.3.2	promptly upon becoming aware of them, details of any litigation, arbitration or administrative proceedings relating to it which are current, threatened or pending which, if adversely determined, is reasonably likely to result in a Material Adverse Change;

22.3.3	promptly upon becoming aware of them, details of any potential or actual material warranty claim or any other material claim or dispute relating to it under any Transaction Document;

22.3.4	promptly upon becoming aware of it, any incident involving any material physical damage to a Borrowing Base Asset in which it has an interest and its proposal for reinstatement;

22.3.5	promptly upon changing its financial year end, details of the same; and

22.3.6	promptly on request, such further information regarding its financial condition and operations as any Finance Party through the Agent may reasonably request.
22.4	Information: Borrowing Base Assets

The Company shall supply to the Agent or, in the case of Clause 22.4.1, the Technical Bank (in sufficient copies for all of the Lenders if the Agent or, as the case may be, the Technical Bank, so request(s)):
22.4.1	promptly upon receipt by it or any member of the Group, a copy of:
(A)	any production reports, budgets prepared by any operator, any minutes of operating committee meetings or any other document as the Technical Bank may reasonably request from time to time, in each case, relating to any Borrowing Base Asset; and

Exhibit 10.1
(B)	any other information relating to a Borrowing Base Asset or a member of the Group that could change any Assumption in the then current Projection (in a material respect) or impose any additional material liability on any member of the Group;
22.4.2	promptly upon request by the Agent:
(A)	a copy of any Project Document; and

(B)	such information as the Lenders may reasonably require in respect of a Borrowing Base Asset or any member of the Group;
22.4.3	not less than 14 days before any member of the Group enters into any new material Project Document or any material amendment to any existing Project Document, details of that Project Document or material amendment; and

22.4.4	promptly upon receipt by an Obligor, or any member of the Group, a certified copy of any material Authorisation required under any law or regulation (including Environmental Laws and Environmental Licences) to enable that Obligor or member of the Group to perform its obligations under, or for the validity or enforceability of, any Finance Document.
22.5	Information: Projections and Reserves Reports
22.5.1	The Company shall commission, at the expense of the Obligors, the Independent Engineer to prepare a Reserves Report:
(A)	on an annual basis for the purposes of the Scheduled Projections to be adopted in accordance with Clause 7 (Projections);

(B)	if at any time the Company makes a request for a Petroleum Asset to be designated a Borrowing Base Asset;

(C)	if the Technical Bank so requests at any other time following the occurrence of an event which in the reasonable opinion of the Technical Bank has, or is likely to have, a material adverse effect on the risk profile of the Group; and

(D)	if at any time the Company notifies the Technical Bank and Agent that an event has happened or a circumstance has arisen that will have a material impact on the FLCR Amount and/or LLCR Amount and that it wishes for such event or circumstance to be taken into account for the purposes of the next Scheduled Projection.
22.5.2	The Company shall use its reasonable endeavours to ensure that each Reserves Report which is commissioned and prepared:
(A)	pursuant to Clause 22.5.1(A), is delivered to the Technical Bank and the Agent on or before 15th February of each year if the same is to be taken into account for the purposes of the Scheduled Projection that is due to be adopted on 1st April of such year (with the first such report following drawdown hereunder being delivered on or before 15th February 2007.

Exhibit 10.1
(B)	pursuant to Clause 22.5.1(B), is delivered to the Technical Bank and the Agent within 21 days of the relevant request being made by the Company;

(C)	pursuant to Clause 22.5.1(C), is delivered to the Technical Bank and the Agent within 40 days (or such shorter period as may be reasonably practicable) of the relevant request being made by the Technical Bank; and

(D)	pursuant to Clause 22.5.1(D), is delivered to the Technical Bank and the Agent no later than 40 days before the relevant Scheduled Recalculation Date on which the relevant Scheduled Projection is due to be adopted.
22.5.3	The Company shall, at its expense, prepare or procure the preparation of Borrower Updates and deliver each such Borrower Update to the Technical Bank and the Agent on or before 15 August in each year (unless a Reserves Report is scheduled pursuant to Clause 22.5.2 to be delivered to the Technical Bank and the Agent within one month of such date).

22.5.4	The Company shall supply, and shall procure that each member of the Group supplies, promptly upon any request made by the Technical Bank or the Agent in connection with the procedures provided for in Clause 7 (Projections) and the preparation and/or adoption of any Projections, all such information and documents as the Agent or the Technical Bank may reasonably request.
22.6	Notification of Default
22.6.1	Unless the Agent has already been so notified, an Obligor shall, as soon as it becomes aware, promptly notify the Agent of any Default (and the steps, if any, being taken to remedy it).

22.6.2	Promptly on request by the Agent and together with the financial statements specified in Clause 22.1.2(A) (Financial statements), each Obligor must supply to the Agent a certificate, signed by two of its authorised signatories on its behalf, certifying that no Default is outstanding or, if a Default is outstanding, specifying the Default and the steps, if any, being taken to remedy it.
22.7	Use of websites
22.7.1	Except as provided below, an Obligor may deliver any information under the Finance Documents to a Lender by posting it on to an electronic website if:
(A)	the Agent and the relevant Obligor agree;

(B)	the relevant Obligor and the Agent designate an electronic website for this purpose;

(C)	both the relevant Obligor and the Agent are aware of the address of and any relevant password specifications for the website; and

(D)	the information posted is in a format agreed between the relevant Obligor and the Agent.

Exhibit 10.1
The Agent must supply each relevant Lender with the address of and any relevant password specifications for the website.

22.7.2	Notwithstanding the above, each relevant Obligor must supply to the Agent in paper form a copy of any information posted on the website together with sufficient copies for each Lender:
(A)	if requested to do so by the Agent; or

(B)	if so required by a governmental requirement,
in each case within 10 Business Days of receipt of the request.

22.7.3	The Agent must promptly upon becoming aware of its occurrence, notify the relevant Obligor and the Lenders if:
(A)	the website cannot be accessed;

(B)	the website or any information on the website is infected by any electronic virus or similar software;

(C)	the relevant password specification for the website is changed; or

(D)	any information to be supplied under this Agreement is posted on the website or amended after being posted.
In the circumstances in paragraphs (A) or (B) above occur, the relevant Obligor must supply any information required under this Agreement in paper form.
22.8	“Know your customer” checks
22.8.1	If:
(A)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(B)	any change in the status, or the composition of the shareholders, of an Obligor after the date of this Agreement; or

(C)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges the Agent or any other Finance Party (or, in the case of Clause 22.8.1(C) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Finance Party supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Finance Party) or any Finance Party (for itself or, in the case of the event described in Clause 22.8.1(C) above, on behalf of any prospective new Lender) in order for the Agent, such Finance Party or, in the case of the event described in Clause 22.8.1(C) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your

Exhibit 10.1
customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

22.8.2	Each Finance Party shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

22.8.3	The Company shall, by not less than 10 Business Days’ prior written notice to the Agent, notify the Agent (which shall promptly notify the Finance Parties) of its intention to request that any Relevant Affiliate becomes an Additional Obligor pursuant to Clause 27 (Changes to the Obligors).

22.8.4	If the accession of any person to this Agreement as an Additional Obligor pursuant to Clause 27 (Changes to the Obligors) obliges the Agent or any other Finance Party to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall promptly upon the request of the Agent or any other Finance Party supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Finance Party) or any other Finance Party (for itself or on behalf of any prospective new Finance Party) in order for the Agent or such Finance Party or any prospective new Finance Party to carry out and be satisfied it has complied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such person to this Agreement as an Additional Obligor.
22.9	Permitted Transactions

Each Obligor shall consult with the Agent prior to completing any Permitted Transaction described in paragraph (B) or (C) of the definition of “Permitted Transaction” set out in Clause 1.1 (Definitions) and promptly notify the Agent upon the completion of the same. The Obligors shall provide such evidence as the Agent (acting reasonably) may request for the purposes of ensuring that each such Permitted Transaction has been or, as the case may be, will be, completed upon the terms described in the relevant paragraph of the definition of “Permitted Transaction” and that the interests of the Secured Creditors have not been adversely affected.

23.	GENERAL UNDERTAKINGS

23.1	Authorisations

Each Obligor shall, and shall procure that each member of the Group shall, promptly obtain, maintain and comply with the terms of any material Authorisation required under any law or regulation (including Environmental Laws and Environmental Licences):
23.1.1	to enable it to perform its obligations (or exercise its rights) under, or for the validity or enforceability of, any Finance Document; or

23.1.2	to enable it to perform its obligations (or exercise its rights) under, or for the validity or enforceability of, any other Finance Document or material Project

Exhibit 10.1
Document to which it is party or for the exploitation and/or operation of any Borrowing Base Asset in which it has an interest as contemplated by the Finance Document or material Project Document and the then current Projection.
23.2	Compliance with laws

Each Obligor shall, and shall procure that each member of the Group shall, comply in all material respects with all laws and regulations applicable to it or its assets or activities for the time being.

23.3	Pari passu ranking

Each Obligor shall, and shall procure that each member of the Group party to a Finance Document, shall ensure that its obligations under the Finance Documents rank at least pari passu with all its other present and future unsecured obligations, except for obligations mandatorily preferred by law applying to companies generally.

23.4	Negative pledge
23.4.1	Except as provided in Clause 23.4.2:
(A)	no Obligor may create or allow to exist any Security on, over, or affecting, any of its assets; and

(B)	each Obligor shall procure that no member of the Group creates or allows to exist any Security on, over, or affecting, any of its assets.
23.4.2	Clause 23.4.1 does not apply to:
(A)	any Security constituted by the Security Documents or arising under any other Finance Document;

(B)	any Security comprising a netting or set-off arrangement entered into by an Obligor or any other member of the Group:
(1)	in the ordinary course of its banking and trading arrangements for the purpose of netting debit and credit balances;

(2)	under any Permitted Hedging Agreement; or

(3)	under any other Hedging Agreement to which any member of the Group that is not an Obligor is a party;
(C)	any lien arising by operation of law and in the ordinary course of trading and does not secure any amount more than 30 days overdue;

(D)	any Security that arises under or pursuant to a Project Document which does not secure any Financial Indebtedness;

(E)	any Security that are retention of title or set off arrangements constituted under industry standard conditions for the supply of goods acquired by any Obligor or any other member of the Group in the ordinary course of its trading;

Exhibit 10.1
(F)	any Security arising pursuant to the specific terms of any Equivalent Field Document which does not secure any Financial Indebtedness;

(G)	any Security which the Majority Lenders have consented to in writing;

(H)	any Security securing Financial Indebtedness, the outstanding principal amount of which (when aggregated with the outstanding principal amount of any other Financial Indebtedness which has the benefit of any Security given by any member of the Group other than permitted under paragraphs (A)-(G) above) does not exceed $250,000 (or its equivalent in other currencies).
23.4.3	No Obligor may, and each Obligor shall procure that no member of the Group shall:
(A)	sell, transfer or otherwise dispose of any of its assets on terms where it is or may be leased to or re-acquired or acquired by that company or any member of the Group or Non Recourse Subsidiary; or

(B)	sell, transfer or otherwise dispose of any of its receivables on recourse terms,

in circumstances where the transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.
23.4.4	No Obligor may, and each Obligor shall ensure that no member of the Group shall, agree to an amendment of any document or enter into a document which may restrict its ability to create a Security envisaged by a Security Document.
23.5	Disposals
23.5.1	Except as provided in Clause 23.5.2, no Obligor may, and each Obligor shall procure that no member of the Group shall, either in a single transaction or in a series of transactions and whether related or not, dispose of all or any part of any Borrowing Base Asset or any interests therein or any of its shareholding in any person holding any interest in any Borrowing Base Assets.

23.5.2	Clause 23.5.1 does not apply to:
(A)	sales of Petroleum under any Project Document or otherwise on arms’ length terms for cash-only consideration;

(B)	disposals arising solely by virtue of a unitisation or redetermination of a Borrowing Base Asset;

(C)	disposals of surplus materials or of materials that are forthwith replaced with materials of equivalent utility;

(D)	disposals of obsolete or surplus assets;

(E)	disposals of materials used in the course of its operations where such disposals are made in the ordinary course of business and on arms’ length terms;

Exhibit 10.1
(F)	disposals of a Petroleum Asset which has ceased to be designated as a Borrowing Base Asset where the Dollar Amount of all Utilisations are reduced in accordance with Clause 8.3 (Reduction) in each case, following the adoption of the new Projection which takes account of such Petroleum Asset ceasing to be designated a Borrowing Base Asset;

(G)	any step which is part of a Permitted Transaction;

(H)	disposals with prior consent of the Majority Lenders;

(I)	any step which is part of a Permitted Hedging Agreement.
23.6	Financial Indebtedness
23.6.1	Except as provided in Clause 23.6.2, no Obligor may, and each Obligor shall procure that no member of the Group shall, at any time incur or have outstanding any Financial Indebtedness.

23.6.2	Clause 23.6.1 does not apply to:
(A)	any Financial Indebtedness incurred under the Finance Documents or;

(B)	any Financial Indebtedness accruing under the $81,250,000 convertible senior notes due 2012 of Endeavour International Corporation and any refinancing thereof providing the principal amount does not exceed $81,250,000.

(C)	Financial Indebtedness incurred under any Permitted Hedging Agreement or any guarantee given by a member of the Group in respect of a Permitted Hedging Agreement;

(D)	any Financial Indebtedness owed by an Obligor to another Obligor;

(E)	any Financial Indebtedness which is subordinated to amounts due to the Finance Parties under the Finance Documents pursuant to a Subordination Agreement approved by the Majority Lenders;

(F)	any Financial Indebtedness incurred under the Second Lien Facility;

(G)	any Financial Indebtedness incurred other than under Clauses 23.6.2(A) to (F) which does not at any time exceed (in aggregate) $10,000,000 (or its equivalent in one or more other currencies);

(H)	any other Financial Indebtedness incurred with the prior consent of the Majority Lenders.
23.7	Credits and guarantees
23.7.1	Except as provided in Clause 23.7.2, no Obligor may, and each Obligor shall procure that no member of the Group shall, make any loan or extend any other form of credit or financial accommodation, or give any guarantee of any person’s Financial Indebtedness, to any person, or otherwise be a creditor in respect of any Financial Indebtedness of any person.

Exhibit 10.1
23.7.2	Clause 23.7.1 does not apply to:
(A)	any loan, credit or financial accommodation to the extent required by or pursuant to any Project Document or any Equivalent Field Document;

(B)	trade credit and guarantees on usual commercial terms including guarantees by a member of the Group of oil and gas trading obligations of any other member of the Group;

(C)	the guarantee given by the Company to Paladin Resources Limited under the terms of the Acquisition Agreement;

(D)	any Financial Indebtedness permitted under Clause 23.6.2 above

(E)	the guarantees given by the Obligors under Article XII of the Second Lien Facility; and

(F)	any extension of credit given pursuant to a Permitted Hedging Agreement in relation to hedge receipts.
23.8	Change of business
23.8.1	Each Obligor shall procure that no substantial change is made to the general nature of its business or the business of the Group from that carried on at the date of this Agreement.

23.8.2	No Obligor shall:
(A)	carry on any business other than the ownership and exploitation of interests in Petroleum Assets and the exploration for, and production and disposal of Petroleum from, the areas covered by the petroleum production licences for such Petroleum Assets and activities associated with those activities; or

(B)	own any assets or incur any liabilities except for the purposes of carrying on that business.
23.9	Corporate existence
23.9.1	Each Obligor shall maintain, and shall ensure that each member of the Group maintains, its corporate existence under the laws of its jurisdiction of incorporation and each Obligor shall not, and shall ensure that no member of the Group will, change its corporate domicile, or attempt to resolve to do so.

23.9.2	No Obligor may, and each Obligor shall procure that no member of the Group shall, enter into any amalgamation, demerger, merger or reconstruction except a solvent amalgamation, demerger, merger or reconstruction within the Group with the consent of the Majority Lenders (such consent not to be unreasonably withheld).

23.9.3	The restrictions in clauses 23.9.1 and 23.9.2 shall not apply to any step or procedure which is part of a Permitted Transaction.

Exhibit 10.1
23.10	Environmental matters
23.10.1	Each Obligor shall ensure that it, and the Company shall procure that each member of the Group is, and has been, in compliance in all material respects with all Environmental Laws and Environmental Licences applicable to it.

23.10.2	Each Obligor shall, and the Company shall procure that each member of the Group, shall promptly upon becoming aware of the same notify the Agent of:
(A)	any material Environmental Claim current, or to its knowledge, pending or threatened; or

(B)	any circumstances reasonably likely to result in an Environmental Claim.
23.11	Insurance
23.11.1	Each Obligor shall, and the Company shall procure that each member of the Group shall:
(A)	take out and maintain, or caused to be taken out and maintained, with respect to all of its assets and activities, insurance policies:
(1)	in such amounts and on such terms and against such risks as are normally insured against by prudent owners of comparable assets in the region in which the relevant assets are located or activities are taking place; and

(2)	against any other risks which the Agent may reasonably require as a result of any material change(s) in circumstances, risks or the Majority Lenders’ reasonable perception of risk.
(B)	ensure that each Insurance is maintained:
(1)	with an insurance company or underwriters acceptable to the Agent (acting reasonably); and

(2)	otherwise on terms consistent with the good practice of prudent owners of comparable assets;
(C)	ensure that moneys received by it under any Insurances relating to third party liability are applied directly to the person to whom the liability to which the sum relates was incurred, or to the relevant insured party in reimbursement of moneys expended in satisfaction of such liability;

(D)	procure that the Security Trustee (as security trustee for the Secured Creditors) is, on and from the first Utilisation Date, named as a co-insured party upon the policy, certificate or cover note relating to each Insurance;

(E)	not do, or knowingly permit anything to be done, which may make any Insurance void, voidable, unavailable or unenforceable or render any sum which may be paid out under such insurance repayable in whole or in part;

Exhibit 10.1
(F)	promptly pay all premiums, calls and contributions and do all other things necessary to keep each Insurance maintained in full force and effect;

(G)	produce to the Agent (i) the policy, certificate or cover note relating to any Insurance, (ii) the receipt for payment of any premium for any Insurance or (iii) such other details of any Insurance as the Agent may reasonably request; and

(H)	if the Security Trustee so requires:
(1)	enter into a Security Document (in form and substance satisfactory to the Security Trustee) for the purposes of granting Security over such Insurances which relate to the Borrowing Base Assets and the proceeds thereof in favour of the Security Trustee unless such Security has been granted under an existing Security Document; and

(2)	deliver to the Security Trustee, or procure the delivery to the Security Trustee of, any legal opinion or other document that the Security Trustee may reasonably require in connection with the entry into such Security Document.
23.11.2	No Finance Party shall have any liability for the payment of premiums or any other amount owing in respect of any insurance.

23.11.3	If any Obligor or member of the Group fails to pay any premium relating to any Insurances, the Agent may, at its sole discretion, pay any premium due and the Obligors shall immediately pay to the Agent the amount of such premium.
23.12	Project Documents

Each Obligor shall:
23.12.1	ensure that none of its rights under or in respect of any Project Document are at any time cancelled, terminated, suspended or limited if the same would be reasonably likely to result in a Material Adverse Change;

23.12.2	not agree to any waiver, amendment, termination or cancellation of any Project Document if the same would be reasonably likely to result in a Material Adverse Change;

23.12.3	duly and properly perform, in all material respects, its obligations under the Project Documents (except to the extent, if any, they are inconsistent with its obligations under the Finance Documents);

23.12.4	exercise its rights, and (so far as within its power) ensure that others exercise their respective rights, under and in respect of the Project Documents consistently with its obligations under the Finance Documents; and

23.12.5	not enter into any Project Document the entry into, performance, termination or breach of which would be reasonably likely to result in a Material Adverse Change.

Exhibit 10.1
23.13	Borrowing Base Assets

Each Obligor shall:
23.13.1	exercise such votes and other rights as it may have under the Project Documents with a view to ensuring (so far as it is able) that each Borrowing Base Asset is at all times exploited and operated in a reasonable and prudent manner and in accordance with good industry practice, all applicable laws and regulations and the provisions of the Project Documents;

23.13.2	prior to the Abandonment Date forecast in the then current Projection, not concur in, and shall vote against, any proposal or decision to abandon all or any material part of any of its Borrowing Base Assets unless the Technical Bank has confirmed to the Company that if a new Projection (reflecting such an abandonment) were to be adopted, the same would not result in the Borrowers having to reduce the Utilisations in accordance with Clause 8.3.2 (Reduction) following the adoption of that Projection;

23.13.3	not exercise its rights on any operating or similar committee in a manner that would be materially prejudicial to the interests of any Finance Party under the Finance Documents; and

23.13.4	maintain full and proper technical and financial records in relation to each of its Borrowing Base Assets, and ensure (so far as it is able) that the Agent (and/or any person nominated by it) is afforded reasonable access to each of its Borrowing Base Assets and all such records during normal business hours on reasonable notice.
23.14	Taxes

Each Obligor shall, and the Company shall procure that each member of the Group shall:
23.14.1	maintain its tax residence in the relevant country of incorporation;

23.14.2	procure that all Taxes payable by, or assessed upon, it are paid when due save to the extent that such payment is being contested in good faith and being lawfully withheld;

23.14.3	to the fullest extent it is able to do so, apply any and all tax credits, losses, reliefs or allowances taken into account in any Projection at any time in the manner, at the time and to the extent that they were so taken into account;

23.14.4	not surrender or dispose of any tax credit, loss, relief or allowance to any person other than an Obligor; and

23.14.5	file all tax returns required to be filed by it in any jurisdiction within the period required by law.
23.15	Syndication

Each Obligor shall, provide all reasonable assistance to the Mandated Lead Arrangers and the Finance Parties in effecting the primary syndication of the Facility, including by:

Exhibit 10.1
23.15.1	providing such information available to it as may be required by the Mandated Lead Arrangers or any Lender (acting reasonably) in connection with syndication of the Facility (including in connection with the preparation, revision and approval of the Information Memorandum);

23.15.2	making management and members of staff available at reasonable times and on reasonable notice for the purposes of making presentations to potential lending institutions; and

23.15.3	otherwise assisting the Mandated Lead Arrangers or any Lenders, to the extent reasonably necessary to achieve the successful syndication of the Facility.
23.16	Security Documents
23.16.1	Save as disclosed in Section D of the Due Diligence Report and save, for any registration of the Security Documents which is to be undertaken by the Lenders’ legal counsel, each Obligor shall, and shall ensure that each member of the Group party to any Security Document shall, take all such steps (including the obtaining and/or carrying out of all relevant approvals, filings, registrations or recordings) as are available to it and as are reasonably necessary for the purposes of ensuring that each Security Document:
(A)	confers the Security of the type it purports to create over the assets over which a Security is purported to be given by that Security Document and subject to Clause 21.17.2 each such Security is first ranking;

(B)	is valid and enforceable against the relevant member of the Group which is party thereto and such Group member’s Insolvency Officers and creditors; and

(C)	is not capable of being avoided or set aside, whether in the winding up, administration or dissolution or otherwise of such member of the Group.
23.16.2	Without prejudice to Clause 23.16.1 each Obligor shall, and shall ensure that each member of the Group party to any Security Document shall, promptly pay all stamp, registration and similar taxes and fees that are payable in connection with each Security Document to which it is a party.
23.17	Petroleum won and saved

Each Obligor shall use all reasonable endeavours to procure that all Petroleum won and saved from any Borrowing Base Asset and which it is entitled to lift is dealt with in accordance with good commercial practice and is sold (whether pursuant to a spot or term contract) on the best terms (as to price and otherwise) as are reasonably available to companies of comparable standing to the relevant Obligor at the date the relevant contract is entered into.
23.18	Capital expenditure

Each Obligor shall, to the extent that the then current Projection provides for any capital expenditure to be incurred in any Calculation Period and such capital expenditure has been taken into account as item “C” in the formulae set out in Clause 1.1 (Definitions) in the definition of “FLCR Amount” or “LLCR Amount” (as the case may be) for the purposes of the then applicable Relevant NPV, use reasonable endeavours to ensure that such capital

Exhibit 10.1
expenditure is incurred in such period save to the extent that any developments contemplated in such Projection can be carried out at a lower cost than provided for in such Projection.

23.19	Ownership

The Company must (subject only to any Security constituted under any Security Document) at all times beneficially and legally own (whether directly or indirectly) the whole of the issued share capital of each Obligor (other than itself).

23.20	Exploration and appraisal expenditure

No Obligor may, and each Obligor shall procure that no member of the Group will, enter into any arrangements whereby it incurs any commitment to meet any exploration and appraisal expenditure in relation to the Borrowing Base Assets save to the extent that:
23.20.1	(in relation to any exploration and appraisal expenditure to be incurred in any Calculation Period) the Borrowers have demonstrated to the reasonable satisfaction of the Technical Bank that:
(A)	any such expenditure can be funded out of amounts standing to the credit of the Proceeds Accounts and any other accounts of any other members of the Borrower Group (other than any Cash Collateral Accounts) on the first day of that Calculation Period which the Company would otherwise be entitled (pursuant to Clause 23.21 (Distributions) to pay to its shareholders by way of dividend;

(B)	the Group will be able to meet all its other liabilities as they fall due in that Calculation Period;

(C)	the relevant member(s) of the Group will be entitled to make such withdrawals from such account(s) to meet such expenditure when the same falls due for payment; or
23.20.2	such expenditure does not exceed 110% of the amount that has been included in the then current Projection.
23.21	Distributions
23.21.1	At any time while a Default has occurred and is continuing, no Obligor shall, and the Company shall ensure that no member of the Group shall, make or pay, or permit to be made or paid, any dividend or distribution (whether in cash or in kind) in relation to its share capital, any redemption or reduction of any share capital, any payments in respect of any loans made available to it by any Affiliate or any other distribution to any of its shareholders save for any of the foregoing in and among or to the Obligors and any dividend or distribution that has been declared prior to the occurrence of any such Default.

23.21.2	No Obligor may, and each Obligor shall ensure that no member of the Group will, agree to any arrangement (other than the Finance Documents or the Second Lien Facility) which may restrict its ability to declare, make or pay any dividend, distribution or any payments referred to in Clause 23.21.1.

Exhibit 10.1
23.21.3	No Obligor may, and each Obligor shall ensure that no member of the Group will, make or pay any dividend or distribution in relation to its share capital in cash save to the extent the same has been approved by the Agent, at its sole discretion.
23.22	Hedging
23.22.1	Each Obligor shall comply with the requirements of Schedule 13 (Hedging Policy).

23.22.2	Promptly upon request, the Company shall provide to the Agent a report (in a form satisfactory to the Agent, acting reasonably) which confirms whether the Obligors are in compliance with the requirements of Schedule 13 (Hedging Policy).

23.22.3	No Obligor may enter into any Hedging Agreement unless:
(A)	such Hedging Agreement has been entered into pursuant to Clause 23.22.1 in connection with the Borrowing Base Assets;

(B)	such Hedging Agreement has been entered into with a Hedging Bank or such other hedging counterparty that has a credit rating of at least A3 with Moody’s Investors Service Inc. or A- with Standard and Poor’s Rating Group or such other lower credit rating as may be acceptable to the Majority Lenders; and

(C)	in the case of any such Hedging Agreement with a Hedging Bank, that Hedging Agreement has been entered into in compliance with the Intercreditor Agreement.
23.22.4	Each Obligor that enters into a Hedging Agreement on or after the date of this Agreement shall:
(A)	enter into a Security Document in form and substance satisfactory to the Security Trustee for the purposes of granting Security over that Hedging Agreement in favour of the Security Trustee unless Security over such Hedging Agreement has been granted to the Security Trustee under any existing Security Document;

(B)	without prejudice to Clause 23.16.1 (Security Documents), promptly obtain all such Authorisations as may be necessary in order for such Security to be granted; and

(C)	deliver to the Security Trustee, or procure the delivery to the Security Trustee of, any legal opinion or other document that the Security Trustee may reasonably require in connection with the entry into such Security Document.
23.22.5	Save for:
(A)	any Security that is permitted to be granted pursuant to Clause 23.4 (Negative pledge) in respect of any such Hedging Agreement; and

(B)	any guarantee that is permitted pursuant to Clause 23.6 (Financial Indebtedness) and Clause 23.7 (Credits and guarantees) in respect of any such Hedging Agreement,

Exhibit 10.1
no Obligor may, and each Obligor shall ensure that no member of the Group shall, enter into any margin call arrangement, post any collateral or credit support, grant any Security or otherwise give any guarantee or other financial accommodation in respect of any Hedging Agreement that such Obligor or, as the case may be, such member of the Group enters into.

23.22.6	The Obligors shall ensure that no member of the Group (other than an Obligor) enters into any Hedging Agreement.

23.22.7	No Obligor shall after the date of this Agreement enter into any Hedging Agreement under any Master Agreement, Schedule or other agreement in effect prior to the date of this Agreement, except a Master Agreement in respect of the existing commodity hedges which the Group has in place with J. Aron and Company (a Goldman Sachs subsidiary).
23.23	Non-Recourse Subsidiaries

Unless the Agent (acting reasonably) shall otherwise agree in writing, the Company:
(A)	will procure that (i) no investment in any Non-Recourse Subsidiary is made by any member of the Group (whether represented by amounts subscribed for shares, debentures or otherwise howsoever) and (ii) no Non-Recourse Subsidiary will incur or permit to remain outstanding any indebtedness (whether present, future, actual or contingent) or other liability to any member of the Group, unless (x) (in every such case) at the time such investment is made or indebtedness or other liability is incurred, no Default is continuing and immediately prior to the making of such investment or such indebtedness or other liability being incurred a director of the Company has certified on behalf of the Company that no Default is continuing and (y) the Company would, under the terms of this Agreement, otherwise be free to pay an amount equal to the amount of such investment, indebtedness or liability to its shareholders by way of dividend;

(B)	without prejudice to the generality of the foregoing, it will procure that no member of the Group gives any guarantee, undertaking or indemnity or undertakes to permit to subsist any other liability whatsoever contingent or otherwise in favour of or in respect of an obligation of any Non-Recourse Subsidiary (whether in respect of indebtedness or the performance of any obligation or otherwise howsoever);

(C)	without prejudice to the foregoing, it will ensure that all transactions entered into between any member of the Group and any Non-Recourse Subsidiary (other than the declaration or payment of any dividend or other distribution by a Non-Recourse Subsidiary to a member of the Group) shall be on an arms length basis and on normal commercial terms;

(D)	will ensure that no Non-Recourse Subsidiary acquires any interest in or entitlement to (or to the revenues from) any asset the revenues from which were included in a Projection;

(E)	will ensure that no Non-Recourse Subsidiary itself has any subsidiary other than a subsidiary which is also a Non-Recourse Subsidiary;

Exhibit 10.1
(F)	will procure that, insofar as there is a significant risk that it might materially affect the ability of any Obligor to perform any of their obligations under the Transaction Documents or might otherwise result in a liability being imposed on any Finance Party, each Non-Recourse Subsidiary:
(1)	exercises all its powers to obtain and maintain in full force and effect all material Authorisations applicable to it and will comply in all material respects with all conditions and obligations to which such material Authorisations may be subject;

(2)	carries on its business as a whole in a prudent manner and uses all reasonable endeavours to procure that each Petroleum interest of it is operated in accordance with good oilfield practice;

(3)	promptly pays as and when due, unless and to the extent only that such royalties, Taxes and duties are being contested by it in good faith, all royalties, Taxes and duties of whatsoever kind and whether payable in the United Kingdom or elsewhere; and

(4)	complies with all laws and regulations, applicable to it (including all Environmental Laws and Licences) in all material respects;
(G)	will procure that each Non-Recourse Subsidiary, (i) promptly upon becoming aware of the same, gives written notice to the Agent of every notice of default or adverse claim or demand made by any person against such Non-Recourse Subsidiary affecting any of its assets of whatsoever nature (disregarding for this purpose any of the aforesaid of a spurious nature) if such default (if proved) or claim or demand (if successful) is reasonably likely to result in a liability being imposed on any member of the Group and (ii) diligently takes all reasonable steps open to such Non-Recourse Subsidiary to remedy any such default and protect and defend its interest in the relevant asset against any such adverse claim or demand; and

(H)	will procure that each Non-Recourse Subsidiary, as soon as reasonably practicable following request by the Agent, provides to the Agent such information as the Agent may reasonably request for the purpose of monitoring compliance with the representations, covenants and other obligations hereunder which have application to Non-Recourse Subsidiaries.
23.24	Technical covenants

The Obligors undertake to procure that at each Recalculation Date (for each period or date in respect of which such ratio is shown in the then current Projection) the Tranche A FLCR, Tranche A LLCR, Tranche A DSCR, Tranche B FLCR, Tranche B LLCR and Tranche B DSCR (as shown in such Projection) are not less than the relevant multiples shown in Schedule 4 (Applicable Cover Ratios).

Exhibit 10.1
23.25	Director’s Certificate

Endeavour International Holding B.V. shall deliver to the Agent within seven days prior to each Recalculation Date a certificate (“Director’s Certificate”) signed by a director on its behalf substantially in the form of Schedule 15 (Director’s Certificate), each such Director’s Certificate to be a Finance Document.

24.	FINANCIAL COVENANTS

24.1	Definitions

In this Clause 24 (Financial covenants):
24.1.1	“Consolidated Cash and Cash Equivalents” means, at any time:
(A)	cash in hand or on deposit with any acceptable bank (including cash collateral balances for decommissioning costs and debt service cash balances);

(B)	certificates of deposit, maturing within one year after the relevant date of calculation, issued by an acceptable bank;

(C)	any investment in marketable obligations issued or guaranteed by the government of the United States of America or the U.K. or by an instrumentality or agency of the government of the United States of America or the U.K. having an equivalent credit rating;

(D)	open market commercial paper:
(1)	for which a recognised trading market exists;

(2)	issued in the United States of America or the U.K.;

(3)	which matures within one year after the relevant date of calculation; and

(4)	which has a credit rating of either A 1 by Standard & Poor’s or Fitch or P 1 by Moody’s, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long term debt obligations, an equivalent rating;
(E)	Sterling bills of exchange eligible for rediscount at the Bank of England and accepted by an acceptable bank; or

(F)	any other instrument, security or investment approved by the Majority Lenders, in each case, to which any member of the Group is beneficially entitled at that time and which is capable of being applied against Consolidated Total Borrowings. An “acceptable bank” for this purpose is a commercial bank or trust company which has a rating of A- or higher by Standard & Poor’s Rating Group or Fitch or A3 or higher by Moody’s Investors Service Inc. or a comparable rating from an internationally recognised credit rating agency for its long term debt obligations or has been approved by the Majority Lenders.

Exhibit 10.1
24.1.2	“Consolidated EBITDA” means the consolidated gross pre taxation profits of the Group for a Measurement Period:
(A)	excluding the gross pre taxation profits of a member of the Group for that part of that Measurement Period when it was not a member of the Group and the gross pre taxation profits relating to business or assets acquired by a member of the Group during that Measurement Period for that part of that Measurement Period when the business or assets were not owned by a member of the Group; and

(B)	excluding the gross pre taxation profits attributable to any member of the Group or to any business or assets sold during that Measurement Period, and all as adjusted by:
(1)	adding back Consolidated Net Interest Payable;

(2)	taking no account of any exceptional or extraordinary item;

(3)	excluding any amount attributable to minority interests;

(4)	adding back depreciation, depletion, amortisation and all exploration and appraisal write-offs;

(5)	taking no account of any revaluation of an asset or any loss or gain over book value arising on the disposal of an asset (otherwise than in the ordinary course of trading) by a member of the Group during that Measurement Period;

(6)	adding back any non-cash decommissioning charges;

(7)	adding back any non-cash impairment charges; and

(8)	taking no account of any other non-cash charges or credits (including any non-cash charges or credits arising by reason of the operation of IAS 17 or IAS 39).
24.1.3	“Consolidated Interest Payable” means all interest and other financing charges (whether, in each case, paid, payable or capitalised) incurred by the Group during a Measurement Period (excluding any amortisation of any financing fees which have been paid and any amortisation of any interest related to decommissioning liabilities).

24.1.4	“Consolidated Interest Receivable” means all interest and other financing charges received or receivable by the Group during a Measurement Period.

24.1.5	“Consolidated Net Interest Payable” means Consolidated Interest Payable less Consolidated Interest Receivable during the relevant Measurement Period.

24.1.6	“Consolidated Total Borrowings” means, in respect of the Group, at any time the aggregate of the following:
(A)	the outstanding principal amount of any moneys borrowed;

Exhibit 10.1
(B)	the outstanding principal amount of any acceptance under any acceptance credit;

(C)	the outstanding principal amount of any bond, note, debenture, loan stock or other similar instrument;

(D)	the capital element of indebtedness under a finance or capital lease;

(E)	the outstanding principal amount of all moneys owing in connection with the sale or discounting of receivables (otherwise than on a non recourse basis);

(F)	the outstanding principal amount of any indebtedness arising from any deferred payment agreements arranged primarily as a method of raising finance or financing the acquisition of an asset;

(G)	any fixed or minimum premium payable on the repayment or redemption of any instrument referred to in paragraph (C) above;

(H)	the outstanding principal amount of any indebtedness arising in connection with any other transaction (including any forward sale or purchase agreement) which has the commercial effect of a borrowing;

(I)	the outstanding amount of any guarantee, indemnity, bond, letter of credit or any other instrument issued by a bank or financial institution in respect of which any member of the Group has provided a counter-indemnity; and

(J)	the outstanding principal amount of any indebtedness of any person of a type referred to in paragraphs (A) – (I) above which is the subject of a guarantee, indemnity or similar assurance against financial loss given by a member of the Group.
24.1.7	“Consolidated Total Net Borrowings” means at any time Consolidated Total Borrowings less Consolidated Cash and Cash Equivalents.

24.1.8	“Current Assets” means, in relation to the Group, the aggregate value of the current assets which are reasonably expected to be realised, consumed or sold in the ordinary course of the trading activities of the Group within one year of the date from which any calculation falls to be made together with cash at bank.

24.1.9	“Current Liabilities” means, in relation to the Group, the aggregate value of the current liabilities which are reasonably expected to be repayable or payable within one year from the date on which any calculation falls to be made but disregarding any amounts repayable under the Facility which it is anticipated are to be funded by way of a Rollover Loan.

24.1.10	“Current Ratio” means the ratio of Current Assets to Current Liabilities.

24.1.11	“IAS 17” means standard 17 (relating to leases) under IFRS.

24.1.12	“IAS 39” means standard 39 (relating to financial instruments) under IFRS.

Exhibit 10.1
24.1.13	“Measurement Period” means each of the two consecutive six month periods in a financial year of the Company.
24.2	Interpretation
24.2.1	Except as provided to the contrary in this Agreement, an accounting term used in this Clause is to be construed in accordance with the principles applied in the preparation of the financial statements delivered in accordance with Clause 22.1 (Financial Statements).

24.2.2	Any amount in a currency other than dollars is to be taken into account at its dollar equivalent calculated on the basis of:
(A)	the Agent’s spot rate of exchange for the purchase of the relevant currency in the London foreign exchange market for dollars at or about 11.00 a.m. on the day the relevant amount falls to be calculated; or

(B)	if the amount is to be calculated on the last day of a financial period of the Company, the relevant rates of exchange used by the Company in, or in connection with, its financial statements for that period.
24.2.3	No item must be credited or deducted more than once in any calculation under this Clause 24 (Financial Covenant).
24.3	Current Ratio

The Company must ensure that the Current Ratio on the last day of each Measurement Period is greater than 1.1:1

24.4	Gearing

The Company must ensure that the ratio of (1) Consolidated Total Net Borrowings to (2) Consolidated EBITDA on the last day of each Measurement Period is less than or equal to 3.0:1.

24.5	Compliance

The financial covenant set out in this Clause 24 (Financial Covenant) shall be tested by reference to each of the financial statements most recently delivered pursuant to Clause 22.1 (Financial statements).

24.6	Verification

The Agent may, at any time, at the Company’s expense, require the auditors of the Company to verify any figure or calculation made in any certificate delivered pursuant to Clause 22.1.4 (Financial Statements) if it reasonably believes that any such figure or calculation is incorrect. If the Agent is not satisfied (acting reasonably) with the verification provided by the auditors, it may, at the Company’s expense, appoint an independent firm of accountants to investigate and verify the relevant figures. Such verification shall be conclusive evidence of whether the Company is in compliance with Clause 24 (Financial Covenant).

Exhibit 10.1
25.	EVENTS OF DEFAULT

25.1	General

Each of the events or circumstances set out in Clause 25.2 (Non-payment and failure to reduce) to Clause 25.22 (Inability to discharge liabilities) (inclusive) is an Event of Default.

25.2	Non-payment and failure to reduce

An Obligor or any Transaction Party does not pay on the due date any amount payable by it under the Finance Documents in the manner required under the Finance Documents, unless the non-payment:
25.2.1	is caused by technical or administrative error or a Disruption Event; and

25.2.2	is remedied within two Business Days of the due date.
25.3	Breach of other obligations
25.3.1	The Company does not comply with any term of Clause 23.24 (Technical covenants) or Clause 24 (Financial Covenants).

25.3.2	An Obligor or any Transaction Party does not comply with any other term of the Finance Documents to which it is a party not already referred to in Clause 25.3.1, unless the non-compliance:
(A)	in the reasonable opinion of the Majority Lenders, is capable of remedy; and

(B)	is remedied within 10 Business Days of the earlier of the Agent giving notice and the relevant Obligor or Transaction Party (as the case may be) becoming aware of the non-compliance.
25.4	Misrepresentation

A representation made or repeated by any Obligor or Transaction Party in any Finance Document to which it is a party or in any document delivered by or on behalf of any Obligor or Transaction Party under any Finance Document to which it is a party is incorrect in any material respect when made or deemed to be repeated, unless the circumstances giving rise to the misrepresentation:
25.4.1	are capable of remedy; and

25.4.2	are remedied within 10 Business Days of the earlier of the Agent giving notice and the relevant Obligor or Transaction Party (as the case may be) becoming aware of the misrepresentation.
25.5	Cross-default
25.5.1	Any of the following occurs in respect of an Obligor or any other member of the Group:
(A)	any of its Financial Indebtedness is not paid when due and payable (after the expiry of any originally applicable grace period);

Exhibit 10.1
(B)	any of its Financial Indebtedness:
(1)	becomes prematurely due and payable;

(2)	is placed on demand; or

(3)	is capable of being declared by a creditor to be prematurely due and payable or being placed on demand, in each case, as a result of an event of default (howsoever described); or
(C)	any commitment for its Financial Indebtedness is cancelled or suspended as a result of an event of default (howsoever described), unless the aggregate amount of Financial Indebtedness falling within Clause 25.5.1(A), Clause 25.5.1(B) or Clause 25.5.1(C) (as the case may be) is less than $10,000,000 (or its equivalent in one or more other currencies).
25.6	Insolvency

Any of the following occurs in respect of an Obligor or any other member of the Group:
25.6.1	it is, or is deemed for the purposes of any law to be, unable to pay its debts as they fall due or insolvent;

25.6.2	it admits its inability to pay its debts as they fall due;

25.6.3	it suspends making payments on any of its debts or announces an intention to do so;

25.6.4	by reason of actual or anticipated financial difficulties, it begins negotiations with any creditor for the rescheduling of any of its indebtedness; or

25.6.5	a moratorium is declared in respect of any of its indebtedness.
25.7	Insolvency proceedings
25.7.1	Except as provided in Clause 25.7.2, any of the following occurs in respect of an Obligor or any other member of the Group:
(A)	any step is taken with a view to a faillissement, surséance van betaling, composition, assignment or similar arrangement with any of its creditors;

(B)	a meeting of it is convened for the purpose of considering any resolution for (or to petition for) its winding-up, administration, or dissolution or any such resolution is passed;

(C)	any person presents a petition, files an application or takes any other analogous steps for its winding-up, administration, or dissolution;

(D)	an order for its winding-up, administration, or dissolution is made;

(E)	any Insolvency Officer is appointed in respect of it or any of its assets;

(F)	its directors or other officers request the appointment of an Insolvency Officer;

Exhibit 10.1
(G)	a notice under section 36 of the Tax Collection Act of The Netherlands (Invorderingswet 1990) or section 16(d) of the Social Insurance Co-ordination Act of The Netherlands (Coördinatiewet Sociale Verzekeringen) is filed upon a member of the Group that is incorporated or established in The Netherlands; or

(H)	any other analogous step or procedure is taken in any jurisdiction.
25.7.2	Clause 25.7.1 does not apply to:
(A)	any step or procedure which is part of a Permitted Transaction; or

(B)	a petition for winding-up presented by a creditor which is being contested in good faith and with due diligence and is discharged or struck out within 14 days; or

(C)	any petition, action, proceeding or step which is demonstrated by the Company to the reasonable satisfaction of the Agent to be frivolous, vexatious or otherwise an abuse of process of court.
25.8	Enforcement of security

Any steps are taken to enforce any Security securing Financial Indebtedness in excess of $5,000,000 (or its equivalent in one or more other currencies), in aggregate, over any part of the assets of an Obligor or any other member of the Group.

25.9	Creditors’ process

Any prejudgment attachment (conservatoir Beslag), expropriation attachment, sequestration, distress, execution, diligence or analogous event affects any asset(s) of any Obligor or any other member of the Group having an aggregate value in excess of $5,000,000 (or its equivalent in one or more other currencies) and is not discharged within 14 days unless it is any petition, action, proceeding or step which is demonstrated by the Company to the reasonable satisfaction of the Agent to be frivolous, vexatious or otherwise an abuse of process of court.

25.10	Analogous proceedings

There occurs, in relation to any Obligor or any other member of the Group, any event anywhere which, in the reasonable opinion of the Majority Lenders, corresponds with any of those mentioned in Clauses 25.6 (Insolvency) to 25.9 (Creditors’ process) (inclusive).

25.11	Cessation of business

Any Obligor threatens to cease to carry on business except as part of a Permitted Transaction.

25.12	Unlawfulness

It is or becomes unlawful for any Obligor to perform any of its material obligations under any Project Document.

Exhibit 10.1
25.13	Effectiveness of Finance Documents
25.13.1	It is or becomes unlawful for any Obligor or Transaction Party to perform any of its payment obligations or other material obligations under the Finance Documents.

25.13.2	Any Finance Document, the guarantee of any Guarantor or any Security purported to be created or evidenced by any Security Document is not effective or is unenforceable or is alleged by any Obligor or any Transaction Party to be ineffective or unenforceable for any reason.

25.13.3	An Obligor or Transaction Party repudiates a Finance Document or evidences an intention to repudiate a Finance Document.
25.14	Ownership

Any member of the Group that holds any interests in any Borrowing Base Assets or Obligor is not or ceases to be a wholly-owned (directly or indirectly) by the Company.

25.15	Project Documents
25.15.1	All or any part of any Project Document is not, or ceases to be, a legal, valid and binding obligation of any person expressed to be party to it in circumstances which are reasonably likely to result in a Material Adverse Change.

25.15.2	Any party to any Project Document defaults under that Project Document in circumstances which are reasonably likely to result in a Material Adverse Change.

25.15.3	All or any part of any Project Document is suspended, terminated or revoked in circumstances which are reasonably likely to result in a Material Adverse Change.
25.16	Borrowing Base Assets
25.16.1	A decision is taken to abandon a Borrowing Base Asset unless such a decision was taken in compliance with Clause 23.13.2 (Borrowing Base Assets).

25.16.2	All or any part of the interest of any member of the Group in any Borrowing Base Asset (or any Petroleum or revenues or other moneys arising in respect of it) is nationalised, expropriated, compulsorily acquired or seized by any government or any governmental or public sector agency, or any such government or agency takes, or officially announces that it will take, any step with a view to any of the foregoing and the same is reasonably likely to result in a Material Adverse Change.
25.17	Litigation

Any judgment is made or award is issued against any Obligor in relation to any litigation, arbitration or administrative proceedings in an amount equal to or exceeding $10,000,000 (or its equivalent in one or more other currencies) or any litigation, arbitration or administrative proceeding is instituted or current in respect of any Obligor or any member of the Group which would be reasonably likely, if adversely determined, to result in a Material Adverse Change.

Exhibit 10.1
25.18	Authorisations

Any Authorisation necessary for the ownership of any interest in, the development or the operation of, any Borrowing Base Asset is revoked, cancelled, surrendered, terminated or varied and the same would be reasonably likely to result in a Material Adverse Change.

25.19	Material Adverse Change

An event occurs which is reasonably likely to result in a Material Adverse Change as compared to the position as at the date of this Agreement.

25.20	Qualification of accounts

Any audited financial statements delivered to the Agent under this Agreement is qualified in any material way.

25.21	Evidential inadmissibility

At any time any act, condition or thing required to be done, fulfilled or performed (other than by the Finance Parties) in order to make each Finance Document to which any Obligor or Transaction Party is a party admissible in evidence in the country in which such party is incorporated is not done, fulfilled or performed to the extent or in a respect such that the effect thereof is materially to impair the legality, validity or enforceability of the obligations of any Obligor or any Transaction Party under the Finance Documents.

25.22	Inability to discharge liabilities

Any Projection adopted pursuant to Clause 7 (Projections) demonstrates that the Borrower Group will not be able to discharge all its payment obligations arising prior to the Final Maturity Date as and when the same are anticipated to fall due.

25.23	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Company:
25.23.1	cancel the Aggregate Commitments whereupon they shall immediately be cancelled; and/or

25.23.2	declare that all or part of the Utilisations, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

25.23.3	declare that all or part of the Utilisations payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders; and/or

25.23.4	declare that full cash cover in respect of each Letter of Credit is immediately due and payable whereupon it shall become due and payable.

Exhibit 10.1
CHANGES TO PARTIES
26.	CHANGES TO THE LENDERS

26.1	Assignments and transfers by the Lenders

Subject to this Clause 26 (Changes to the Lenders), a Lender (the “Existing Lender”) may:
26.1.1	assign any of its rights; or

26.1.2	transfer by novation any of its rights and obligations,
to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).
26.2	Conditions of assignment or transfer
26.2.1	The consent of the Fronting Bank is required for any assignment or transfer by a Lender.

26.2.2	Any Lender wishing to assign or transfer all or any of its rights and obligations under the Finance Documents shall give the Company not less than 5 Business Days prior written notice to that effect.

26.2.3	The consent of the Company is required for an assignment or transfer by a Lender, unless subject to Clause 26.2.6(B) (a) the assignment or transfer is to another Lender or an Affiliate of a Lender (b) an Event of Default has occurred and is continuing or (c) the assignment or transfer is effected pursuant to the primary syndication of the Facility.

26.2.4	The consent of the Company to an assignment or transfer must not be unreasonably withheld or delayed. The Company will be deemed to have given its consent five Business Days after the Existing Lender has requested it unless consent is expressly refused by the Company within that time.

26.2.5	The consent of the Company to an assignment or transfer must not be withheld solely because the assignment or transfer may result in an increase to the Mandatory Cost.

26.2.6	An assignment will only be effective:
(A)	on receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender; and

(B)	on performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.
26.2.7	At any time whilst it is a requirement of Netherlands law that each Lender is a PMP, notwithstanding that no consent is required of the Company under Clause

Exhibit 10.1
26.2.3 in relation to any proposed assignment or transfer, the Company may, within 5 Business Days of receipt of the relevant notice from the relevant Lender, object to such assignment or transfer on the sole grounds that the relevant assignee or transferee is not a PMP.
26.2.8	If no Objection Notice is received by the relevant Lender within such 5 Business Day period the relevant Lender shall be entitled to proceed with such assignment or transfer.

26.2.9	If an Objection Notice is received during such 5 Business Day period, the relevant Lender shall not be entitled to proceed with such assignment or transfer unless and until it is established that the relevant assignee or transferee is a PMP.

26.2.10	A transfer will only be effective if the procedure set out in Clause 26.5 (Procedure for transfer) is complied with.

26.2.11	If:
(A)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(B)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 14 (Tax gross-up and indemnities) or Clause 15 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.
26.2.12	A Lender may not assign or transfer any of its Commitment for any Specified Period without also assigning or transferring an equal proportion of the amount of its Commitment for each of the other Specified Periods.

26.2.13	Where the consent of the Company is required under Clause 26.2.3 above, the assigning or transferring Lender shall provide a copy of the Company’s response to the Agent. If the Company does not provide a response, the assigning Lender shall inform the Agent of this fact.
26.3	Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect (other than pursuant to the primary syndication of the Facility), pay to the Agent (for its own account) a fee of $2,000.

26.4	Limitation of responsibility of Existing Lenders
26.4.1	Unless expressly agreed to the contrary, an Existing Lender and an existing Finance Party makes no representation or warranty and assumes no responsibility to a New Lender for:
(A)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

Exhibit 10.1
(B)	the financial condition of any Obligor or any other member of the Group;

(C)	the performance and observance by any Obligor or any other member of the Group of its obligations under the Finance Documents or any other documents; or

(D)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document, and any representations or warranties implied by law are excluded.
26.4.2	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:
(A)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender or any existing Finance Party in connection with any Finance Document; and

(B)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.
26.4.3	Nothing in any Finance Document obliges an Existing Lender or any existing Finance Party to:
(A)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 26 (Changes to the Lenders); or

(B)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor or Transaction Party of its obligations under the Finance Documents or otherwise.
26.5	Procedure for transfer
26.5.1	Subject to the conditions set out in Clause 26.2 (Conditions of assignment or transfer) a transfer is effected in accordance with Clause 26.5.3 when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

26.5.2	The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

26.5.3	On the Transfer Date:

Exhibit 10.1
(A)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(B)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(C)	the existing Finance Parties and the New Lender shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the existing Finance Parties and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(D)	the New Lender shall become a Party as a “Lender”.
26.6	Copy of Transfer Certificates

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Company a copy of that Transfer Certificate.

26.7	Disclosure of information
26.7.1	Any Lender may disclose to any of its Affiliates and any other person:
(A)	to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

(B)	with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or any Obligor; or

(C)	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation,

(D)	which is a rating agency;

(E)	in connection with any securitisation;

(F)	which is one of its professional advisers;

(G)	which is a person in whose favour that Finance Party creates Security over its rights under or in connection with the Transaction Documents,

Exhibit 10.1
any information about any Obligor, any other member of the Group, the Borrowing Base Assets, and the Transaction Documents as that Lender shall consider appropriate if, in relation to Clauses 26.7.1(A), 26.7.1(B), 26.7.1(E) and 26.7.1(G), the person to whom the information is to be given has entered into a Confidentiality Undertaking.
26.7.2	In addition, any Lender may disclose any such information to any person if such disclosure is required to be made (a) in connection with any litigation, arbitration or administrative proceedings or (b) to any governmental, banking, taxation or other regulatory authority.
26.8	Accession of Hedging Banks

A Lender may make a request at any time for any of its Affiliates that has entered, or is to enter, into a Hedging Agreement with an Obligor to become a Hedging Bank and such Affiliate may accede, and become a party, to the Finance Documents as a Hedging Bank, in each case, in accordance with the Intercreditor Agreement.

26.9	Professional Market Party Representations
26.9.1
(A)	Each Lender which is a party to this Agreement on the date hereof represents and warrants to each Party on the date hereof (i) that it is a PMP and (ii) that it is aware that it does not benefit from the (creditor) protection offered by the Dutch Banking Act when lending monies to persons or entities which are subject to the prohibition of Section 82 of the Dutch Banking Act;

(B)	if on the date on which a party becomes a Lender, it is a requirement of Dutch law that such party is a PMP, each such new Lender represents and warrants to each Party on the date on which it becomes a party to this Agreement as a Lender that it is a PMP in accordance with paragraph 3 of the Transfer Certificate; and

(C)	each such Lender or Party acknowledges that each of the Finance Parties and each Dutch Borrower have relied upon such representation and warranty and undertakes, to the extent necessary, to provide its reasonable assistance to each Dutch Borrower in verifying such Lender’s or Party’s status as a PMP.
26.9.2	For the purpose of the “wtk” (as defined in the definition of Exemption Regulation in Clause 1.1 (Definitions)), each Dutch Borrower:
(A)	represents and warrants to the Finance Parties on the date of this Agreement that it has verified the status of each person which is a Lender under a Finance Document on such date and each such Lender is either (i) a PMP in accordance with the requirements of the Exemption Regulation and the Policy Guidelines and/or (ii) is exempted from the PMP requirement because it forms a closed circle (besloten kring) with the relevant Dutch Borrower; and

(B)	if on the date on which a party becomes a Lender, it is a requirement of Dutch law that such party is a PMP, represents and warrants to the

Exhibit 10.1
Finance Parties on the date on which each such party becomes a Lender that it has verified the status of such party on such date and each such party is either (i) a PMP in accordance with the requirements of the Exemption Regulation and the Policy Guidelines and/or (ii) is exempted from the PMP requirement because it forms a closed circle (besloten kring) with the relevant Dutch Borrower.
26.9.3	Notwithstanding any of other provision to the contrary:
(A)	at any time whilst it is a requirement of Dutch law that each Lender is a PMP, notwithstanding that no consent is required of the Company under Clause 26.2.3 in relation to any proposed assignment or transfer, the Company may, within five Business Days of receipt of the relevant notice from the relevant Lender under Clause 26.2.2, object to such assignment or transfer by notice in writing to the Lender wishing to effect such assignment or transfer on the sole grounds that the relevant assignee or transferee is not a PMP;

(B)	if no such objection is received by the relevant Lender within such five Business Day period the Lender shall be entitled to proceed with such assignment or transfer; and

(C)	if such an objection is received during such five Business Day period the relevant Lender shall not be entitled to proceed with such assignment or transfer unless and until it is established that the relevant assignee or transferee is a PMP.
27.	CHANGES TO THE OBLIGORS

27.1	Assignments and transfer by Obligors
27.1.1	No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

27.1.2	This Clause 27 (Changes to the Obligors) shall not apply with respect to the accession of Talisman Expro Limited hereto as an Obligor pursuant to Clause 4.3 (Conditions subsequent).
27.2	Additional Borrowers
27.2.1	The Company may request that any Relevant Affiliate becomes an Additional Borrower. That Relevant Affiliate shall become an Additional Borrower if:
(A)	all Lenders approve the addition of that Relevant Affiliate,

(B)	that Relevant Affiliate (a) delivers to the Agent a duly completed and executed Accession Letter and (b) executes and enters into all other documents and takes all such other steps as the Agent may reasonably require for the purposes of ensuring that it accedes and becomes a party to, all relevant Finance Documents as an Obligor;

(C)	the Company confirms that no Default is continuing or would occur as a result of that Relevant Affiliate becoming an Additional Borrower; and

Exhibit 10.1
(D)	the Agent has received all of the documents and other evidence listed in Part IV (Conditions precedent required to be delivered by an Additional Obligor) of Schedule 3 (Conditions precedent and subsequent) in relation to that Additional Borrower, each in form and substance satisfactory to the Agent.
27.2.2	The Agent shall, in relation to each proposed Additional Borrower, notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part IV (Conditions precedent required to be delivered by an Additional Obligor) of Schedule 3 (Conditions precedent and subsequent).
27.3	Additional Guarantors
27.3.1	The Company may request that any Relevant Affiliate becomes an Additional Guarantor. That Relevant Affiliate shall become an Additional Guarantor if:
(A)	that Relevant Affiliate (a) delivers to the Agent a duly completed and executed Accession Letter and (b) executes and enters into all other documents and takes all such other steps as the Agent may reasonably require for the purposes of ensuring that it accedes and becomes a party to, all relevant Finance Documents as an Obligor; and

(B)	the Agent has received all of the documents and other evidence listed in Part IV (Conditions precedent required to be delivered by an Additional Obligor) of Schedule 3 (Conditions precedent and subsequent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent.
27.3.2	The Company shall procure that (i) promptly upon any member of the Group becoming a Material Subsidiary and (ii) prior to any member of the Borrower Group acquiring a Borrowing Base Asset (if it is not already an Obligor) it shall become an Additional Guarantor (unless prohibited under the laws of their jurisdiction of incorporation, despite the Company and such member of the Group or Borrower Group having used all reasonable endeavours to overcome such prohibition) and shall ensure that:
(A)	such member of the group (a) delivers to the Agent a duly completed and executed Accession Letter and (b) executes and enters into all other documents and takes all such other steps as the Agent may reasonably require for the purposes of ensuring that it accedes and becomes a party to, all relevant Finance Documents as an Additional Guarantor; and

(B)	the Agent receives all of the documents and other evidence listed in Part IV (Conditions precedent required to be delivered by an Additional Obligor) of Schedule 3 (Conditions precedent and subsequent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent.
27.3.3	The Agent shall, in relation to each proposed Additional Guarantor, notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in

Exhibit 10.1
Part IV (Conditions precedent required to be delivered by an Additional Obligor) of Schedule 3 (Conditions precedent and subsequent).
27.4	Repetition of Representations

Delivery of an Accession Letter constitutes confirmation by the relevant intended Obligor that the Repeating Representations are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

27.5	Release of non-asset holding Obligors
27.5.1	For the purposes of this Clause 27.5 (Release of non-asset holding Obligors), a “Relevant Obligor” means any Obligor (other than the Company) that (a) does not have an interest in any Borrowing Base Asset or any person holding an interest in any Borrowing Base Asset, whether by reason of any Borrowing Base Asset ceasing to be so designated in accordance with this Agreement or otherwise) and (b) is not a Material Subsidiary.

27.5.2	The Company may submit a request to the Agent at any time for any Relevant Obligor to cease to be an Obligor.

27.5.3	Subject to Clause 27.5.4, as soon as reasonably practicable after the submission of any such request, the Finance Parties shall (at the cost and expense of the Obligors) take all such steps as the Company may reasonably require for the purposes of ensuring:
(A)	that the Relevant Obligor ceases to be an Obligor for the purposes of the Finance Documents; and

(B)	the release of any Security under the Finance Documents granted to the Finance Parties (a) by the Relevant Obligor over its assets or (b) by any other person over the shares in the Relevant Obligor.
27.5.4	A Relevant Obligor may only cease to be an Obligor pursuant to this Clause 27.5 (Release of non-asset holding Obligors) if:
(A)	no Default is continuing or would result from it ceasing to be an Obligor (and the Company confirms that this is the case); and

(B)	(other than in the case of Talisman Expro Limited) the Majority Lenders consent to such Relevant Obligor ceasing to be an Obligor; and

(C)	in the case only of Talisman Expro Limited:
(1)	the Permitted Transaction described in paragraph (B) of the definition of “Permitted Transaction” has been completed upon the terms described therein;

(2)	Talisman Expro Limited is under no actual or contingent obligation as a Borrower; and

(3)	Talisman Expro Limited has no assets whatsoever,
and, in each case, the Company confirms the same to the Agent.

Exhibit 10.1
THE FINANCE PARTIES
28.	ROLE OF THE ADMINISTRATIVE FINANCE PARTIES

28.1	General

For the purposes only of this Clause 28 (Role of the Administrative Finance Parties), references to the Administrative Finance Parties shall be construed as excluding the Security Trustee.

28.2	Appointment of the Agent
28.2.1	Each other Finance Party appoints the Agent to act as its agent under and in connection with the Finance Documents.

28.2.2	Each other Finance Party authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.
28.3	Duties of the Agent
28.3.1	The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

28.3.2	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

28.3.3	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

28.3.4	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Administrative Finance Parties) under this Agreement it shall promptly notify the other Finance Parties.

28.3.5	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.
28.4	Role of the Mandated Lead Arrangers

Except as specifically provided in the Finance Documents, the Mandated Lead Arrangers have no obligations of any kind to any other Party under or in connection with any Finance Document.

28.5	No fiduciary duties
28.5.1	Nothing in this Agreement constitutes any Administrative Finance Party as a trustee or fiduciary of any other person.

28.5.2	No Administrative Finance Party shall be bound to account to any Finance Party for any sum or the profit element of any sum received by it for its own account.

Exhibit 10.1
28.6	Business with the Group

Each Administrative Finance Party may accept deposits from, lend money to and generally engage in any kind of banking or other business with any Obligor or any other member of the Group.

28.7	Rights and discretions of the Administrative Finance Parties
28.7.1	Each Administrative Finance Party may rely on:
(A)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(B)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.
28.7.2	Each Administrative Finance Party may assume (unless it has received notice to the contrary in its capacity as an Administrative Finance Party) that:
(A)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 25.2 (Non-payment and failure to reduce));

(B)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(C)	any notice or request made by the Company (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors.
28.7.3	Each Administrative Finance Party may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

28.7.4	Each Administrative Finance Party may act in relation to the Finance Documents through its personnel and agents.

28.7.5	Each Administrative Finance Party may disclose to any other Party any information it reasonably believes it has received in its capacity as such under this Agreement.

28.7.6	Notwithstanding any other provision of any Finance Document to the contrary, no Administrative Finance Party is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.
28.8	Majority Lenders’ instructions
28.8.1	Unless a contrary indication appears in a Finance Document, each of the Agent and the Technical Bank shall (a) exercise any right, power, authority or discretion vested in it in such capacity in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders), refrain from exercising any right, power, authority or discretion vested in it and (b) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

Exhibit 10.1
28.8.2	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

28.8.3	Each of the Agent and the Technical Bank may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

28.8.4	In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Agent or the Technical Bank may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

28.8.5	Each of the Technical Bank and the Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.
28.9	Responsibility for documentation

No Administrative Finance Party:
28.9.1	is responsible to any other Finance Party for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by it, an Obligor or any other person given in or in connection with any Finance Document or the Information Memorandum; or

28.9.2	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.
28.10	Exclusion of liability
28.10.1	Without limiting Clause 28.10.2, and without prejudice to the provisions of paragraph (e) of Clause 31.10 (Disruption to Payment Systems etc.) no Administrative Finance Party will be liable (including, without limitation, for negligence or any other category of liability whatsoever) for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

28.10.2	No Party (other than an Administrative Finance Party) may take any proceedings against any officer, employee or agent of that Administrative Finance Party in respect of any claim it might have against that Administrative Finance Party or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of that Administrative Finance Party may rely on this Clause subject to Clause 1.3 (Third Party Rights) and the provisions of the Third Parties Act.

28.10.3	No Administrative Finance Party will be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by that Administrative Finance Party if it has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by it for that purpose.

Exhibit 10.1
28.10.4	Nothing in this Agreement shall oblige any Administrative Finance Party to carry out any “know your customer” or other checks in relation to any person on behalf of any Finance Party and each Finance Party confirms to the Administrative Finance Parties that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by any Administrative Finance Party.
28.11	Lenders’ indemnity

Each Lender shall (in proportion to its share of the Aggregate Commitments or, if the Aggregate Commitments are then zero, to its share of the Aggregate Commitments immediately prior to their reduction to zero) indemnify each Administrative Finance Party within three Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by that Administrative Finance Party (otherwise than by reason of its gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 31.10 (Disruption to Payment Systems etc.) notwithstanding such Administrative Finance Party’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of an Administrative Finance Party in acting in its capacity as such an Administrative Finance Party (unless that Administrative Finance Party has been reimbursed for the same by an Obligor). The Obligors shall forthwith on demand reimburse each Finance Party for any payments made by it under this Clause 28.11 (Lenders’ indemnity).

28.12	Resignation
28.12.1	Each Administrative Finance Party (other than the Mandated Lead Arrangers and the Fronting Bank) may resign and appoint one of its Affiliates acting through an office in the United Kingdom or Paris as successor by giving notice to the other Finance Parties and the Company.

28.12.2	Alternatively such an Administrative Finance Party may resign by giving notice to the other Finance Parties and the Company, in which case the Majority Lenders (after consultation with the Company) may appoint a successor Administrative Finance Party.

28.12.3	If the Majority Lenders have not appointed a successor Administrative Finance Party in accordance with Clause 28.12.2 within 30 days after notice of resignation was given, the incumbent Administrative Finance Party (after consultation with the Company and the Majority Lenders) may appoint a successor Administrative Finance Party (acting through an office in the United Kingdom or Paris).

28.12.4	The retiring Administrative Finance Party shall, at its own cost, make available to the successor Administrative Finance Party such documents and records and provide such assistance as the successor Administrative Finance Party may reasonably request for the purposes of performing its functions as such an Administrative Finance Party under the Finance Documents.

28.12.5	An Administrative Finance Party’s resignation notice shall only take effect upon the successor Administrative Finance Party (a) notifying all the Parties that it accepts its appointment and (b) completing all such steps as may reasonably be required by the Agent or (where the successor Administrative Finance Party is seeking to be appointed as a successor Agent) the Majority Lenders in order to (1)

Exhibit 10.1
ensure that it accedes, and becomes a party, to all relevant Finance Documents in its relevant capacity as that Administrative Finance Party and (2) facilitate the change in identity of the relevant Administrative Finance Party.

28.12.6	Upon the appointment of a successor, the retiring Administrative Finance Party shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 28 (Role of the Administrative Finance Parties). Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

28.12.7	After consultation with the Company, the Majority Lenders may, by notice to any Administrative Finance Party (other than the Mandated Lead Arrangers or the Fronting Bank), require it to resign in accordance with Clause 28.12.2 above. In this event, the relevant Administrative Finance Party shall resign in accordance with Clause 28.12.2 above.
28.13	Confidentiality
28.13.1	In acting under the Finance Documents, the relevant division through which such Administrative Finance Party acts shall be treated as a separate entity from any other of its divisions or departments.

28.13.2	If information is received by another division or department of the Administrative Finance Party, it may be treated as confidential to that relevant division and the Administrative Finance Party shall not be deemed to have notice of it.
28.14	Relationship with the Lenders
28.14.1	The Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

28.14.2	Each Lender shall supply the Agent with any information required by the Agent in order to calculate the Mandatory Cost in accordance with Schedule 7 (Mandatory Cost Formulae).
28.15	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Finance Party confirms to each Administrative Finance Party that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:
28.15.1	the financial condition, status and nature of each Obligor and each other member of the Group;

28.15.2	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

Exhibit 10.1
28.15.3	whether that Finance Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

28.15.4	the adequacy, accuracy and/or completeness of the Information Memorandum and any other information provided by that Administrative Finance Party, any other Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.
28.16	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Company) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

28.17	Management Time

Any amount payable to an Administrative Finance Party under Clause 16.3 (Indemnity to the Agent), Clause 18 (Costs and expenses) and Clause 28.11 (Lenders’ indemnity) shall include the reasonable cost of utilising that Administrative Finance Party’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Administrative Finance Party may notify to the Company and the Lenders, and is in addition to any fee paid or payable to Administrative Finance Party under Clause 13 (Fees).

28.18	Deduction

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents, that Party shall be regarded as having received any amount so deducted.

28.19	Replacement of Fronting Bank
28.19.1	If:
(A)	the Fronting Bank’s senior unsecured and unguaranteed long-term corporate debt rating with Moody’s Investors Service Inc. falls below A3 or with Standard and Poor’s Rating Group falls below A- (or, in either case, such other rating as may be the minimum rating that the relevant member of the Group is entitled to offer a beneficiary to whom a Letter of Credit has or is to be issued (as certified by the Company upon request by the Fronting Bank)); or

(B)	the Company has received a notice from the Agent pursuant to Clause 9.1.2 (Illegality),

Exhibit 10.1
then (unless the Company, by notice to the Fronting Bank and the Agent, otherwise requires) the Fronting Bank shall resign as Fronting Bank by giving notice to the other Finance Parties and the Company, in which case the Company (after consultation with the Agent) may appoint another Lender (who is willing to accept such appointment) acting through an office in the United Kingdom to be a successor Fronting Bank.
28.19.2	The resignation of the retiring Fronting Bank and the appointment of any successor Fronting Bank shall both become effective upon the successor Fronting Bank:
(A)	notifying all the Parties that it accepts such appointment; and

(B)	executing and delivering to the Agent duly completed deed(s) or instrument of accession in such form as the Agent may require and taking all such other steps as the Agent may require to ensure that (a) it accedes, and becomes a party, to the relevant Finance Documents, as Fronting Bank and (b) the retiring Fronting Bank is released from all liability under all outstanding Letters of Credit in issue at such time, whereupon the retiring Fronting Bank shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 28 (Role of the Administrative Finance Parties). Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.
28.19.3	The successor Fronting Bank shall, immediately following its appointment, issue to the beneficiary of each outstanding Letter of Credit at that time, a replacement Letter of Credit.

28.19.4	The Parties shall take such action as the retiring Fronting Bank, the successor Fronting Bank and the Agent may consider necessary in order that the Security Documents shall provide for perfected and enforceable Security in favour of any successor Fronting Bank and the Finance Parties (including any such action that may be required in order for any cash cover that has been provided in relation to any outstanding Letters of Credit and held by the retiring Fronting Bank to be transferred to, and be held by, the successor Fronting Bank).

28.19.5	The retiring Fronting Bank shall, at its own cost, make available to the successor Fronting Bank such documents and records and provide such assistance as the successor may reasonably request for the purposes of performing its functions as Fronting Bank under the Finance Documents.
28.20	Parallel Debt (Covenant to pay the Security Trustee)
28.20.1	Notwithstanding any other provision of this Agreement, each Dutch Obligor hereby irrevocably and unconditionally undertakes to pay to the Security Trustee, as creditor in its own right and not as representative of the other Finance Parties, sums equal to and in the currency of each amount payable by such Dutch Obligor under the Principal Obligations from time to time due in accordance with the terms and conditions of the Principal Obligations (such payment undertaking being for the purposes of this Clause 28.20, the “Parallel Debt”).

Exhibit 10.1
28.20.2	The Security Trustee shall have its own independent right to demand payment of the Parallel Obligations, irrespective of any discharge of such Dutch Obligor’s obligation to pay those amounts to the other Finance Parties resulting from failure by them to take appropriate steps, in insolvency proceedings affecting that Dutch Obligor, to preserve their entitlement to be paid those amounts.

28.20.3	Any amount due and payable by a Dutch Obligor to the Security Trustee under the Parallel Obligations shall be decreased to the extent that the other Finance Parties have received (and are able to retain) payment in full of the corresponding outstanding Principal Obligations and any amount due and payable by a Dutch Obligor to the other Finance Parties under those Principal Obligations shall be decreased to the extent that the Security Trustee has received (and is able to retain) payment in full of the corresponding Parallel Obligations.

28.20.4	The rights of the Finance Parties (other than the Security Trustee) to receive payment of the Principal Obligations payable by each Dutch Obligor are several and are separate and independent from, and without prejudice to, the rights of the Security Trustee to receive payment under the Parallel Obligations.

28.20.5	All monies received or recovered by the Security Trustee pursuant to this Clause 28.20 and enforcement proceeds received or recovered by the Security Trustee pursuant to this Clause 28.20 shall be applied by the Security Trustee in accordance with the terms of this Agreement.

28.20.6	For the purposes of this Clause 28.20 (Parallel Debt (Covenant to pay the Security Trustee))
(A)	“Parallel Obligations” means the monetary obligations arising from the Parallel Debt; and

(B)	“Principal Obligations” means any and all monetary obligations of the Obligors under or pursuant to the Finance Documents (whether now existing or hereafter created or arising).
28.21	First Lien Discharge determination

The Agent shall not make a determination for the purposes of determining the First Lien Discharge Date under the Intercreditor Agreement unless each of the Hedging Banks has confirmed to it that all Hedging Debt due to such Hedging Bank has been discharged and paid in full.

29.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:
28.1	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

28.2	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

28.3	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

Exhibit 10.1
30.	SHARING AMONG THE FINANCE PARTIES

30.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 31 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:
30.1.1	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;

30.1.2	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 31 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

30.1.3	the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 31.5 (Partial payments).
30.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 31.5 (Partial payments).

30.3	Recovering Finance Party’s rights
30.3.1	On a distribution by the Agent under Clause 30.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

30.3.2	If and to the extent that the Recovering Finance Party is not able to rely on its rights under Clause 30.3.1, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.
30.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:
30.4.1	each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 30.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

Exhibit 10.1
30.4.2	that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Finance Party for the amount so reimbursed.
30.5	Exceptions
30.5.1	This Clause 30 (Sharing among the Finance Parties) shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

30.5.2	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:
(A)	it notified that other Finance Party of the legal or arbitration proceedings; and

(B)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.
30.5.3	The provisions of Clauses 30.1 (Payments to Finance Parties) to 30.4 (Reversal of redistribution) inclusive shall not apply to any payments between an Obligor and a Finance Party under or in respect of a Secured Hedging Agreement.

Exhibit 10.1
ADMINISTRATION
31.	PAYMENT MECHANICS

31.1	Payments to the Agent
31.1.1	On each date on which an Obligor or a Finance Party is required to make a payment under a Finance Document, that Obligor or Finance Party shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

31.1.2	Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in a Participating Member State or London) with such bank as the Agent specifies.
31.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 31.3 (Distributions to an Obligor) and Clause 31.4 (Clawback) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in a Participating Member State or London).

31.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 32 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

31.4	Clawback
31.4.1	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

31.4.2	If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.
31.5	Partial payments
31.5.1	If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall

Exhibit 10.1
apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:
(A)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Administrative Finance Parties under the Finance Documents;

(B)	secondly, in or towards payment pro rata of any accrued interest, commitment fees or commission due but unpaid under the Finance Documents;

(C)	thirdly, in or towards payment pro rata of any principal (including amounts payable under Clause 6.8 (Claims under a Letter of Credit) or Clause 6.10 (Indemnities)) and (to the extent that any Letter(s) of Credit remain(s) outstanding) any cash cover due but unpaid under the Finance Documents (provided that, in the case of any cash cover due but unpaid, the same shall be held in accordance with Clause 31.5.4); and

(D)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.
31.5.2	The Agent shall, if so directed by the Majority Lenders, vary the order set out in Clauses 31.5.1(B) to 31.5.1(D) above.

31.5.3	Clauses 31.5.1 and 31.5.2 above will override any appropriation made by an Obligor.

31.5.4	Any amount to be distributed, pursuant to Clause 31.5.1(C), with respect to the payment of any amounts comprising cash cover shall (notwithstanding Clause 1.2.1(R) (Construction)) be paid to and retained by the Fronting Bank for the Contingent Indebtedness to be covered by such cash cover. Any amount so retained by the Fronting Bank as cash cover for the Contingent Indebtedness shall be applied by the Fronting Bank in the discharge of such Contingent Indebtedness as the same matures provided that if any such Contingent Indebtedness expires or matures at less than the aggregate amount of such cash cover retained by the Fronting Bank, the balance of the cash cover shall be paid by the Fronting Bank to the Agent for application in accordance with the order of payment provided for in Clause 31.5.1 (where, for these purposes, “Contingent Indebtedness” means the liabilities of the Fronting Bank, the Lenders or, as the case may be, the Obligors, with respect to any outstanding Letter(s) of Credit which have not matured and remain contingent by reason of such Letter(s) of Credit being outstanding).

31.5.5	For the purposes of Clause 31.5.1 above:
(A)	references to “Finance Document” shall exclude any Secured Hedging Agreement; and

(B)	references to “Finance Party” shall exclude any Hedging Bank.
31.6	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

Exhibit 10.1
31.7	Business Days
31.7.1	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

31.7.2	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.
31.8	Currency of account
31.8.1	Subject to Clauses 31.8.2 to 31.8.5, dollars is the currency of account and payment for any sum due from an Obligor under any Finance Document.

31.8.2	A repayment of a Utilisation or Unpaid Sum or a part of a Utilisation or Unpaid Sum shall be made in the currency in which that Utilisation or Unpaid Sum is denominated on its due date. Any cash cover to be provided in relation to any Letter of Credit shall be made in the currency in which that Letter of Credit is denominated.

31.8.3	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

31.8.4	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

31.8.5	Any amount expressed to be payable in a currency other than dollars shall be paid in that other currency.
31.9	Change of currency
31.9.1	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:
(A)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Company); and

(B)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).
31.9.2	If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

Exhibit 10.1
31.10	Disruption to Payment Systems etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Company that a Disruption Event has occurred:
31.10.1	the Agent may, and shall if requested to do so by the Company, consult with the Company with a view to agreeing with the Company such changes to the operation or administration of the Facility as the Agent may deem necessary in the circumstances;

31.10.2	the Agent shall not be obliged to consult with the Company in relation to any changes mentioned in paragraph 31.10.1 if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

31.10.3	the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph 31.10.1 but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

31.10.4	any such changes agreed upon by the Agent and the Company shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 37 (Amendments and Waivers);

31.10.5	the Agent shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 31.10; and

31.10.6	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph 31.10.4 above.
32.	SET-OFF

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

33.	NOTICES

33.1	In writing

Any communication in connection with a Finance Document must be in writing and, unless otherwise stated, may be given in person, by fax or letter.

Exhibit 10.1
33.2	Contact details
33.2.1	Except as provided in this Clause 33.2 (Contact details), the contact details of each Party for all communications in connection with the Finance Documents are those notified by that Party for this purpose to the Agent on or before the date it becomes a Party.

33.2.2	Any Party may change its contact details by giving five Business Days’ notice to the Facility Agent or (in the case of the Facility Agent) to the other Parties.

33.2.3	Where a Party nominates a particular department or officer to receive a communication, a communication will not be effective if it fails to specify that department or officer.
33.3	Effectiveness
33.3.1	Except as provided in Clause 33.3.2 and Clause 33.3.3, any communication in connection with a Finance Document will be deemed to be given as follows:
(A)	if delivered in person, at the time of delivery; and

(B)	if by fax , when received in legible form.
33.3.2	A communication given under Clause 33.4.1 (Obligors) but received on a non-working day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place.

33.3.3	A communication to any Administrative Finance Party will only be effective on actual receipt by it.
33.4	Obligors
33.4.1	All communications under the Finance Documents:
(A)	to or from the Technical Bank must be sent through the Technical Bank (provided that the relevant communication is also copied to the Agent);

(B)	to or from any other Administrative Finance Party (in its capacity as such) may be made directly to, or as the case may be, come directly from, that Administrative Finance Party (provided that the relevant communication is also copied to the Agent); and

(C)	to or from any other Finance Party must be sent through the Agent.
33.4.2	All communications under the Finance Documents to or from an Obligor may be sent through the Company.

33.4.3	Each Obligor (other than the Company) irrevocably appoints the Company to act as its agent:
(A)	to give and receive all communications under the Finance Documents;

(B)	to supply all information concerning itself to any Finance Party; and

(C)	to sign all documents under or in connection with the Finance Documents.

Exhibit 10.1
33.4.4	Any communication given to the Company in connection with a Finance Document will be deemed to have been given also to the other Obligors.

33.4.5	The Finance Parties may assume that any communication made by the Company is made with the consent of each other Obligor.
33.5	Electronic Communication
33.5.1	Any communication to be made between the Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent and the relevant Lender:
(A)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(B)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(C)	notify each other of any change to their address or any other such information supplied by them.
33.5.2	Any electronic communication made between the Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.
33.6	Language
33.6.1	Any notice given in connection with a Finance Document must be in English.

33.6.2	Any other document provided in connection with a Finance Document must be:
(A)	in English; or

(B)	(unless the Agent otherwise agrees) accompanied by a certified English translation. In this case, the English translation prevails unless the document is a statutory or other official document.
34.	CALCULATIONS AND CERTIFICATES

34.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

34.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

Exhibit 10.1
34.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or (in the case of sterling) 365 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

35.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

36.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

37.	AMENDMENTS AND WAIVERS

37.1	Required consents
37.1.1	Subject to Clause 37.2 (Exceptions) any term of the Finance Documents (other than the Intercreditor Agreement) may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

37.1.2	Any term of the Intercreditor Agreement may be amended or waived in accordance with its terms.

37.1.3	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.
37.2	Exceptions
37.2.1	An amendment or waiver that has the effect of changing or which relates to:
(A)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(B)	an extension to the date of payment of any amount under the Finance Documents;

(C)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(D)	an increase in or an extension of any Commitment;

(E)	a change to the Borrowers or Guarantors other than in accordance with Clause 27 (Changes to the Obligors);

Exhibit 10.1
(F)	any provision which expressly requires the consent of all the Lenders;

(G)	Clause 2.2 (Finance Parties’ rights and obligations), Clause 26 (Changes to the Lenders) or this Clause 37 (Amendments and waivers); or

(H)	the release of any Security granted under any Security Document save where such release is required pursuant to the terms of any Finance Document;
shall not be made without the prior consent of all the Lenders.
37.2.2	An amendment or waiver which related to Clauses 23.6 (Financial Indebtedness), 23.7 (Credits or Guarantees), 23.24 (Technical Covenants), 24.3 (Current Ratio) or 24.4 (Gearing) shall not be made without the consent of the Majority Creditors. The “Majority Creditors” for this purpose shall be Lenders and Hedging Banks the sum of whose:
(A)	Participation in Utilisations then outstanding;

(B)	Hedge Termination Payments receivable; and

(C)	Marked to market exposure (if positive) under Secured Hedging Agreements,
Aggregate more than 66.67% of the sum of the Utilisations then outstanding, Hedge Termination Amounts payable by the Obligors and market to market positive exposures under Secured Hedging Agreements
37.2.3	The Agent shall, in its sole discretion but acting reasonably, determine the Majority Creditors for the purposes of Clause 37.2.2 and each of the Obligors, Lenders and Hedging Banks shall provide the Agent with such information and documents as the Agent may reasonably require for the purposes of making such determination.

37.2.4	An amendment or waiver which relates to the rights or obligations of any Administrative Finance Party or Hedging Bank may not be effected without the consent of that Finance Party.

37.2.5	Any term of any Fee Letter may be amended or waived without the prior consent of the Majority Lenders.
38.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

Exhibit 10.1
GOVERNING LAW AND ENFORCEMENT
39.	GOVERNING LAW

This Agreement is governed by English law.

40.	ENFORCEMENT

40.1	Jurisdiction
40.1.1	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).

40.1.2	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

40.1.3	This Clause 40.1 (Jurisdiction) is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.
40.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):
40.2.1	irrevocably appoints Endeavour Energy UK Limited as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

40.2.2	agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.
Each of the Obligors expressly agrees and consents to the provisions of this Clause 40 (Enforcement).

40.3	Waiver of immunity

Each Obligor irrevocably and unconditionally:
40.3.1	agrees not to claim any immunity from proceedings brought by a Finance Party against that Obligor in relation to a Finance Document and to ensure that no such claim is made on its behalf;

40.3.2	consents generally to the giving of any relief or the issue of any process in connection with those proceedings; and

40.3.3	waives all rights of immunity in respect of it or its assets.
This Agreement has been entered into on the date stated at the beginning of this Agreement.

Exhibit 10.1
SCHEDULE 1
THE ORIGINAL OBLIGORS
PART I
THE ORIGINAL BORROWERS

	Registration number (or	Jurisdiction of
Name of Original Borrowers	equivalent, if any)	incorporation
Endeavour International Holding B.V.	34229293	Netherlands
Endeavour Energy UK Limited	5030838	England and Wales
Endeavour Energy Norge AS	934651758	Norway
PART II
THE ORIGINAL GUARANTORS

	Registration number (or	Jurisdiction of
Name of Original Guarantors	equivalent, if any)	incorporation
Endeavour International Corporation	C897-2000	Nevada, U.S.A
Endeavour Operating Corporation	3737839	Delaware, U.S.A
END Operating Management Company	3900636	Delaware U.S.A.
END Management Company	3737839	Delaware, U.S.A.
Endeavour International Holding B.V.	34229293	Netherlands
Endeavour Energy Netherlands B.V.	34229296	Netherlands
Endeavour Energy UK Limited	5030838	England and Wales

Exhibit 10.1
SCHEDULE 2
THE ORIGINAL LENDERS

		THE GOVERNOR
		AND COMPANY OF
		THE BANK OF	Aggregate
	BNP PARIBAS	SCOTLAND	Commitments
Specified Period	(dollars)	(dollars)	(dollars)
From the date of this Agreement up to and including 31 March 2007	112,500,000.00	112,500,000.00	225,000,000.00
From 1 April 2007 up to and including 30 September 2007	112,500,000.00	112,500,000.00	225,000,000.00
From 1 October 2007 up to and including 31 March 2008	95,000,000.00	95,000,000.00	190,000,000.00
From 1 April 2008 up to and including 30 September 2008	77,500,000.00	77,500,000.00	155,000,000.00
From 1 October 2008 up to and including 31 March 2009	60,000,000.00	60,000,000.00	120,000,000.00
From 1 April 2009 up to and including 30 September 2009	42,500,000.00	42,500,000.00	85,000,000.00
From 1 October 2009 up to and including 31 March 2010	32,500,000.00	32,500,000.00	65,000,000.00
From 1 April 2010 up to and including 30 September 2010	22,500,000.00	22,500,000.00	45,000,000.00
From 1 October 2010 up to and including 31 March 2011	15,000,000.00	15,000,000.00	30,000,000.00
From 1 April 2011 up to and including 30 September 2011	7,500,000.00	7,500,000.00	15,000,000.00
On and from the Final Maturity Date			0

Exhibit 10.1
SCHEDULE 3
CONDITIONS PRECEDENT AND SUBSEQUENT
Part I
CPs to first Utilisation Request
1.	OBLIGORS AND TRANSACTION PARTIES

1.1	A copy of the constitutional documents of each Obligor and each Transaction Party.

1.2	A copy of a resolution of the respective board of directors of each Obligor and each Transaction Party (or a committee of its board of directors) and of the respective general meeting of shareholders of each Dutch Obligor:
1.2.1	approving the terms of, and the transactions contemplated by, such of the Finance Documents that it is or will become party to;

1.2.2	authorising a specified person or persons to execute each such document on its behalf; and

1.2.3	authorising a specified person or persons, on its behalf, to sign and/or dispatch all other documents and notices to be signed and/or dispatched by it under or in connection with any such document.
1.3	If applicable, a copy of a resolution of the board of directors of each relevant Obligor or Transaction Party establishing the committee referred to in paragraph 1.2 above.

1.4	For each Obligor and each Transaction Party, a specimen of the signature of each person authorised by the resolutions referred to in paragraph 1.2 above.

2.	CERTIFICATES

2.1	A certificate of a person who is both a director and an authorised signatory of each Obligor certifying on behalf of that Obligor that:
2.1.1	the borrowing or, as the case may be, the guaranteeing of the Aggregate Commitments in full would not cause any borrowing, guaranteeing or similar limit binding on it to be exceeded; and

2.1.2	each copy document specified in Paragraph 1 of Part I of Schedule 3 relating to it is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.
2.2	A certificate of a person who is both a director and an authorised signatory of the Company confirming that no Default has occurred and is continuing.

3.	FINANCE AND OTHER DOCUMENTS

3.1	Originals of the following documents duly executed by all parties to them and in full force and effect:
3.1.1	the Fee Letters;

Exhibit 10.1
3.1.2	the Intercreditor Agreement;

3.1.3	any other side letter or ancillary document the form of which has been agreed between the Company and Mandated Lead Arrangers on or before the date of this Agreement.
4.	REPORTS ETC.

4.1	The Original Financial Statements for the Company and each other Obligor.

4.2	A copy of a Projection and the Computer Model used to prepare that Projection.

4.3	A copy of a report from the Independent Engineer dated no earlier than December 31, 2005 together with a reliance letter in respect thereof.

4.4	A copy of a letter addressed to the Agent from the Group’s insurance brokers confirming, among other things, that (a) the insurances required hereunder are in place and effective; (b) all premiums therefor have been paid; and (c) the Security Trustee has been named as co-insured or additional insured in respect of all such insurances.

4.5	A due diligence report addressed to BNP Paribas, The Governor and Company of the Bank of Scotland and the Lenders as at the Syndication Date from Ashurst in respect of the Borrowing Base Assets dated no earlier than 30 October 2006.

4.6	A due diligence report addressed to BNP Paribas (as Agent) for itself and each other Lender as at the Syndication Date from Herbert Smith LLP.

4.7	Reports from KPMG (addressed to the Agent for itself and each other Lender as at the Syndication Date) as, respectively, auditors and tax auditors of the Computer Model.

5.	FEES

Evidence that all fees (including legal fees and fees due and payable under the Fee Letters) due and payable have been or will be paid on the first Utilisation Date.

6.	“KNOW YOUR CUSTOMER” CHECKS

Confirmation from the Finance Parties that they have completed all “know your customer” requirements to their satisfaction.

7.	PROJECT ACCOUNTS

Evidence that each of the Project Accounts has been opened.

8.	SECURITY DOCUMENTS

8.1	Originals of the following documents duly executed by all parties to them and (subject to any required registration and/or the delivery of any required notice) in full force and effect:
8.1.1	a debenture between Endeavour Energy UK Limited and the Security Trustee governed by English law;

Exhibit 10.1
8.1.2	a charge over shares between Endeavour International Holding B.V. and the Security Trustee governed by English law;

8.1.3	an accounts charge between and Endeavour Energy Norge AS and the Security Trustee governed by English law;

8.1.4	a debenture (creating security over accounts and Hedging Agreements) between Endeavour International Holding B.V. and the Security Trustee governed by English law;

8.1.5	a share pledge agreement between Endeavour International Holding B.V. and the Security Trustee governed by Norwegian law together with the share pledge registration form in the format set out in Schedule 1 to the share pledge agreement, the power of attorney in the format set out in schedule 2 to the share pledge agreement and a transcript from the Norwegian Central Securities Depository (VPS) confirming Endeavour International Holding B.V.’s ownership to the shares and registration of the pledge in favour of the Security Trustee;

8.1.6	a share pledge agreement between Endeavour Energy Norge AS and the Security Trustee governed by Norwegian law together with the share pledge registration form in the format set out in Schedule 1 to the share pledge agreement, the power of attorney in the format set out in schedule 2 to the share pledge agreement and a transcript from the Norwegian Central Securities Depository (VPS) confirming Endeavour International Holding B.V.’s ownership to the shares and registration of the pledge in favour of the Security Trustee

8.1.7	a pledge agreement and a charge deed regarding charge over receivables between Endeavour Energy Norge AS and the Security Trustee governed by Norwegian law;

8.1.8	an agreement and deed of pledge of shares between Endeavour International Holding B.V. and the Security Trustee governed by the laws of The Netherlands.

8.1.9	an agreement and deed of pledge of shares between Endeavour Energy Netherlands B.V. and the Security Trustee governed by the laws of The Netherlands; and

8.1.10	a security agreement between the Guarantors and the Security Trustee governed by the laws of the State of New York.
8.2	Each of the share certificates, stock transfer forms and notices of assignment that are required to be delivered pursuant to any Security Document.

9.	LEGAL OPINIONS

9.1	A legal opinion of Herbert Smith, legal advisers to the Mandated Lead Arrangers in respect of the laws of England addressed to the initial Finance Parties and those acceding to the Agreement on primary syndication.

9.2	A legal opinion of Stibbe, legal advisers to the Mandated Lead Arrangers in respect of the laws of The Netherlands, addressed to the initial Finance Parties and those acceding to the Agreement on primary syndication.

Exhibit 10.1
9.3	A legal opinion of Bracewell & Giuliani LLP, legal advisers to the Mandated Lead Arrangers in respect of the laws of the State of Delaware, addressed to the initial Finance Parties and those acceding to the Agreement on primary syndication.

9.4	A legal opinion of Rice, Silbey, Reuther & Sullivan, legal advisers to the Mandated Lead Arrangers in respect of the laws of the State of Nevada, addressed to the initial Finance Parties and those acceding to the Agreement on primary syndication.

9.5	A legal opinion of Wikborg, Rein & Co., legal advisers to the Mandated Lead Arrangers in respect of the laws of the Norway, addressed to the initial Finance Parties and those acceding to the Agreement on primary syndication.

10.	HEDGING

Evidence that the Hedging Agreements (if any) required under Schedule 13 (Hedging Policy) to be entered into on or before the first Utilisation Date have been entered into.

11.	CASH COVER

Evidence that the Cash Collateral Accounts have been funded in accordance with the requirements of this Agreement or will be so funded on the first Utilisation Date to the extent required in accordance with the terms of this Agreement.

12.	AUTHORISATIONS

12.1	Confirmation from the Obligors that all relevant authorisations necessary in connection with the Transaction Documents have been obtained and are in full force and effect or will be in full force and effect when required.
SCHEDULE 3
CONDITIONS PRECEDENT AND SUBSEQUENT
Part II
C.P.s to First Utilisation
1.	ACQUISITION AGREEMENT

Evidence that the Acquisition Agreement has been unconditionally completed in accordance with its terms and that all condition to the exercise of the Put Option or Call Option thereunder (whichever has been exercised) have been fulfilled.

2.	EQUITY CONTRIBUTION

A letter from the Company, addressed to the Agent, signed by a director of the Company, confirming an equity contribution to the Company of not less than US$175,000,000 and confirming that this, taken together with the Facility, the Second Lien Facility and any cash in hand, is sufficient to complete acquisition and pay all related fees, commissions and expenses the Second Lien Facility.

Exhibit 10.1
SCHEDULE 3
CONDITIONS PRECEDENT AND SUBSEQUENT
Part III
Conditions Subsequent
1.	OBLIGORS AND TRANSACTION PARTIES

1.1	A copy of the constitutional documents of Talisman Expro Limited.

1.2	A copy of a resolution of the board of directors of Talisman Expro Limited (or a committee of its board of directors):
1.2.1	approving the terms of, and the transactions contemplated by, each of the documents it is or will become party to;

1.2.2	authorising a specified person or persons to execute each such document on its behalf; and

1.2.3	authorising a specified person or persons, on its behalf, to sign and/or dispatch all other documents and notices to be signed and/or dispatched by it under or in connection with any such document.

1.3	If applicable, a copy of a resolution of the board of directors of Talisman Expro Limited establishing the committee referred to in paragraph 1.2 above.
1.4	A specimen of the signature of each person authorised by the resolutions referred to in paragraph 1.2 above.

2.	CERTIFICATES

2.1	A certificate of a person who is both a director and an authorised signatory of Talisman Expro Limited certifying on behalf of Talisman Expro Limited that:
2.1.1	the borrowing or, as the case may be, the guaranteeing of the Aggregate Commitments in full would not cause any borrowing, guaranteeing or similar limit binding on it to be exceeded; and

2.1.2	each copy document specified in this Part III (Conditions subsequent) of Schedule 3 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

Exhibit 10.1
3.	SECURITY DOCUMENTS

3.1	A debenture between Talisman Expro Limited and the Security Trustee governed by English law.

3.2	A charge over shares between Endeavour Energy UK Limited and the Security Trustee governed by English law.

4.	ACCESSION DOCUMENTS

Evidence that Talisman Expro Limited has acceded to this Agreement and the Intercreditor Agreement as an Additional Borrower and an Additional Guarantor.

5.	LEGAL OPINION

A legal opinion of Herbert Smith LLP, legal advisers to the Mandated Lead Arrangers in respect of the laws of England addressed to the Finance Parties and those acceding to this Agreement on primary syndication in relation to the documents referred to at 1 and 2 above.

6.	WHITEWASH PROCEDURES

6.1	Evidence that the requirements of Chapter VI of the Companies Act 1985 have been complied with in relation to Talisman Expro Limited.

6.2	A letter from Ernst & Young, auditors to Talisman Expro Limited, addressed to the Mandated Lead Arrangers, regarding the net assets of Talisman Expro Limited.

7.	NOTICE

Each of the share certificates, stock transfer forms and notices of assignment that are required to be delivered pursuant to the Debenture referred to at paragraph 3 above.

8.	PROJECT ACCOUNT

Evidence that Talisman Expro Limited has opened each Project Account required hereunder.

9.	KNOW YOUR CUSTOMER

Evidence that all “know your customer” or similar identification procedures relating to Talisman Expro Limited have been carried out and completed.

10.	FINANCIAL STATEMENTS

The financial statements or, if the same have been audited, audited financial statements for Talisman Expro Limited for its financial year ended 31 December 2005.

11.	REGISTRATION OF SECURITY

Evidence of Registration of all Security Documents referred to in Part I of Schedule 3 (Conditions Precedent and Subsequent), to the extent required or recommended by any legal adviser to the Mandated Lead Arrangers to ensure the same are valid and enforceable.

Exhibit 10.1
12.	CORPORATE STATUS OF ENDEAVOUR ENERGY NORGE AS

Evidence that Endeavour Energy Norge AS (i) has completed all steps required to procure the cancellation of all 3,950,385 shares of Endeavour Energy Norge AS that as of the date of this agreement are owned by Endeavour Energy Norge AS, including but not limited to documentation that Endeavour Energy Norge AS has held an extraordinary shareholders meeting where a reduction of the Endeavour Energy Norge AS’ share capital by cancellation of 3,950,385 shares was resolved, (ii) has made all the required notifications and/or advertisements in connection with the two-month notice period following the resolution to reduce the share capital, and (iii) has registered new articles of association and the reduced share capital with the Norwegian Register of Business Enterprises and has registered updated details for number of shares and shareholders with the Norwegian Central Securities Depository (VPS) showing Endeavour International Holding B.V. as the only shareholder of Endeavour Energy Norge AS immediately upon the expiry of the two-month notice period.

Exhibit 10.1
SCHEDULE 3
CONDITIONS PRECEDENT AND SUBSEQUENT
Part IV
Conditions precedent required to be delivered by an Additional Obligor
1.	An Accession Letter, duly executed by the Additional Obligor and the Company and duly executed originals of any other documents (in form and substance satisfactory to the Agent) as may be necessary to ensure that the Additional Obligors accedes, and becomes a party, to each relevant Finance Document (“accession documents”).

2.	A copy of the constitutional documents of the Additional Obligor and any other person (an “Additional Transaction Party”) entering into any Security Documents referred to in paragraph 12 below.

3.	A copy of a resolution of the respective board of directors (or equivalent) of (a) the Additional Obligor and (b) any Additional Transaction Party, in each case:
3.1	approving the terms of, and the transactions contemplated by, each of the documents it is or will become party to (the “Relevant Documents”);

3.2	authorising a specified person or persons to execute each such Relevant Document on its behalf; and

3.3	authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices (including, in relation to an Additional Borrower, any Utilisation Request) to be signed and/or despatched by it under or in connection with any such Relevant Document.
4.	A specimen of the signature of each person authorised by the resolution referred to in paragraph 3 above.

5.	In the case of an Additional Guarantor, a copy of a resolution signed by all the holders of the issued shares of the Additional Guarantor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Additional Guarantor is, or will become, a party.

6.	A certificate of the Additional Obligor (signed by a director or, if appropriate, an officer) confirming that borrowing or guaranteeing, as appropriate, the Aggregate Commitments would not cause any borrowing, guaranteeing or similar limit binding on it to be exceeded.

7.	A certificate of an authorised signatory of:
7.1	the Additional Obligor; and

7.2	each Additional Transaction Party (if any)
(in each case) certifying that each copy document listed in this Part IV of Schedule 3 relating to it is correct, complete and in full force and effect as at a date no earlier than the date of the Relevant Document(s) to which it is a party.
8.	A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable in connection with the entry into and

Exhibit 10.1
performance of the transactions contemplated by each Relevant Document or for the validity and enforceability of any Relevant Document.

9.	If available, the latest audited financial statements of the Additional Obligor.

10.	Such legal opinions in relation to the Additional Obligor, any Additional Transaction Party and/or the Relevant Documents as the Agent may reasonably require (together with any documents that may be required for the delivery of such legal opinions).

11.	If the proposed Additional Obligor is incorporated in a jurisdiction other than England and Wales, evidence that the process agent specified in Clause 40.2 (Service of process), if not an Obligor, has accepted its appointment in relation to the proposed Additional Obligor.

12.	Security Document(s) creating Security over (a) the entire issued share capital of the Additional Obligor, (b) the Project Accounts (if any) that the relevant Additional Obligor will be required to maintain hereunder, and (c) if required by Majority Lenders, all of the assets of the Additional Obligor, in the case of (a), (b) and (c) duly executed by the relevant parties in form and substance satisfactory to the Security Trustee together with:
12.1	(to the extent applicable) evidence that all approvals, filings, registrations, recordings and other things necessary or desirable (including the carrying out of the procedures specified in ss.155-8 of the Companies Act 1985 (if appropriate)) to ensure the validity, effectiveness, priority and enforceability of each such Security Document have been carried out;

12.2	copies of each of the notices required to be given under each such Security Document together with other copies of acknowledgements from each person to whom notice was given, in the form required by such document; and

12.3	(if required by the Agent) evidence that the Security Trustee or its nominee has been entered in the register of members (or equivalent) of such proposed Additional Obligor as sole shareholder of all its issued share capital.
13.	Evidence that each Project Account (if any) that the relevant Additional Obligor will be required to maintain hereunder has been opened.
14.	Evidence that all “know your customer” or similar identification procedures relating to the proposed Additional Obligor or any Additional Transaction Party have been carried out and completed.

Exhibit 10.1
SCHEDULE 4
APPLICABLE COVER RATIOS

	Applicable	Applicable	Applicable	Applicable	Applicable	Applicable
	Tranche A	Tranche A	Tranche A	Tranche B	Tranche B	Tranche B
	FLCR	LLCR	DSCR	FLCR	LLCR	DSCR
From the date hereof until the day before the first Scheduled Recalculation Date falling on or after the second anniversary of the date of this Agreement	1.40x	1.20x	1.20x	1.25x	1.15x	1.15x

On and from the first Scheduled Recalculation Date falling on or after the second anniversary of the date of this Agreement	1.50x	1.30x	1.20x	1.30x	1.20x	1.15x

Exhibit 10.1
SCHEDULE 5
UTILISATION REQUEST
Part I
Loans
From: [Borrower]
To: [Agent]
Dated:
Dear Sirs
Secured Revolving Credit Facility Agreement dated [   ] between, among others,
Endeavour International Corporation, BNP Paribas and the Governor and Company of the Bank of
Scotland
(as amended from time to time) (the “Agreement”)
1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)

Amount:	[ ]

Currency:	[ ]

Interest Period:	[ ]
3.	The purpose of the Loan is [ ]. Such Loan is to be [a Tranche A Loan]*[a Tranche B Loan].
4.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent and subsequent) of the Agreement is satisfied on the date of this Utilisation Request.

5.	The proceeds of this Loan should be credited to [NB. specify relevant Proceeds Account].

6.	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for [name of relevant Borrower]

*	Delete whichever is inapplicable.

Exhibit 10.1
SCHEDULE 5
UTILISATION REQUEST
Part II
Letters of Credit
From: [Borrower]
To: [Agent]
Dated:
Dear Sirs
Secured Revolving Credit Facility Agreement dated [            ] between, among
others, Endeavour International Corporation, BNP Paribas and the Governor and Company of the Bank
of Scotland (as amended from time to time) (the “Agreement”)
1.	We wish to arrange for a Letter of Credit to be [issued][renewed] by the Fronting Bank on the following terms:

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)

Amount:	[ ]

Currency:	[ ]

Expiry Date:	[ ]

Beneficiary:	[ ]
2.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent and subsequent) of the Agreement is satisfied on the date of this Utilisation Request.

3.	We confirm that the Letter of Credit will be applied for the following purpose(s) and that each such purpose complies with Clause 3.1.2 (Purpose) of the Agreement:

[NB. insert description of purpose(s).]

In our view, this Letter of Credit, should [not]* be treated as an Eligible Letter of Credit.

4.	We attach a copy of [the proposed Letter of Credit/the existing Letter of Credit to be renewed].

5.	The Letter of Credit once [issued]/[renewed] is to be delivered to [NB. Specify detailed delivery instructions].

*	Delete/insert as appropriate.

Exhibit 10.1
6.	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for [name of relevant Borrower]

Exhibit 10.1
SCHEDULE 6
FORMS OF LETTER OF CREDIT
PART 1
FORM OF LETTER OF CREDIT
To: [Beneficiary]

(the “Beneficiary”)	[DATE]
Dear Sirs,
Irrevocable Standby Letter of Credit no. [            ]
For the account and at the request of {[Endeavour Entity]} [(acting on behalf of [            ])], we BNP Paribas Paris (the “Fronting Bank”) hereby issue this irrevocable standby letter of credit (“Letter of Credit”) [reference number] in your favour on the following terms and conditions:
1.	DEFINITIONS

In this Letter of Credit:

“Business Day” means a day (other than a Saturday or a Sunday) on which banks are open for general business in London and Paris.

“Demand” means a demand for a payment under this Letter of Credit in the form of the schedule to this Letter of Credit.

“Expiry Date” means [latest date for presentation of demand letter to be inserted].

“Total L/C Amount” means [amount to be inserted].

2.	FRONTING BANK’S AGREEMENT

2.1	The Beneficiary may request a drawing or drawings under this Letter of Credit by giving to the Fronting Bank a duly completed Demand. A Demand may not be given after the Expiry Date.

2.2	A Demand must be received at the latest by the Fronting Bank by [5.00] p.m. (Paris time) on any Business Day falling on or before the Expiry Date.

2.3	Subject to the terms of this Letter of Credit, the Fronting Bank unconditionally and irrevocably undertakes to the Beneficiary that, within five Business Days of receipt by it of a Demand validly presented under this Letter of Credit, it must pay to the Beneficiary the amount which is demanded for payment in that Demand.

2.4	The Fronting Bank will not be obliged to make a payment under this Letter of Credit if as a result the aggregate of all payments made by it under this Letter of Credit would exceed the Total L/C Amount.

Exhibit 10.1
3.	EXPIRY

3.1	On 5.00 p.m. (Paris time) on the Expiry Date the obligations of the Fronting Bank under this Letter of Credit will cease with no further liability on the part of the Fronting Bank except for any Demand validly presented under the Letter of Credit that remains unpaid.

3.2	The Fronting Bank will be released from its obligations under this Letter of Credit on the date prior to the Expiry Date (if any) notified by the Beneficiary to the Fronting Bank as the date upon which the obligations of the Fronting Bank under this Letter of Credit are released.

3.3	When the Fronting Bank is no longer under any obligation under this Letter of Credit, the Beneficiary must return the original of this Letter of Credit to the Fronting Bank.

4.	PAYMENTS

All payments under this Letter of Credit must be made in [currency] and for value on the due date to the account nominated by the Beneficiary in the Demand.

5.	DELIVERY OF DEMAND

Each Demand must be in writing, bearing the Beneficiary’s original handwritten signature, and may be given in person or by post, and must be received by the Fronting Bank at its address as follows:

BNP PARIBAS 21 PLACE DU MARCHE SAINT HONORE F-75031 PARIS CEDEX 01 ATTENTION: Operations Center ECEP/GTS

6.	ASSIGNMENT

The Beneficiary’s rights under this Letter of Credit may not be assigned or transferred.

7.	[ISP]/[UCP][1]

Except to the extent it is inconsistent with the express terms of this Letter of Credit, this Letter of Credit is subject to the [International Standby Practices (ISP 98), International Chamber of Commerce Publication No. 590]/[the Uniform Customs and Practice for Documentary Credits (1993 Revision, International Chamber of Commerce Publication No. 500)].

8.	GOVERNING LAW

This Letter of Credit is governed by and shall be construed in accordance with English law.

9.	JURISDICTION

The English courts have exclusive jurisdiction to settle any dispute in connection with this Letter of Credit.

[1]	To be selected.

Exhibit 10.1

Yours faithfully

For and on behalf of BNP PARIBAS

Exhibit 10.1
Schedule
FORM OF DEMAND
From: [Beneficiary]
To: BNP PARIBAS
          [Address]
[Dated]
Dear Sirs
Your Irrevocable Standby Letter of Credit no. [       ] dated [       ] issued in favour of [Beneficiary] (the “Letter of Credit”)
We refer to the Letter of Credit. Terms defined in the Letter of Credit have the same meaning when used in this Demand.
1.	We certify that the sum of [ ] is due [and has remained unpaid for at least [ ] Business Days] [under [set out underlying contract or agreement]]. We therefore demand payment of the sum of [ ].

2.	Payment should be made to the following account:

Name:

Account Number:

Bank:

3.	The date of this Demand is not later than the Expiry Date.

Yours faithfully

authorised signatory for [Beneficiary]

Exhibit 10.1
SCHEDULE 6
PART II
FORM OF STANDBY LETTER OF CREDIT
To: [Beneficiary]

(the “Beneficiary”)	[DATE]
Dear Sirs,
Irrevocable Standby Letter of Credit no. [       ]
For the account and at the request of {[Endeavour Entity]} [(acting on behalf of [ ])], we BNP Paribas Paris (the “Fronting Bank”) hereby issue this irrevocable standby letter of credit (“Letter of Credit”) [reference number] in your favour on the following terms and conditions:
1.	DEFINITIONS

In this Letter of Credit:

“Business Day” means a day (other than a Saturday or a Sunday) on which banks are open for general business in London and Paris.

“Demand” means a demand for a payment under this Letter of Credit.

“Expiry Date” means [latest date for presentation of demand letter to be inserted].

“Total L/C Amount” means [amount to be inserted].

2.	FRONTING BANK’S AGREEMENT

2.1	The Beneficiary may request a drawing or drawings under this Letter of Credit by giving to the Fronting Bank a duly completed Demand. A Demand may not be given after the Expiry Date.

2.2	A Demand must be received at the latest by the Fronting Bank by 5.00 p.m. (Paris time) on any Business Day falling on or before the Expiry Date.

2.3	Subject to the terms of this Letter of Credit, the Fronting Bank unconditionally and irrevocably undertakes to the Beneficiary that, within five Business Days of receipt by it of a Demand validly presented under this Letter of Credit, it must pay to the Beneficiary the amount of the Demand. Demand(s) in excess of the Total L/C Amount are acceptable, provided that the Fronting Bank shall not be obliged to make a payment(s) hereunder exceeding in aggregate the Total L/C Amount.

3.	EXPIRY

3.1	On 5.00 p.m. (Paris time) on the Expiry Date the obligations of the Fronting Bank under this Letter of Credit will cease with no further liability on the part of the Fronting Bank except for any Demand validly presented under the Letter of Credit that remains unpaid.

Exhibit 10.1
3.2	The Fronting Bank will be released from its obligations under this Letter of Credit on the date prior to the Expiry Date (if any) notified by the Beneficiary to the Fronting Bank as the date upon which the obligations of the Fronting Bank under this Letter of Credit are released.

3.3	When the Fronting Bank is no longer under any obligation under this Letter of Credit, the Beneficiary must return the original of this Letter of Credit to the Fronting Bank.

4.	PAYMENTS

All payments under this Letter of Credit must be made in [currency] and for value on the due date to the account nominated by the Beneficiary in the Demand.

All issuing banking charges and commissions are for the account of the applicant. All other charges are for beneficiary’s account.

5.	DELIVERY OF DEMAND

Each Demand must be presented at our offices:

BNP PARIBAS 21 PLACE DU MARCHE SAINT HONORE F-75031 PARIS CEDEX 01 ATTENTION: Operations Center ECEP/GTS

Fax or telex copy of documents is acceptable for drawing under this Letter of Credit.

6.	ASSIGNMENT

The Beneficiary’s rights under this Letter of Credit may not be assigned or transferred.

7.	[ISP]/[UCP][2]

Except to the extent it is inconsistent with the express terms of this Letter of Credit, this Letter of Credit is subject to the [International Standby Practices (ISP 98), International Chamber of Commerce Publication No. 590]/[the Uniform Customs and Practice for Documentary Credits (1993 Revision, International Chamber of Commerce Publication No. 500)].

8.	GOVERNING LAW

This Letter of Credit is governed by and shall be construed in accordance with English law.

9.	JURISDICTION

The English courts have exclusive jurisdiction to settle any dispute in connection with this Letter of Credit.

[2]	To be selected.

Exhibit 10.1

Yours faithfully

For and on behalf of BNP PARIBAS

Exhibit 10.1
SCHEDULE 7
MANDATORY COST FORMULAE
1.	The Mandatory Cost is an addition to the interest rate to compensate lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.	The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Agent. This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.	The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Agent as follows:

4.1	in relation to a sterling Loan:

AB + C(B-D)+E x 0.01 per cent per annum

100-(A+C)

4.2	in relation to a Loan in any currency other than sterling:

E x 0.01 per cent per annum. 300

Where:

A	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B	is the percentage rate of interest (excluding the Margin and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in Clause 10.3.1 (Default interest)) payable for the relevant Interest Period on the Loan.

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Agent on interest bearing Special Deposits.

Exhibit 10.1

E	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.
5.	For the purposes of this Schedule:

5.1	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

5.2	“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

5.3	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

5.4	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.	If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8.	Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

8.1	the jurisdiction of its Facility Office; and

8.2	any other information that the Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Agent of any change to the information provided by it pursuant to this paragraph.

9.	The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a

Exhibit 10.1
typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10.	The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.	The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.	Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

13.	The Agent may from time to time, after consultation with the Company and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

Exhibit 10.1
SCHEDULE 8
FORM OF TRANSFER CERTIFICATE
To: [Agent] and [Security Trustee]
From: [The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)
Dated:
Dear Sirs
Secured Revolving Credit Facility Agreement dated [       ] between, among
others, Endeavour International Corporation, BNP Paribas and the Governor and Company of the Bank
of Scotland
(as amended from time to time) (the “Agreement”)
1.	We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 26.5 (Procedure for transfer) of the Agreement:
2.1.	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule hereto in accordance with Clause 26.5 (Procedure for transfer) of the Agreement.

2.2	The proposed Transfer Date is [ ].

2.3	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 33.2 (Contact details) of the Agreement are set out in the Schedule.
3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in Clause 25.4 (Limitation of responsibility of Existing Lenders) of the Agreement and represents and warrants to each Party that on the date it becomes a party to the Agreement (i) that it is a PMP and (ii) that it is aware that it does not benefit from the (creditor) protection offered by the Dutch Banking Act when lending monies to persons or entities which are subject to the prohibition of Section 82 of the Dutch Banking Act;
[4. The New Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:
4.1	a company resident in the United Kingdom for United Kingdom tax purposes;

4.2	a partnership each member of which is:
(i)	a company so resident in the United Kingdom; or

(ii)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (for the purposes of section 11(2) of the Taxes Act) the whole of any share of

Exhibit 10.1
interest payable in respect of that advance that falls to it by reason of sections 114 and 115 of the Taxes Act; or
4.3	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (for the purposes of section 11(2) of the Taxes Act) of that company.]

[4/5.]	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

[5/6.]	The New Lender agrees to become a party to, and be bound by the terms of the Agreement and Intercreditor Agreement as a Lender on and from the Transfer Date.

[6/7.]	This Transfer Certificate is governed by English law.

Exhibit 10.1
THE SCHEDULE
Commitment/rights and obligations to be transferred
[insert relevant details including details of Commitment and participation amount and whether any
Secured Hedging Agreement is to be transferred]
[Facility Office address, fax number and attention details for notices and account details for payments.]

[Existing Lender]	[New Lender]

By:	By:
This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [      ].
[Agent]
By:
This Transfer Certificate is accepted by the Security Trustee.
[Security Trustee]
By:

Exhibit 10.1
SCHEDULE 9
FORM OF ACCESSION LETTER
To: [Agent] and [Security Trustee]
From: [Subsidiary] and [Company]
Dated:
Dear Sirs
          Secured Revolving Credit Facility Agreement dated [    ] between, among
others, Endeavour International Corporation, BNP Paribas and the Governor and Company of the Bank
of Scotland
(as amended from time to time) (the “Agreement”)
1.	We refer to the Agreement. This is an Accession Letter. Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2.	[Subsidiary] agrees to become an Additional [Borrower]/[Guarantor] and to be bound by (i) the terms of the Agreement and the Intercreditor Agreement as an Obligor and (ii) the terms of the other Finance Documents as an Additional [Borrower]/[Guarantor]. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction].

3.	[Subsidiary’s] administrative details are as follows:

Address:

Fax No:

Attention:

4.	This Accession Letter is governed by English law.
[This Accession Letter has been executed and delivered as a deed on the date stated at the beginning of this Accession Letter.]3

Yours faithfully,

authorised signatory for	authorised signatory for

[name of relevant Subsidiary]	[Company]

[3]	If to be entered by way of deed, execution clause to be amended as appropriate.

Exhibit 10.1
This Accession Letter is accepted by the Agent and the Security Trustee.
[Agent]
By:
[Security Trustee]
By:

Exhibit 10.1
SCHEDULE 10
INITIAL BORROWING BASE ASSETS

Field	Block	Licence	Interest (%) [4]	Country	Group entity[5]
Goldeneye	20/4b	P592	7.5	England	Talisman Expro Limited
Bittern	29/1b	P361	2.422	England	Talisman Expro Limited
Alba	16/2b	P213	2.25	England	Talisman Expro Limited
Caledonia	16/2b	P213	2.82964	England	Talisman Expro Limited
Ivanhoe	15/21a and 15/21b	P218 and P588	23.455	England	Talisman Expro Limited
Rob Roy	15/21a and 15/21b	P218 and P588	23.455	England	Talisman Expro Limited
Hamish	15/21a and 15/21b	P218 and P588	23.455	England	Talisman Expro Limited
Renee	15/27	P226	77.5	England	Talisman Expro Limited
Rubie	15/28b	P339	40.78	England	Talisman Expro Limited
Enoch	16/13	P219	8	England	Endeavour Energy UK Limited
Brage	PL053B, PL055, PL055B and PL185	30/6, 31/4 and 31/7	4.44	Norway	Endeavour Energy Norge AS
Sognefjord	PL055 and PL055B	31/4	3.2	Norway	Endeavour Energy Norge AS
Njord	PL132 and PL107	6407/10 and 6407/7	2.5	Norway	Endeavour Energy Norge AS

[4]	Interest in Field given, rather than interest in the Block.

[5]	Assuming due completion of the Acquisition Agreement.

Exhibit 10.1
SCHEDULE 11
SUMMARY OF PROJECTIONS PROCESS
The summary set out in this Schedule 11 is only a summary of certain provisions of Clause 7 (Projections) and has been included only for ease of reference. This Schedule (a) shall be ignored for the purposes of interpreting the provisions of Clause 7 (Projections) and (b) is not intended to have any contractual effect.
In the table set out below, “RD” is a reference to any Recalculation Date.

Date/Period	Action

RD – 59 days	Company may submit request for assets to be included/excluded as Borrowing Base Assets.

RD – 45 days	Agent submits Economic Assumptions to Company. This step is not applicable to Disposal Projections.

RD – 40 days	Company submits Technical Assumptions to Technical Bank. This step is not applicable to Disposal Projections.

RD – 30 days	Company and Agent agree Economic Assumptions. This step is not applicable to Disposal Projections.

RD – 21 days	Company and Technical Bank agree Technical Assumptions. This step is not applicable to Disposal Projections.

RD – 14 days	Draft Projection issued to Lenders.

Within 10 days of receipt of Projection	Lenders approve Projection.

RD	Projection adopted (but note Clause 7.9 (Adoption of Projections)).

Exhibit 10.1
SCHEDULE 12
GROUP STRUCTURE

Exhibit 10.1
SCHEDULE 13
HEDGING POLICY
(A)	The Obligors shall ensure that, by reference to the applicable production profiles of the Proved Reserves on a rolling three-year basis:
(i)	no more than 75% shall be hedged by way of swaps or collars; and

(ii)	not less than 50% shall be hedged by way of options, swaps and collars, in each case as determined by the Technical Bank.
(B)	No limitation is placed upon the use of put options, however they should be used only to cover genuine commercial exposure of the Obligors, so that the Obligors’ obligations in respect of any hedging above will be funded by an appropriate income stream and provided that no Obligor shall enter into any hedging arrangements which are speculative rather than relating to any exposure of the Obligor or which are primarily intended to have the commercial effect of raising finance.
(C)	It is agreed that hedging counterparties need not be banks, or affiliates thereof, who are Lenders in the Facility but the Obligors shall ensure that hedging is undertaken with counterparties with a Standard and Poor’s rating of A- or greater (or will then benefit of a guarantee or other credit support provided or issued by a person with the requisite rating). Hedging undertaken with a lower rated counterparty shall not be reflected in the Projections.
(D)	Any hedging involving a credit exposure (swaps or collars) undertaken with parties who are not Lenders (or affiliates thereof) will not share in the security enjoyed by the Lenders.
(E)	The Obligors shall also undertake reasonable measures to mitigate their exposure to movements in foreign exchange rates and interest rates, to the extent that such adverse movements would have an adverse impact upon its net operating income.
(F)	The commodities hedging entered into with J. Aron and Company in respect of which the confirmations were entered into on or before 15 October 2006 shall not breach the terms of this Hedging Policy.
(G)	It is acknowledged that the commodities hedging referred to in paragraph (F) of this Hedging Policy would, but for paragraph (F), breach this Hedging Policy.

Exhibit 10.1
(H)	The Obligors shall not enter into any further Hedging Agreement until aggregate hedge volumes are compliant with the parameters set out in paragraphs (A) to (E) of this Hedging Policy.

Exhibit 10.1
SCHEDULE 14
MARGIN
1.	The margin (which may fluctuate during the Interest Period of a Loan) applicable on any day for any Tranche A Loan and any Letter of Credit shall be the percentage rate per annum determined by the Agent by reference to the following table.

Margin if Utilisation Percentage on the Relevant Recalculation Date is less than 50%	0.90 per cent

Margin if Utilisation Percentage on the Relevant Recalculation Date is 50% or more but less than or equal to 75%	1.10 per cent

Margin if Utilisation Percentage on the Relevant Recalculation Date is more than 75%	1.30 per cent
2.	The margin applicable on any day for any Tranche B Loan shall be 1.70 per cent per annum.

3.	For the purposes of this Agreement:

“Relevant Recalculation Date” means, in relation to any day, the Recalculation Date immediately preceding, or coinciding with, such day.

“Utilisation Percentage” means on any day, the amount (expressed as a percentage) determined by the Agent in accordance with the following formula:

UP =	A	x100
B
where:

“UP” is the relevant amount (expressed as a percentage) to be determined:

“A” is the aggregate Dollar Amount of all Tranche A Loans and all outstanding Letters of Credit on that day; and

“B” is the lesser of (i) the Tranche A Borrowing Base Amount applicable on that day plus $60,000,000 minus the Dollar Amount of all outstanding Letters of Credit (other than any Eligible Letter of Credit) and (ii) the Aggregate Commitments on that day.

Exhibit 10.1
SCHEDULE 15
DIRECTORS CERTIFICATE
From: Endeavour International Holding B.V.
To: [Agent]
Dated:
Dear Sirs
Secured Revolving Credit Facility Agreement dated [       ] between, among others, Endeavour International Corporation, BNP Paribas and the Governor and Company of the Bank of Scotland (as amended from time to time) (the “Agreement”)
3.	We refer to the Agreement. This is a Director’s Certificate pursuant to Clause 23.24 (Director’s Certificate). Terms defined in the Agreement have the same meaning in this Director’s Certificate unless given a different meaning in this Director’s Certificate.
4.	We represent and warrant, having made due enquiry and on the basis of the current management accounts and other financial information of each Obligor, that as at the Recalculation Date immediately following the date hereof the financial condition of the Obligors is or will be such that they will be able to perform their payment obligations falling due for payment under the Agreement and under the Second Lien Facility during the period of six months following that Recalculation Date;
5.	We repeat the representation made under Clause 21.12 (Litigation) as defined in the Agreement and certify also to the best of our knowledge that there is no event, development or circumstance imminent which could result in such representation failing to be repeated during the period of six months after date of this letter;
6.	We repeat the representation made under Clause 21.11 (Material Adverse Change) as defined in the Agreement, and certify also to the best of our knowledge that there is no event, development or circumstance imminent which could result in a Material Adverse Change.

Yours faithfully

Director
For Endeavour International Holding B.V.

Exhibit 10.1

SIGNATORIES

SIGNED by	) /s/ Lance Gilliland
)
for and on behalf of	)/s/ Don Teague
ENDEAVOUR	)
INTERNATIONAL	)
CORPORATION	)

SIGNED by	) /s/ Lance Gilliland
)
for and on behalf of	)/s/ Don Teague
ENDEAVOUR	)
OPERATING	)
CORPORATION	)

SIGNED by	) /s/ Lance Gilliland
)
for and on behalf of	)/s/ Don Teague
END OPERATING	)
MANAGEMENT	)
COMPANY	)

SIGNED by	) /s/ Lance Gilliland
)
for and on behalf of	)/s/ Don Teague
END	)
MANAGEMENT	)
COMPANY	)

SIGNED by	) /s/ Lance Gilliland
)
for and on behalf of	)/s/ Don Teague
ENDEAVOUR	)
INTERNATIONAL	)
HOLDING B.V.	)

1

Exhibit 10.1

SIGNED by	) /s/ Lance Gilliland
)
for and on behalf of	)/s/ Don Teague
ENDEAVOUR	)
ENERGY	)
NETHERLANDS B.V.	)

SIGNED by	) /s/ Lance Gilliland
)
for and on behalf of	)/s/ Don Teague
ENDEAVOUR	)
ENERGY U.K.	)
LIMITED	)

SIGNED by	) /s/ Lance Gilliland
)
for and on behalf of	)/s/ Don Teague
ENDEAVOUR	)
ENERGY NORGE AS	)

SIGNED by	) /s/ Kevin collonges-Duflouleur
) Kevin collonges-Duflouleur
for and on behalf of	)
BNP PARIBAS	)/s/ Vincent Veron
(in all capacities in which it	)Vincent Veron
is party to this Agreement)	)Vice President

SIGNED by	) /s/ Alastair Carmichael
)
for and on behalf of	)
THE GOVERNOR AND	)
COMPANY OF THE BANK	)
OF SCOTLAND	)
(in all capacities in which it	)
is party to this Agreement))

2